EXHIBIT 10.2

CONFORMED COPY

Certain sections of this document have been the subject of a confidential treatment request.  Any text that has been removed pursuant to Rhodia’s confidential treatment request has been separately submitted to the U.S. Securities and Exchange Commission.  Deleted text herein is marked [“***”].  Where several pages of text have been deleted the number of pages removed has been noted.

AGREEMENT

DATED 31ST MARCH, 2004
€638,497,197
MULTICURRENCY REVOLVING CREDIT AND GUARANTEE FACILITY
and
€119,224,721
MULTICURRENCY REVOLVING CREDIT FACILITY
FOR
RHODIA
AND CERTAIN OF ITS SUBSIDIARIES
ARRANGED BY
BNP PARIBAS
CRÉDIT AGRICOLE INDOSUEZ S.A.
and
HSBC CCF
as Arrangers
with
BNP PARIBAS
as Facility Agent
and
BNP PARIBAS
as Security Agent

THIS AGREEMENT IS ENTERED INTO WITH THE BENEFIT OF AND SUBJECT TO THE TERMS OF THE
INTERCREDITOR AND SHARING DEED AND THE SUBORDINATION AGREEMENT

ALLEN & OVERY

AVOCATS À LA COUR

SOLICITORS

PARIS

CONTENTS

Clause
1.	Interpretation
2.	Facility
3.	Purpose
4.	Conditions Precedent
5.	Loan Utilisations
6.	Guarantee Utilisations
7.	Optional Currencies
8.	Repayment
9.	Prepayment and Cancellation
10.	Interest and Guarantee Fees
11.	Terms
12.	Market Disruption
13.	Taxes
14.	Increased Costs
15.	Mitigation
16.	Payments
17.	Guarantee and Indemnity
18.	Representations and Warranties
19.	Information Covenants
20.	Financial Covenants
21.	General Covenants
22.	Default
23.	The Administrative Parties
24.	Evidence and Calculations
25.	Fees
26.	Indemnities and Break Costs
27.	Expenses
28.	Amendments and Waivers
29.	Changes to the Parties
30.	Disclosure of Information
31.	Set-off
32.	Pro Rata Sharing
33.	Severability
34.	Counterparts
35.	Notices
36.	Language
37.	Governing Law
38.	Enforcement

Schedule
1.	Original Parties
Part 1 Original Borrowers
Part 2 Issuing Banks
Part 3 Lenders—Medium-Term Facility
Part 4 Lenders—Short-Term Facility
2.	Conditions precedent documents
Part 1 To be delivered before the First Request
Part 2 For an Additional Borrower
3.	Form of Request
4.	Form of Guarantee
5.	Calculation of the Mandatory Cost
6.	Forms of Transfer Certificate
Part 1 Form for Transfers by Assignment
Part 2 Form for Transfers by Novation
7.	Existing Security and Existing Indebtedness
Part 1 Existing Security Interest
Part 2 Existing Indebtedness
8.	Form of Compliance Certificate
9.	Form of Accession Agreement
10.	Form of Resignation Request
11.	Form of Taux Effectif Global Letter
12.	ERISA Events
13.	Intra-Group Loans
Part 1 Intercompany Loans / Borrowings between Rhodia S.A. and its Subsidiaries
Part 2 Intercompany Loans / Borrowings between the Rhodia Subsidiaries
14.	Business Plan including Liquidity Analysis
Part 1 Rhodia Business Plan After Disposals
Part 2 Liquidity Analysis
15.	Supplemental Secured Assets
16.	Agreed Lease Amendment Principles
Part 1 Original Agreed Lease Amendment Principles
Part 2 Supplemental Lease Amendment Principles
17.	Signatories

THIS AGREEMENT is dated 31st March, 2004

BETWEEN:

(1)                                  RHODIA, a company incorporated as a French société anonyme under the Laws of France, the registered office of which is at 26 quai Alphonse le Gallo, 92100 Boulogne Billancourt, registered with the Trade and Companies Registry (Registre du Commerce et des Sociétés) of Nanterre under the number 352-170-161 as borrower and guarantor (the Company);

(2)                                  THE SUBSIDIARIES OF THE COMPANY listed in Schedule 1 (Original Parties) as original borrowers (in this capacity the Original Borrowers);

(3)                                  BNP PARIBAS, CRÉDIT AGRICOLE INDOSUEZ S.A. and HSBC CCF as arrangers (in this capacity the Arrangers);

(4)                                  THE FINANCIAL INSTITUTIONS listed in Schedule 1 (Original Parties) as original lenders (the Original Lenders);

(5)                                  BNP PARIBAS as facility agent (in this capacity the Facility Agent); and

(6)                                  BNP PARIBAS as security agent (in this capacity the Security Agent).

IT IS AGREED as follows:

1.                                      INTERPRETATION

1.1                               Definitions

In this Agreement:

Accession Agreement means a letter, substantially in the form of Schedule 9 (Form of Accession Agreement), with such amendments as the Facility Agent may approve or reasonably require.

Additional Borrower means a member of the Group which becomes a Borrower after the date of this Agreement.

Administrative Party means an Arranger, the Facility Agent, the Security Agent or an Issuing Bank.

Agreed Affected Lease Facilities means each of the SG and Cranbury US synthetic leases and the leasing “Chase” referred to under the heading “Operating leases” in Schedule 7 Part 2 (Existing Indebtedness) in each case once and only to the extent amended in accordance with the Agreed Lease Amendment Principles and provided as a documentary condition precedent under Schedule 2 (Conditions precedent documents) in a form and substance satisfactory to the Majority Lenders. For the avoidance of doubt the definition of Agreed Affected Lease Facilities shall not have any effect under this Agreement until and only to the extent that the amendments referred to in this definition have been made in accordance with this definition and are in full force and effect.

Affiliate means a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company.

Agreed Lease Amendment Principles means the original agreed lease amendment principles set out in Part 1 of Schedule 16 (Original Agreed Lease Amendment Principles) as supplemented by the supplemental lease amendment principles set out in Part 2 of Schedule 16 (Supplemental Lease Amendment Principles) together with any other amendments satisfactory to the Majority Lenders.

Agreed Security Principles has the meaning set out in the Secured Co-ordination Agreement as supplemented from time to time and in any event including the supplemental secured assets set out in Schedule 15 (Supplemental Secured Assets).

Asset Disposal Programme means together:

(a)                                  an asset disposal programme generating net cash proceeds of not less than €400,000,000 by no later than 30th June, 2004 (of which no less than €200,000,000 is actually received by the Company in cash by that date without condition, with the balance to be received in cash, subject only to satisfaction of conditions outside the control of the buyer or seller (or their respective affiliates) under binding sale and purchase agreements entered into prior to 30th June, 2004, and where such balance is actually received in cash in any event on or before 31st December, 2004); and

(b)                                 an additional asset disposal programme generating additional net cash proceeds of not less than €700,000,000 minus the net cash proceeds generated from the first disposal programme referred to in paragraph (a) above, to be received by the Company by no later than 31st December, 2004, in each case where net cash proceeds means cash proceeds net of any Taxes payable in the financial year in which the disposal is effected or proceeds received and reasonable third party costs and expenses attributable to the disposal, receipt or recovery, as set out in reasonable detail in a certificate provided to the Facility Agent by the chief financial officer of the Company.

Availability Period means the Medium-Term Facility Availability Period or the Short-Term Facility Availability Period.

Borrower means the Company, an Original Borrower or an Additional Borrower.

Break Costs means the amount (if any) which a Lender is entitled to receive under Clause 26.3 (Break Costs) as compensation if any part of a Loan or overdue amount is repaid or prepaid.

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in London, New York and Paris and:

(a)                                  in relation to a transaction involving a currency other than euro, the principal financial centre of the country of that currency; or

(b)                                 in relation to a payment date for euro, a TARGET Day.

Business Plan means the business plan to be provided by the Company to the Lenders in the form set out in Schedule 14 (Business Plan including Liquidity Analysis) as updated on a quarterly basis to include the Liquidity Analysis.

Chargor means each member of the Group granting a Security Interest under a Security Document.

Code means the United States Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder from time to time in effect.

Commitment means a Medium-Term Facility Commitment or a Short-Term Facility Commitment.

Compliance Certificate means a certificate substantially in the form of Schedule 8 (Form of Compliance Certificate) setting out, among other things, calculations of the financial covenants.

Consolidated Net Income means the consolidated net income of the Company and its Subsidiaries for any period, adjusted by:

(a)                                  deducting any amount attributable to minority interests;

(b)                                 excluding any gain or loss, together with any related provision for taxes on such gain (but not loss), realised in connection with: (i) any sale of assets; or (ii) the disposal of any securities by the Company or any of its Subsidiaries; and

(c)                                  excluding the termination or discharge of any Financial Indebtedness of the Company or any of its Subsidiaries.

Co-ordinating Committee means the committee appointed in accordance with a co-ordinating committee letter dated 30th November, 2003.

Dangerous Substance means any radioactive emissions, noise and any natural or artificial substance (in whatever form) the generation, transportation, storage, treatment or disposal of which (whether alone or in combination with any other substance) gives rise to a risk of causing harm to man or any other living organism or damaging the Environment or public health or welfare including (without limitation) any controlled, special, hazardous, toxic, radioactive or dangerous waste.

Default means:

(a)                                  an Event of Default; or

(b)                                 an event or circumstance which with the expiry of a grace period, the giving of notice, the making of any determination of materiality or fulfilment of any other applicable condition (or any combination of the foregoing) is likely to constitute an Event of Default.

Derivative Deposit has the meaning given to that term in the Secured Co-ordination Agreement.

Derivative Instrument means any swap, cap, collar, floor, option, forward or any other agreement or arrangement in the nature of a derivative instrument.

Dollars means the lawful currency for the time being of the United States of America.

Environment means all, or any of, the following media: the air (including air within other natural or man-made structures above or below ground), water (including, without limitation, ground and surface water) and land (including, without limitation, surface and sub-surface soil).

Environmental Law means all laws (including, without limitation, common law), regulations, directives, codes of practice, circulars, guidance notes and the like having legal effect concerning the protection of human health, the Environment, the conditions of the workplace or the generation, transportation, storage, treatment or disposal of Dangerous Substances.

Environmental Licence means any permit, licence, authorisation, consent or other approval required by any Environmental Law.

ERISA means the United States Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder from time to time in effect.

ERISA Affiliate means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

ERISA Event means any event specified in Schedule 12 (ERISA Events).

EURIBOR means for a Term of any Loan or overdue amount in euro:

(a)                                  the applicable Screen Rate; or

(b)                                 if no Screen Rate is available for that Term of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of 11.00 a.m. (Brussels time) on the Rate Fixing Day for the offering of deposits in euro for a period comparable to that Term.

EURIBOR Reference Banks means, subject to Clause 29.8 (Changes to the Reference Banks), BNP Paribas, Crédit Agricole Indosuez and CCF acting through their Paris branches and The Royal Bank of Scotland plc.

euro means the single currency of the Participating Member States.

Event of Default means an event specified as such in Clause 22 (Default).

Existing Facility means each of the facilities made available to the Group and the Relevant Entities under the Facility Agreements, brief details of which are listed in Schedule 7 Part 2 (Existing Indebtedness).

Existing Security Interests means any Security Interest granted by any member of the Group over any asset of that member in respect of any Existing Facility as listed in Schedule 7 Part 1 (Existing Security).

Facility means the Medium-Term Facility or the Short-Term Facility.

Facility Agent’s Spot Rate of Exchange has the meaning given in Clause 7.1 (General).

Facility Agreement means any agreement or instrument constituting or evidencing any facility for financial accommodation for a member of the Group or a Relevant Entity.

Facility Office means the office(s) notified by a Lender to the Facility Agent:

(a)                                  on or before the date it becomes a Lender; or

(b)                                 by not less than five Business Days’ notice,

as the office(s) through which it will perform its obligations under this Agreement.

Fee Letter means any letter entered into by reference to this Agreement between one or more Administrative Parties and the Company setting out the amount of certain fees referred to in this Agreement.

Final Maturity Date means in relation to the Medium-Term Facility the Medium-Term Facility Final Maturity Date and in relation to the Short-Term Facility the Short-Term Facility Final Maturity Date.

Finance Document means:

(a)                                  this Agreement;

(b)                                 a Security Document;

(c)                                  the Intercreditor and Sharing Deed;

(d)                                 the Subordination Agreement;

(e)                                  a Guarantee;

(f)                                    a Fee Letter;

(g)                                 a Transfer Certificate;

(h)                                 an Accession Agreement; or

(i)                                     any other document designated as such by the Facility Agent and the Company.

Finance Party means a Lender or an Administrative Party.

Financial Indebtedness means any indebtedness for or in respect of:

(a)                                  moneys borrowed and debit balances at banks;

(b)                                 any debenture, bond, note, loan stock or other similar instrument;

(c)                                  any acceptance credit;

(d)                                 receivables sold or discounted (otherwise than on a non-recourse basis) including, for the avoidance of doubt, Securitisation Programmes and sale of receivables under Existing Facilities;

(e)                                  the acquisition cost of any asset to the extent payable before or after its acquisition or possession by the party liable where the advance or deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

(f)                                    any lease (including, without limitation, a capital lease and each lease listed in Schedule 7 Part 2 (Existing Indebtedness)) entered into primarily as a method of raising finance or financing the acquisition of the asset leased;

(g)                                 any Derivative Instrument (and the amount of Financial Indebtedness in relation to such Derivative Instrument shall be the “marked to market” value of that instrument and shall take into account the operation of any netting provisions contained within that Derivative Instrument);

(h)                                 any amount outstanding or any amount raised through any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing or raising of money;

(i)                                     any counter-indemnity obligation in respect of any guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution; or

(j)                                     any guarantee, indemnity or similar assurance against financial loss of any person in respect of any indebtedness incurred under paragraphs (a) to (i) above.

Group means the Company and its Subsidiaries.

Group Structure Chart means the chart describing the capital and share ownership of all the members of the Group delivered as a condition precedent under Schedule 2 (Conditions precedent documents).

Guarantee means any guarantee issued or to be issued by the Issuing Banks under Tranche A (a Tranche A Guarantee) or Tranche B (a Tranche B Guarantee) up to a maximum aggregate amount of €100,000,000 at the request of the Borrowers under this Agreement.

Guarantee Account Party means a member of the Group (other than a Borrower) on whose account a Guarantee is requested or issued from time to time at the request of the Company.

Guarantee Facility means the guarantee facility referred to in Clause 2.1(a) (Facility).

High Yield Bonds means the 7.625% US dollar denominated senior notes due 2010, the 8.0% euro denominated senior notes due 2010, the 8.875% US dollar denominated senior notes due 2011 and the 9.25% euro denominated senior notes due 2011.

Holding Company of any other person, means a company in respect of which that other person is a Subsidiary.

IBOR means LIBOR, PIBOR or EURIBOR.

Increased Cost means:

(a)                                  an additional or increased cost;

(b)                                 a reduction in the rate of return from a Facility or on its overall capital; or

(c)                                  a reduction of an amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates but only to the extent attributable to that Finance Party having entered into any Finance Document or funding or performing its obligations under any Finance Document.

Inter-Company Creditor means each member of the Group, other than the Company, which is the creditor of an Intra-Group Loan.

Intercreditor and Sharing Deed means the intercreditor and sharing deed to be entered into between, among others, the Obligors and the Finance Parties (referred to in the Secured Co-ordination Agreement as the Security Sharing Agreement).

Intra-Group Loan means any intra-group loan made by a member of the Group not forming part of the Group’s cash pooling arrangements or, if it is included in the Group’s cash pooling arrangements, is a loan with a maturity of fifteen days or greater.

Issuing Bank means each Lender specified in Part 2 of Schedule 1 (Original Parties) and any other Lender from time to time designated an Issuing Bank in accordance with Clause 6.16(g).

Joint Venture Entity means any unconsolidated subsidiary of the Company or joint venture entity in which the Company owns or effectively controls, directly or indirectly at least twenty per cent. (20%) of the capital and voting rights.

Lender means:

(a)                                  an Original Lender; or

(b)                                 any person which becomes a Lender after the date of this Agreement.

LIBOR means for a Term of any Loan or overdue amount:

(a)                                  the applicable Screen Rate; or

(b)                                 if no Screen Rate is available for the relevant currency or Term of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Facility Agent at its request, quoted by the Reference Banks to leading banks in the London interbank market, as of 11.00 a.m. on the Rate Fixing Day for the offering of deposits in the currency of that Loan or overdue amount for a period comparable to that Term.

LIBOR Reference Banks means, subject to Clause 29.8 (Changes to the Reference Banks), BNP Paribas, Crédit Agricole Indosuez, HSBC Bank Plc and The Royal Bank of Scotland plc acting through their London branches.

Limited Recourse means any of:

(a)                                  customary recourse by any provider of Financial Indebtedness incurred by a member of the Group in connection with securitisation of receivables pursuant to the existing terms of an existing Securitisation Programme to the extent such recourse may be incurred by that member of the Group in accordance with such terms on the date of this Agreement; or

(b)                                 recourse by any provider of Financial Indebtedness incurred by a member of the Group in connection with the refinancing or replacement of a Securitisation Programme by a securitisation programme on substantially the same terms as the existing terms of that Securitisation Programme; or

(c)                                  recourse by any provider of Financial Indebtedness incurred by a member of the Group in connection with securitisation of receivables pursuant to a securitisation programme to:

(i)                                     the receivables;

(ii)                                  the debtor in respect of the Financial Indebtedness for the purpose of enforcing a Security Interest against it, so long as:

(A)                              the Security Interest is permitted pursuant to Clause 21.4 (Negative pledge);

(B)                                the recourse is limited to recoveries in respect of the receivables; and

(C)                                the provider of the Financial Indebtedness does not have the right to take any step towards the debtor’s winding up or dissolution or the appointment of a liquidator, administrator, administrative receiver or similar officer in respect of it or its assets (other than the receivables);

(iii)                               another member of the Group, so long as:

(A)                              the recourse is limited to its shareholding or other interest in a company or entity incorporated solely for the purpose of owning and whose assets consist solely of the receivables; and

(B)                                the provider of the Financial Indebtedness does not have the right to take any step towards the debtor’s winding-up or dissolution or the appointment of a liquidator, administrator, administrative receiver or similar officer in respect of it or its assets (other than its shareholding or other interest in the debtor); or

(iv)                              a member of the Group under any form of assurance, undertaking or support provided that:

(A)                              recourse is limited to a claim for damages (not being liquidated damages or damages required to be calculated in a specified way) for breach of a warranty or undertaking;

(B)                                any claim for breach of warranty relates to the receivables and is subject to an aggregate maximum limit not exceeding the net proceeds received from the securitisation of the receivables;

(C)                                any claim for breach of undertaking relates to the management and/or collection of the receivables; and

(D)                               so long as the obligation is not in any way a guarantee, indemnity or other assurance against financial loss or an obligation to ensure compliance by another with a financial ratio or other test of financial condition.

Liquidity Analysis means the liquidity analysis forming part of the Business Plan and in the form set out in Part 2 of Schedule 14 (Business Plan including Liquidity Analysis) as updated from time to time by the Company and submitted to the Lenders pursuant to Clauses 19.1(g)(i) or 19.1(g)(ii).

Liquidity Headroom means €350,000,000.

Loan means, unless otherwise stated in this Agreement, the principal amount of each borrowing under this Agreement or the principal amount outstanding of that borrowing.

Majority Lenders means, at any time, Lenders:

(a)                                  whose share in the outstanding Utilisations and whose undrawn Commitments then aggregate 66 2/3 per cent. or more of the aggregate of all the outstanding Utilisations and the undrawn Commitments of all the Lenders;

(b)                                 if there is no Utilisation then outstanding, whose undrawn Commitments then aggregate 66 2/3 per cent. or more of the Total Commitments; or

(c)                                  if there is no Utilisation then outstanding and the Total Commitments have been reduced to zero, whose Commitments aggregated 66 2/3 per cent. or more of the Total Commitments immediately before the reduction.

Mandatory Cost means the cost of complying with certain regulatory requirements, expressed as a percentage rate per annum and calculated by the Facility Agent under Schedule 5 (Calculation of the Mandatory Cost).

Margin means 3.05 per cent. per annum.

Material Adverse Effect means a material adverse effect on or circumstance affecting:

(a)                                  the business, assets or financial condition of the Company, a Material Subsidiary or the Group (taken as a whole); or

(b)                                 the ability of any Obligor (other than an Additional Borrower) or Material Subsidiary to perform or comply with any of its payment obligations or to comply with or perform any other material obligation in each case under any Finance Document; or

(c)                                  the ability of any Additional Borrower to perform or comply with any of its payment obligations (after taking into account any realisation of the guarantee under Clause 17 (Guarantee and Indemnity)) or to comply with any other material obligation in each case under any Finance Document; or

(d)                                 the validity or enforceability of any Finance Document or the effectiveness of any Security Interest over the assets purported to be covered by any Security Document, or the value of the security (taken as a whole).

Material Subsidiary means, at any time, a Subsidiary of the Company whose net assets or EBITDA then equal or exceed five per cent. (5%) of the total net assets or EBITDA of the Group.

For this purpose:

(a)                                  the net assets or EBITDA of a Subsidiary of the Company will be determined from its financial statements (consolidated if it has Subsidiaries) upon which the latest audited annual or unaudited semi-annual financial statements of the Group have been based;

(b)                                 if a Subsidiary of the Company becomes a member of the Group after the date on which the latest audited financial statements of the Group have been prepared, the net assets or EBITDA of that Subsidiary will be determined from its latest financial statements;

(c)                                  the total net assets or EBITDA of the Group will be determined from its latest audited annual or unaudited semi-annual financial statements, adjusted (where appropriate) to reflect the net assets or EBITDA of any company or business subsequently acquired or disposed of; and

(d)                                 if a Material Subsidiary disposes of all or substantially all of its assets to another Subsidiary of the Company, it will immediately cease to be a Material Subsidiary and the other Subsidiary (if it is not already) will immediately become a Material Subsidiary; the subsequent financial statements of those Subsidiaries and the Group will be used to determine whether those Subsidiaries are Material Subsidiaries or not.

If there is a dispute as to whether or not a company is a Material Subsidiary under paragraph (b) of this definition, a certificate of the auditors of the Company will be, in the absence of manifest error, conclusive.

For the purposes of the above, each reference to EBITDA is to EBITDA as defined in Clause 20.1 (Financial covenant definitions).

Maturity Date means the last day of the Term of a Utilisation.

Medium-Term Facility means the multicurrency revolving credit and guarantee facility referred to in Clause 2.1(a) (Facility) divided into Tranche A and Tranche B.

Medium-Term Facility Availability Period means the period from and including the date of this Agreement to and including the date falling one month prior to the Medium-Term Facility Final Maturity Date.

Medium-Term Facility Commitment means:

(a)                                  for an Original Lender:

(i)                                     the amount set opposite its name in Part 3 (Lenders—Medium-Term Facility) of Schedule 1 (Original Parties) under the heading “Tranche A” (Tranche A Medium-Term Facility Commitment) and the amount of any other Tranche A Medium-Term Facility Commitment it acquires; and

(ii)                                  the amount set opposite its name in Part 3 (Lenders—Medium-Term Facility) of Schedule 1 (Original Parties) under the heading “Tranche B” (Tranche B Medium-Term Facility Commitment) and the amount of any other Tranche B Medium-Term Facility Commitment it acquires; and

(b)                                 for any other Lender, the amount of any Tranche A Medium-Term Facility Commitment or Tranche B Medium-Term Facility Commitment it acquires,

to the extent not cancelled, transferred or reduced under this Agreement (collectively, the Total Medium-Term Facility Commitments).

Medium-Term Facility Final Maturity Date means 31st March, 2006.

Medium-Term Facility Lenders means the Lenders referred to in Part 3 of Schedule 1 (Original Parties).

Medium-Term Facility Loan means the principal amount of a borrowing by a Borrower under Tranche A (a Tranche A Loan) and Tranche B (a Tranche B Loan) of the Medium-Term Facility, or the principal amount outstanding of that borrowing.

Multiemployer Plan means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate is making or accruing (or is required to make or accrue) an obligation to make contributions, or has within any of the preceding five plan years made or accrued (or was required to make or accrue) an obligation to make contributions.

Obligor means the Company, a Borrower, a Chargor, an Inter-Company Creditor or a Guarantee Account Party.

Optional Currency means Dollars, Sterling, Swiss Francs and Yen.

Original Business Plan means the Business Plan as validated by Ernst & Young on 26th January, 2004.

Original Financial Statements means the audited consolidated financial statements of each Borrower for the year ended 31st December, 2003.

Original Obligor means the Company, an Original Borrower, a Chargor or an Inter-Company Creditor.

Participating Member State means a member state of the European Communities that adopts or has adopted the euro as its lawful currency under the legislation of the European Community for Economic Monetary Union.

Party means a party to this Agreement.

PBGC means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

Permitted Reorganisation means an amalgamation, demerger, merger or reconstruction involving a Borrower:

(a)                                  full details of which are provided by the Company to the Facility Agent in a timely manner prior to its taking place; and

(b)                                 where the surviving entity (whether or not it is the Company) has a long-term corporate credit rating from Standard & Poor’s of BBB-or higher or an equivalent rating from Moody’s; and

(c)                                  in relation to which the Facility Agent has first received legal opinions from external counsel addressed to the Finance Parties, in form and substance satisfactory to the Facility Agent, confirming:

(i)                                     either that the Company shall be the surviving entity and that notwithstanding such amalgamation, demerger or reconstruction, the Finance Documents shall remain at all times the legal, valid and binding obligations of the Company, enforceable in accordance with their terms; or

(ii)                                  that upon such amalgamation, demerger or reconstruction the surviving entity (not being the Company) will accede to the obligations of the Company under the Finance Documents in full and that the Finance Documents shall be the legal, valid and binding obligations of the surviving entity, enforceable in accordance with their terms; and

(d)                                 in the case of the Company, where the surviving entity remains parent of the Group and in the case of any other Borrower, where the surviving entity remains a Subsidiary of the Group; and

(e)                                  where the place of incorporation and registered head office of the surviving entity in the case of the Company is within the European Union at the date of this Agreement and in the case of Rhodia Inc. is within the United States of America or the European Union at the date of this Agreement, and to which the Facility Agent (acting on the instructions of the Requisite Lenders) has given its prior written consent.

PIBOR means for a Term of any Loan or overdue amount in Sterling the arithmetic mean (rounded upward to four decimal places) of the rates as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the Paris interbank market at or about 11.00 a.m. (Paris time) on the Rate Fixing Day for the offering of deposits in Sterling for a period comparable to that Term.

PIBOR Reference Banks means, subject to Clause 29.8 (Changes to the Reference Banks), BNP Paribas, Crédit Agricole Indosuez and CCF acting through their Paris branches.

Plan means a Single Employer Plan or a Multiemployer Plan.

Prepayment Event means any of:

(a)                                  the entry by a Borrower into any amalgamation, demerger, merger or reconstruction which is not a Permitted Reorganisation (including, without limitation, an amalgamation, demerger, merger or reconstruction resulting from or constituted by a Borrower making a disposal or disposals of assets, or a Material Subsidiary making a disposal or disposals of assets to a Borrower in each case under Clause 21.6 (Disposals) but excluding, for the avoidance of doubt, assets disposed of under Clause 21.6(b)(iv)); or

(b)                                 any person, or group of persons acting in concert, acquires control of more than fifty per cent. (50%) of the issued and fully paid up share capital or voting rights in a Borrower; or

(c)                                  the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation permitted by and made in accordance with the provisions of this Agreement) in one or a series of related transactions, of all or substantially all of the properties or assets or business of a Borrower and its Subsidiaries taken as a whole; or

(d)                                 the adoption of a plan relating to the liquidation or dissolution of a Borrower, without prejudice to the provisions of Clauses 22.7(b) and 22.7(d).

Pro Rata Share means:

(a)                                  for the purpose of determining a Lender’s share in a Utilisation under a Tranche of the Medium-Term Facility, the proportion which its Commitment bears to the Total Commitments in respect of that Tranche of that Facility;

(b)                                 for the purpose of determining a Lender’s share in any other Utilisation of a Facility, the proportion which its Commitment bears to the Total Commitments in respect of that Facility; and

(c)                                  for any other purpose on a particular date:

(i)                                     the proportion which a Lender’s share of the Utilisations (if any) bears to all the Utilisations under that Facility;

(ii)                                  if there is no Utilisation outstanding on that date, the proportion which its Commitment bears to the Total Commitments on that date in respect of that Facility; or

(iii)                               if the Total Commitments have been cancelled, the proportion which its Commitment bore to the Total Commitments in respect of that Facility immediately before being cancelled.

Rate Fixing Day means:

(a)                                  the first day of a Term for a Loan denominated in domestic Sterling;

(b)                                 the second Business Day before the first day of a Term for a Loan denominated in any other currency (other than euro); or

(c)                                  the second TARGET Day before the first day of a Term for a Loan denominated in euro,

or such other day as the Facility Agent determines is generally treated as the rate fixing day by market practice in the relevant interbank market.

Reference Banks means:

(a)                                  in relation to a Loan or an amount outstanding in euro, the EURIBOR Reference Banks;

(b)                                 in relation to a Loan or an amount outstanding in Dollars, domestic Sterling, Swiss Francs or Yen, the LIBOR Reference Banks; and

(c)                                  in relation to a Loan or an amount outstanding in euro Sterling, the PIBOR Reference Banks.

Refinanced Facilities means each of the Existing Facilities identified in Schedule 7 Part 2 (Existing Indebtedness) designated as “Refinanced Facilities”.

Relevant Entity means a Joint Venture Entity in relation to the Financial Indebtedness of which, a member of the Group has given a guarantee, indemnity or similar assurance against financial loss.

Repeating Representations means the representations which are deemed to be repeated under Clause 18.26 (Times for making representations).

Request means a request for a Utilisation, substantially in the form of Schedule 3 (Form of Request).

Requisite Lenders means, at any time, Lenders:

(a)                                  whose shares in the Utilisations then outstanding aggregate more than fifty per cent. (50%) of all the Utilisations then outstanding; or

(b)                                 if there are no Utilisations then outstanding, whose Commitments then aggregate more than fifty per cent. (50%) of the Total Commitments; or

(c)                                  if there are no Utilisations then outstanding and the Total Commitments have been reduced to nil, whose Commitments aggregated more than fifty per cent. (50%) of the Total Commitments immediately before the reduction.

Rights Issue means any equity rights issue by the Company generating net cash proceeds of no less than €300,000,000 to be launched by the Company by no later than 15th May, 2004 where net cash proceeds means cash proceeds net of any Taxes and third party costs and expenses attributable to the issue as set out in reasonable detail in a certificate provided to the Facility Agent by the chief financial officer of the Company.

Rollover Utilisation means one or more Utilisations:

(a)                                  to be made on the same day that a maturing Utilisation is due to be repaid;

(b)                                 the aggregate amount of which is equal to or less than the maturing Utilisation;

(c)                                  in the same currency as the maturing Utilisation; and

(d)                                 to be made to the same Borrower for the purpose of refinancing a maturing Loan or extending a Guarantee pursuant to 6.5 (Extension of a Guarantee).

Screen Rate means:

(a)                                  for LIBOR, the British Bankers Association Interest Settlement Rate; and

(b)                                 for EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union,

for the relevant currency and Term displayed on the appropriate page of the Telerate screen selected by the Facility Agent. If the relevant page is replaced or the service ceases to be available, the Facility Agent (after consultation with the Company and the Lenders) may specify another page or service displaying the appropriate rate.

Second Amendment Agreement means the second amendment agreement to the USPP.

Secured Co-ordination Agreement means the secured co-ordination agreement entered into on 23rd December, 2003 between, amongst others, the Company, the Intercreditor Agent (as defined therein) and the Lenders (as defined therein).

Secured Intra-Group Loan means a loan made by the Company to a member of the Group which is, or in accordance with the Agreed Security Principles is intended to be, directly and/or indirectly subject to a Security Document granted in favour of the Company.

Securitisation Programmes means the securitisation programmes arranged by the Company from time to time, being at the date of this Agreement with each of BNP Paribas, Wachovia, ABN Amro and CIC/Crédit Mutuel.

Security Agent means the security agent appointed or to be appointed pursuant to the Intercreditor and Sharing Deed.

Security Document means any document entered into by a member of the Group evidencing or conferring a Security Interest over any of its assets in favour of the Company with respect to its obligations under a Secured Intra-Group Loan or in favour of the Finance Parties with respect to its obligations under the Finance Documents.

Security Interest means any:

(a)                                  hypothèque, nantissement, privilège, cession de créance à titre de garantie par bordereau Dailly, gage-espèces or any sûreté réelle or droit de rétention;

(b)                                 mortgage, pledge, lien, charge, assignment by way of security or for the purpose of providing security, hypothecation, right in security, security interest or (to the extent applicable) trust arrangement for the purpose of providing security; and

(c)                                  other security agreement or other arrangement having the effect of providing security (including, without limitation, cash collateral and the deposit of moneys or property with a person with the primary intention of affording such person a right of set-off).

Short-Term Facility means the multicurrency revolving credit facility referred to in Clause 2.1(b) (Facility).

Short-Term Facility Availability Period means the period from and including the date of this Agreement to and including 31st July, 2004 or, if a valid Request for a Loan in respect of the Short-Term Facility is made before 31st July, 2004, 1st December, 2004.

Short-Term Facility Commitment means:

(a)                                  for an Original Lender, the amount set opposite its name in Part 4 (Lenders—Short-Term Facility) of Schedule 1 (Original Parties) and the amount of any other Short-Term Facility Commitment it acquires; and

(b)                                 for any other Lender, the amount of any Short-Term Facility Commitment it acquires,

to the extent not cancelled, transferred or reduced under this Agreement (collectively the Total Short-Term Facility Commitments).

Short-Term Facility Final Maturity Date means 31st July, 2004 or, if a valid Request for a Loan in respect of the Short-Term Facility is made before 31st July, 2004, 31st December, 2004.

Short-Term Facility Lenders means the Lenders referred to in Part 4 of Schedule 1 (Original Parties).

Short-Term Facility Loan means the principal amount of a borrowing by the Company under the Short-Term Facility, or the principal amount outstanding of that borrowing.

Single Employer Plan means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that is subject to Title IV of ERISA and that (a) is maintained for the employees of a Borrower or any ERISA Affiliate or which is subject to the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code or (b) was so maintained and in respect of which the Company or any ERISA Affiliate could reasonably be expected to have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

Subordination Agreement means the subordination agreement to be entered into on or around the date of this Agreement between, among others, the Company, the Intercreditor Agent (as defined therein), the Senior Creditors (as defined therein) and the Inter-Company Creditors.

Subsidiary means an entity of which a person has direct or indirect control or owns directly or indirectly more than fifty per cent. (50%) of the share capital or similar right of ownership.

TARGET Day means a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments in euro.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

Tax Payment means a payment made by an Obligor to a Finance Party in any way relating to a Tax Deduction or under any indemnity given by that Obligor in respect of Tax under any Finance Document.

Term means each period determined under this Agreement:

(a)                                  by reference to which interest on a Loan or an overdue amount is calculated; or

(b)                                 for which the Issuing Banks may be under a liability under a Guarantee.

Term Date has the meaning given to that term in the Secured Co-ordination Agreement.

Total Commitments means the aggregate of the Commitments of all the Lenders under each and any Facility.

Tranche A means that tranche of the Medium-Term Facility referred to in Clause 2.2 (Division of the Medium-Term Facility) in a amount of up to €532,522,724.

Tranche A Lender means a Lender with a Tranche A Medium-Term Facility Commitment.

Tranche B means that tranche of the Medium-Term Facility referred to in Clause 2.2 (Division of the Medium-Term Facility) in a amount of up to €105,974,473.

Tranche B Lender means a Lender with a Tranche B Medium-Term Facility Commitment.

Tranche B Majority Lenders means, at any time, the Tranche B Lenders:

(a)                                  whose share in the outstanding Utilisations and whose undrawn Commitments under Tranche B then aggregate 66 2/3 per cent. or more of the aggregate of all the outstanding Utilisations and the undrawn Commitments of all the Tranche B Lenders;

(b)                                 if there is no Utilisation then outstanding under Tranche B, whose undrawn Commitments then aggregate 66 2/3 per cent. or more of the Total Commitments under Tranche B; or

(c)                                  if there is no Utilisation then outstanding under Tranche B and the Total Commitments under Tranche B have been reduced to zero, whose Commitments aggregated 66 2/3 per cent. or more of the Total Commitments under Tranche B immediately before the reduction.

Transaction Document means:

(a)                                  a Finance Document;

(b)                                 any underwriting or subscription agreements (or other contractual arrangements having a similar effect) entered into in relation to the Rights Issue;

(c)                                  any sale and purchase agreements (or other contractual arrangements having a similar effect) entered into in relation to the Asset Disposal Programme; or

(d)                                 any other document designated as such in writing by the Company and the Facility Agent.

Transfer Certificate means:

(a)                                  for a transfer by assignment, a certificate, substantially in the form of Part 1 of Schedule 6 (Form of Transfer Certificate); and

(b)                                 for a transfer by novation, a certificate, substantially in the form of Part 2 of Schedule 6 (Form of Transfer Certificate),

in each case with such amendments as the Facility Agent may approve or reasonably require or any other form agreed between the Facility Agent and the Company.

U.K. means the United Kingdom of Great Britain and Northern Ireland.

USPP means the US$ 215,000,000 note purchase agreement and US$ 75,000,000 note purchase agreement each dated 30th July, 2002, as amended.

Utilisation means:

(a)                                  for Loans, all Loans made or to be made; or

(b)                                 for Guarantees, all the Guarantees issued or to be issued,

following the giving by the relevant Borrower of a Request for those Loans or Guarantees.

Utilisation Date means each date on which a Facility is utilised.

Withdrawal Liability has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

1.2                               Construction

(a)                                  The following definitions have the meanings given to them in Clause 20 (Financial Covenants):

(i)                                     Adjusted EBITDAR;

(ii)                                  Consolidated Net Indebtedness;

(iii)                               Consolidated Net Worth;

(iv)                              EBITDA;

(v)                                 Operating Income;

(vi)                              Depreciation and Amortisation of Assets;

(vii)                           EBITDAR;

(viii)                        Net Financial Expenses;

(ix)                                Interest Expenses;

(x)                                   Interest Income;

(xi)                                Ratio Period; and

(xii)                             Testing Date.

(b)                                 In this Agreement, unless the contrary intention appears, a reference to:

(i)                                     acting in concert has the meaning given to it in Article L.233-10 of the French Code de Commerce;

(ii)                                  documents being in an agreed form means documents (A) in a form previously agreed in writing by or on behalf of the Facility Agent and the Company, or (B) in a form substantially as set out in any Schedule to any Finance Document, or (C) (if not falling within (A) or (B) above) in form and substance satisfactory to the Facility Agent (acting on the instructions of the Lenders);

(iii)                               an amendment includes a supplement, novation, restatement or re-enactment and amended will be construed accordingly;

(iv)                              assets includes present and future properties, revenues and rights of every description;

(v)                                 an authorisation includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration or notarisation;

(vi)                              control means the power to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise and/or has the meaning give to it in Article L.233-3 of the French Code de Commerce;

(vii)                           disposal means a sale, transfer, grant, lease or other disposal, whether voluntary or involuntary including, without limitation, a capital contribution and dispose will be construed accordingly;

(viii)                        indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money;

(ix)                                a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

(x)                                   a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, intra-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xi)                                the equivalent in other currencies or like terms, unless otherwise agreed or the context otherwise requires, means in relation to any amount expressed to be denominated in a currency other than euro, the equivalent thereof in euro converted at the Facility Agent’s Spot Rate of Exchange for the notional purchase of euro with the currency concerned in the Paris foreign exchange market at or about 11.00 a.m. on the day on which any such calculation falls to be made;

(xii)                             a currency is a reference to the lawful currency for the time being of the relevant country;

(xiii)                          a Default being outstanding means that it has not been remedied or waived;

(xiv)                         a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(xv)                            a Clause or a Schedule is a reference to a clause of, or a Schedule to, this Agreement;

(xvi)                         a Party or any other person includes its successors in title, permitted assigns and permitted transferees;

(xvii)                      a Finance Document, Transaction Document or another document is a reference to that Finance Document, Transaction Document or other document as amended; and

(xviii)                   a time of day is a reference to Paris time; and

(xix)                           for the purposes of Clause 18.25 (United States laws) and Clause 21.25 (United States laws) Federal Power Act means the United States Federal Power Act of 1920, as amended, holding company, affiliate and subsidiary company have the meanings given to them in the PUHCA, investment company and controlled have the meanings given to them in the United States

Investment Company Act of 1940, as amended, public utility has the meaning given to it in the Federal Power Act and PUHCA means The Limited States Public Utility Holding Company Act of 1935, as amended.

(c)                                  Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)                                     if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(ii)                                  if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(iii)                               notwithstanding sub-paragraph (i) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

(d)                                 Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 and, notwithstanding any term of any Finance Document, no consent of any third party is required for any variation (including any release or compromise of any liability) or termination of that Finance Document.

(e)                                  Unless the contrary intention appears:

(i)                                     a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement;

(ii)                                  a word or expression used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement; and

(iii)                               any obligation of an Obligor under the Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of an Obligor is or may be outstanding under the Finance Documents.

(f)                                    The headings in this Agreement do not affect its interpretation.

1.3                               Intercreditor and Sharing Deed and Subordination Agreement  This Agreement is to be entered into with the benefit of and subject to the Intercreditor and Sharing Deed and the Subordination Agreement.

2.                                      FACILITY

2.1                               Facility  Subject to the terms of this Agreement, the Lenders make available to the Borrowers the following facilities:

(a)                                  a multicurrency revolving loan and guarantee facility under which the Medium-Term Lenders shall make Medium-Term Facility Loans and issue Guarantees in euro or in Optional Currencies up to in an aggregate amount equal to the Total Commitments under the Medium-Term Facility; and

(b)                                 a multicurrency revolving loan facility under which the Short-Term Lenders shall make Short-Term Facility Loans in euro or in Optional Currencies to the Company up to in an aggregate amount equal to the Total Commitments under the Short-Term Facility.

2.2                               Division of the Medium-Term Facility

(a)                                  The Medium-Term Facility shall be divided into two parts designated Tranche A and Tranche B respectively.

(b)                                 Only the Tranche A Lenders shall be obliged to make Utilisations under Tranche A of the Medium-Term Facility and only the Tranche B Lenders shall be obliged to make Utilisations under Tranche B of the Medium-Term Facility.

(c)                                  Rhodia Inc. may request Loans under Tranche A until the USPP is prepaid and cancelled in full but in any event not later than 30th June, 2004 in a maximum euro Amount not to exceed €25,000,000 and in each case for a Term of no longer than one month.

(d)                                 Only Rhodia Inc. may request Utilisations under Tranche B of the Medium-Term Facility.

2.3                               Facility limits

(a)                                  The aggregate amount of all outstanding Loans and Guarantees shall not, at any time, exceed the Total Commitments at that time.

(b)                                 The aggregate amount of a Lender’s participation in all outstanding Medium-Term Facility Loans and its liability in respect of all outstanding Guarantees issued by the relevant Issuing Bank under the relevant Tranche shall not, at any time, exceed its Medium-Term Facility Commitment under that Tranche.

(c)                                  The aggregate amount of a Lender’s participation in all outstanding Short-Term Facility Loans shall not, at any time, exceed its Short-Term Facility Commitment.

(d)                                 The maximum aggregate amount of all outstanding and/or requested Guarantees shall not, at any time, exceed €100,000,000.

2.4                               Nature of a Finance Party’s rights and obligations

Unless otherwise agreed by all the Finance Parties:

(a)                                  the obligations of a Finance Party under the Finance Documents are several;

(b)                                 failure by a Finance Party to perform its obligations does not affect the obligations of any other Party under the Finance Documents;

(c)                                  no Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents;

(d)                                 the rights of a Finance Party under the Finance Documents are separate and independent rights;

(e)                                  a Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights; and

(f)                                    a debt arising under the Finance Documents to a Finance Party is a separate and independent debt.

3.                                      PURPOSE

3.1                               Loans

(a)                                  Each Medium-Term Facility Loan must be used first for refinancing the Refinanced Facilities in full and thereafter for general corporate, working capital and financing purposes.

(b)                                 Each Short-Term Facility Loan must be used for general corporate or working capital purposes only.

3.2                               Guarantees

Each Guarantee must be used for general corporate purposes only.

3.3                               Illegality

Each Borrower undertakes that no Utilisation requested by it shall be used in any way which would be illegal under any provisions of law applicable to the relevant Borrower or cause the invalidity or unenforceability of any Finance Document under any applicable law and in particular, applicable financial assistance rules.

3.4                               No obligation to monitor

No Finance Party is bound to monitor or verify the utilisation of the Facility.

4.                                      CONDITIONS PRECEDENT

4.1                               Conditions precedent documents

A Request may not be given until the Facility Agent has notified the Company and the Lenders that it has received all of the documents and evidence set out in Part 1 of Schedule 2 (Conditions precedent documents) in form and substance satisfactory to the Facility Agent. The Facility Agent must give this notification to the Company and the Lenders promptly upon being so satisfied.

4.2                               Further conditions precedent—All Facilities

The obligations of each Lender to participate in any Utilisation are subject to the further conditions precedent that on both the date of the Request and the Utilisation Date for that Utilisation:

(a)                                  the Repeating Representations are correct in all respects;

(b)                                 no Default is outstanding or would result from the Utilisation;

(c)                                  without prejudice to the generality of paragraph (b) above, no event has occurred which in the reasonable opinion of the Majority Lenders is likely to have a Material Adverse Effect; and

(d)                                 the projections set out in the most recent Business Plan show that the Company will be in compliance with Clause 20 (Financial Covenants) on the then next Testing Date.

4.3                               Further conditions precedent—Medium-Term Facility

(a)                                  The obligations of each Lender to participate in any Medium-Term Facility Loan are subject to the further condition precedent that immediately following the Utilisation Date for that Loan, the Utilisations outstanding under each Tranche will be pro rata to the Total Commitments of each Tranche.

(b)                                 Where the difference in the aggregate amount of Guarantees issued or to be issued on the Utilisation Date under each Tranche of the Medium-Term Facility is greater than €2,500,000 (or its equivalent in other currencies), the obligations of each Lender to participate in any Guarantee are subject to the further condition precedent that immediately following the Utilisation Date for that Guarantee, the Utilisations outstanding under each Tranche will be pro rata to the Total Commitments of each Tranche.

4.4                               Further conditions precedent—Short-Term Facility

The obligations of each Lender to participate in any Short-Term Facility Loan are subject to the further conditions precedent that on both the date of the Request and the Utilisation Date for that Loan:

(a)                                  the Medium-Term Facility is fully drawn; and

(b)                                 the actual liquidity (including intra-month cash balances) of the Company for the month in which the proposed Utilisation Date falls set out in the latest Liquidity Analysis (the Actual Liquidity) is less than the Liquidity Headroom; and

(c)                                  the aggregate amount outstanding under the Short-Term Facility is, or will be on the Utilisation Date, no greater than the difference between the Liquidity Headroom and the Actual Liquidity.

4.5                               Maximum number

Unless the Facility Agent agrees, a Request may not be given if, as a result, there would be more than 110 Utilisations (of which no more than 10 are Loans and no more than 100 are Guarantees and of which no more than 5 Guarantees are under Tranche B) outstanding.

5.                                      LOAN UTILISATIONS

5.1                               Giving of Requests

(a)                                  A Borrower may borrow a Loan by giving to the Facility Agent a duly completed Request.

(b)                                 Unless the Facility Agent otherwise agrees, the latest time for receipt by the Facility Agent of a duly completed Request is 11.00 a.m. one Business Day before the Rate Fixing Day for the proposed borrowing.

(c)                                  Each Request is irrevocable.

(d)                                 Subject to paragraph (e) below, only the Company or an Additional Borrower may request a Loan under Tranche A of the Medium-Term Facility and only Rhodia Inc. may request a Loan under Tranche B of the Medium-Term Facility.

(e)                                  Rhodia Inc. may request Loans under Tranche A until the USPP is prepaid and cancelled in full but in any event not later than 30th June, 2004 in a maximum euro Amount not to exceed €25,000,000 and in each case for a Term of no longer than one month.

(f)                                    Only the Company may request a Loan under the Short-Term Facility.

5.2                               Completion of Requests

A Request for a Loan will not be regarded as having been duly completed unless:

(a)                                  it specifies the Facility under which that Loan is to be drawn;

(b)                                 it specifies which Tranche of the Facility is to be utilised;

(c)                                  it identifies the Borrower;

(d)                                 the Utilisation Date is a Business Day falling within the Availability Period for that Facility;

(e)                                  the amount of the Loan requested is:

(i)                                     a minimum amount of €25,000,000 or its equivalent in other currencies in accordance with Clause 7 (Optional Currencies) and an integral multiple of 5,000,000 units of that currency or, when such amount is aggregated with any other Loan required to be made at that time pursuant to Clause 4.3 (Further conditions precedent—Medium-Term Facility), is a minimum amount of €25,000,000 and an integral multiple of 5,000,000 units of that currency;

(ii)                                  the maximum undrawn amount available under that Facility on the proposed Utilisation Date; or

(iii)                               such other amount as the Facility Agent may agree; and

(f)                                    the requested currency and Term comply with this Agreement.

Only one Medium-Term Facility Loan may be requested in a Request. Only one Short-Term Facility Loan may be requested in a Request.

5.3                               Advance of Loan

(a)                                  The Facility Agent must promptly notify each Lender of the details of the requested Loan and the amount of its share in that Loan.

(b)                                 The amount of each Lender’s share of the Loan will be its Pro Rata Share on the proposed Utilisation Date.

(c)                                  No Lender is obliged to participate in a Loan under a Facility if, as a result:

(i)                                     its share in the Utilisations under that Facility would exceed its Commitment under that Facility or, in the case of the Medium-Term Facility, under the relevant Tranche of that Facility; or

(ii)                                  the Utilisations under a Facility would exceed the Total Commitments under that Facility or, in the case of the Medium-Term Facility, under the relevant Tranche of that Facility.

(d)                                 Where a Request is made for a Loan under the Medium-Term Facility:

(i)                                     the Tranche A Loan shall be made available by the Tranche A Lenders only; and

(ii)                                  the Tranche B Loan shall be made available by the Tranche B Lenders only.

(e)                                  If the conditions set out in this Agreement have been met, each Lender must make its share in the Loan available to the Facility Agent for the relevant Borrower through its Facility Office on the Utilisation Date.

(f)                                    Where a Borrower makes a request for a Loan for the purpose of repaying any amount demanded by an Issuing Bank under a Guarantee it has issued pursuant to Clause 6.7 (Demands under the Guarantee), the Facility Agent shall and is hereby irrevocably authorised to apply such Loan towards that amount on its Utilisation Date in satisfaction pro tanto of that Borrower’s obligations in relation to that demand under Clause 6.7(a) and in making that Loan available to the Facility Agent the Lenders shall have no further obligation to the Issuing Bank in relation to such demand under Clause 6.7(b).

6.                                      GUARANTEE UTILISATIONS

6.1                               Receipt of Guarantee Requests

(a)                                  A Borrower may request a Guarantee to be issued under the Medium-Term Facility by giving to the Facility Agent with a copy to the relevant Issuing Bank a duly completed Request.

(b)                                 The latest time for receipt by the Facility Agent and the relevant Issuing Bank of a duly completed Request for Guarantees to be issued for a beneficiary with a nationality or place of incorporation in the United States of America or France is 11.00 a.m. five Business Days before the Utilisation Date of the Guarantee or such shorter period as the Facility Agent and the relevant Issuing Bank may agree. The latest time for receipt by the Facility Agent and the relevant Issuing Bank of a duly completed Request in respect of Guarantees in respect of any other nationality or place of incorporation is 11.00 a.m. eight Business Days before the Utilisation Date of the Guarantee or such shorter period as the Facility Agent and the relevant Issuing Bank may agree.

(c)                                  Each Request is irrevocable.

(d)                                 Only Rhodia Inc. may request a Guarantee under Tranche B of the Medium-Term Facility.

6.2                               Giving of Requests

A Request for a Guarantee will not be regarded as having been duly completed unless:

(a)                                  it specifies that it is for a Guarantee;

(b)                                 the Utilisation Date is a Business Day falling within the Medium-Term Facility Availability Period;

(c)                                  it identifies the Issuing Bank from the list of Issuing Banks in Part 2 of Schedule 1 (Original Parties) where (i) in the case of a Request for a Guarantee under Tranche B the Issuing Bank is CSFB (or its permitted successor) and (ii) in the case of a Request for a Guarantee under Tranche A the Issuing Bank is identified according to the governing law for the Guarantee required as set out in Part 2 of Schedule 1 (Original Parties) and notwithstanding the governing law required by the Borrower, the relevant Borrower shall use its best efforts to request a Guarantee from the Issuing Banks pro rata to their maximum amount of Guarantees set out opposite each of their names in Part 2 of Schedule 1 (Original Parties) and when making the choice for an Issuing Bank shall take into account the duration, currency, purpose, beneficiary of the other Guarantees previously requested and outstanding with a view to distributing the issue of each Guarantee amongst the Issuing Banks on an equal and rateable basis;

(d)                                 it identifies the Borrower or, subject to and in accordance with Clause 6.3, the Guarantee Account Party;

(e)                                  it specifies which Tranche of the Facility is to be utilised;

(f)                                    the amount of the Guarantee requested is:

(i)                                     a minimum aggregate amount of €100,000 or its equivalent in other currencies in accordance with Clause 7 (Optional Currencies) (and an integral multiple of 1,000 units of the largest currency unit);

(ii)                                  the maximum undrawn amount available under that Tranche of the Facility on the proposed Utilisation Date; or

(iii)                               such other amount as the Facility Agent may agree;

(g)                                 the issue date of the Guarantee is specified;

(h)                                 the expiry date of the liability of the relevant Issuing Bank under the Guarantee is specified and falls on or before the date falling one month prior to the Final Maturity Date and is no sooner than one month from the date of issue;

(i)                                     it identifies the proposed beneficiary and its nationality or place of incorporation and the nature of the underlying guaranteed obligations;

(j)                                     the requested currency complies with this Agreement;

(k)                                  the form of the Guarantee is attached to the Request and must be substantially in the form of Schedule 4 (Form of Guarantee) as confirmed by that Issuing Bank in accordance with Clause 6.4(a) adapted for the relevant governing law or in such other form as may be agreed between the Facility Agent (acting on the instructions of the Majority Lenders), that Issuing Bank and the relevant Borrower; and

(l)                                     the delivery instructions of the Guarantee are specified.

Only one Guarantee may be requested in a Request.

6.3                               Guarantees issued for the account of a Guarantee Account Party

(a)                                  The Company may request that a Guarantee be issued for the account of a Guarantee Account Party provided that the Company first uses its best endeavors to procure that such Guarantee Account Party accedes to this Agreement as an Additional Borrower prior to 15th May, 2004 or, if later, prior to making that Request and, in which case, that Additional Borrower shall make that Request for its own account.

(b)                                 If the Company does request a Guarantee for the account of a Guarantee Account Party then:

(i)                                     the Company represents to each Finance Party on the date of that Request and the Utilisation Date for that Guarantee that:

(A)                              the Company is duly authorised by that Guarantee Account Party to make that Request and that Guarantee Account Party has full knowledge of the terms and conditions of that Guarantee (including its governing law and, as the case may be, its autonomous nature); and

(B)                                the Company and that Guarantee Account Party are aware of the legal and commercial consequences arising from the issue of that Guarantee for the account of the Guarantee Account Party;

(ii)                                  the obligations of a Lender or an Issuing Bank to participate in any such Guarantee are subject to the additional condition precedent that the representation referred to in paragraph (b) (i) is correct in all respects on the date it is made;

(iii)                               no Finance Party is bound or shall have any duty to verify the matters referred to in paragraph (b)(i) above; and

(iv)                              the Company will be and shall remain fully and solely liable for all obligations under the Finance Documents in respect of any such Guarantee, as if the Guarantee was requested by and issued for the account of the Company as a Borrower.

6.4                               Issue of Guarantees

(a)                                  The relevant Issuing Bank will promptly notify the Facility Agent whether or not the form of Guarantee attached to the Request is substantially in the form of Schedule 4 (Form of Guarantee).

(b)                                 The Facility Agent must promptly notify the relevant Issuing Bank of the details of the requested Guarantee and the amount of its share of that Guarantee.

(c)                                  Following confirmation from the relevant Issuing Bank that the form of Guarantee attached to the Request is substantially in the form of Schedule 4 (Form of Guarantee) in accordance with paragraph (a) above, the Facility Agent must promptly notify each Lender of the details of the requested Guarantee including the date on which the Guarantee is issued and the amount of its share of that Guarantee. The amount of each Lender’s share in a Guarantee will be its Pro Rata Share on the proposed Utilisation Date.

(d)                                 Subject to the terms of this Agreement the relevant Issuing Bank shall, on the Utilisation Date specified in the relevant Request, issue a Guarantee in accordance with that Request. An Issuing Bank will not be required to issue a Guarantee for an amount greater than the maximum amount set opposite that Issuing Bank’s name in Part 2 of Schedule 1 (Original Parties), taking into account any Guarantees issued by the relevant Issuing Bank and outstanding as at the date of the Request. An Issuing Bank will not be required to issue a Guarantee through a correspondent bank without that Issuing Bank’s prior written consent.

(e)                                  No Issuing Bank is obliged to issue any Guarantee if as a result:

(i)                                     a Lender’s share in the Utilisations would exceed its Commitment under the relevant Tranche of that Facility;

(ii)                                  the Utilisations would exceed the Total Commitments under the relevant Tranche of that Facility;

(iii)                               the issue of a Guarantee to a beneficiary would contravene any applicable law or regulations binding on it or any other Lender; or

(iv)                              the issue of a Guarantee by an Issuing Bank would contravene the internal policy of such Issuing Bank including in relation to such matters as environmental matters, the identity and/or nationality of a beneficiary, the governing law or the purpose of the Guarantee.

(f)                                    An Issuing Bank which has refused to issue a Guarantee in the circumstances referred to in paragraph (e) above shall notify the Facility Agent and the Company of the circumstances in reasonable detail.

(g)                                 Each Lender’s liability in respect of a Guarantee shall be governed by Clause 6.7 (Demands under the Guarantee).

6.5                               Extension of a Guarantee

(a)                                  A Borrower may request that a Guarantee issued on its behalf is extended with the same Issuing Bank by delivery to the Facility Agent and that Issuing Bank of a notice specifying the new proposed Maturity Date five Business Days before the Maturity Date of that Guarantee.

(b)                                 An extension request will be treated the same way as a Request except that the information set out in Clauses 6.2(c), 6.2(d) and 6.2(i) will not be required to be completed.

(c)                                  The terms of each extended Guarantee will remain the same as before the extension, except that:

(i)                                     its amount may be reduced; and

(ii)                                  its Maturity Date will be the date specified in the extension request being a date falling no later than one month prior to the Medium-Term Facility Maturity Date.

(d)                                 If the conditions set out in this Agreement have been met, the relevant Issuing Bank must extend the Guarantee in the manner requested.

6.6                               Indemnities

(a)                                  Each Borrower hereby undertakes to indemnify and hold harmless on demand each Issuing Bank, the Facility Agent and each Lender from and against all liabilities, costs, losses, damages and expenses which that Issuing Bank, the Facility Agent or Lender may incur or sustain by reason of, or arising in connection with, or by reference to, the issue of any Guarantee in respect of such Borrower or the performance by such Borrower of the obligations expressed to be assumed by such Borrower under this Agreement in connection with the issue of any Guarantee in respect of such Borrower.

(b)                                 Each Borrower unconditionally and irrevocably:

(i)                                     authorises each Issuing Bank to pay any demand made on it which appears on its face to be in order and which is made in accordance with the Guarantee issued by it under or by reference to such Guarantee without carrying out any investigation or seeking any confirmation from any other person before making such payment or requiring proof or the agreement of any Obligor that the amounts so demanded or paid are or were due and notwithstanding that any Obligor or any other person may dispute the validity of any such request, demand or payment;

(ii)                                  authorises each Issuing Bank to exercise the rights and powers conferred on it by the Guarantee issued by such Issuing Bank and confirms that the relevant Issuing Bank shall deal in documents only and shall not be concerned with the legality of the claim or any other underlying transaction or any available set-off, counterclaim or defence of any person;

(iii)                               agrees that each Issuing Bank need not have regard to the sufficiency, accuracy or genuineness of any demand or any certificate or statement in connection with any demand or any incapacity of or limitation upon the powers of any person signing or issuing such demand, certificate or statement which appears on its face to be in order and agrees that each Issuing Bank shall not be obliged to enquire as to any such matters and may assume that any such demand, certificate or statement which appears on its face to be in order is correct and properly made; and

(iv)                              agrees to reimburse the Issuing Banks, the Facility Agent and the Lenders immediately on demand all moneys whatsoever paid by the Issuing Banks or the Lenders respectively as contemplated by sub-paragraph (i) above or Clause 6.7 (Demands under the Guarantee) below respectively, together with interest from the time of payment to the date of reimbursement at the rate specified in Clause 10.3 (Interest on overdue amounts).

6.7                               Demands under the Guarantee

(a)                                  If an Issuing Bank receives a demand for payment under a Guarantee it has issued, it shall notify the relevant Borrower forthwith of:

(i)                                     the amount demanded; and

(ii)                                  the date on which it is payable,

and the relevant Borrower shall forthwith pay to the Facility Agent for the account of that Issuing Bank the amount demanded and in any event within three Business Days.

(b)                                 If payment in full has not been made by the relevant Borrower to an Issuing Bank in accordance with paragraph (a) above, such Issuing Bank may make demand through the Facility Agent on each Medium-Term Facility Lender under the Tranche under which that Guarantee has been issued for immediate payment to the Facility Agent for that Issuing Bank (and each Medium-Term Facility Lender hereby agrees with such Issuing Bank to make payment of sums so demanded of it) in an amount equal to the proportion of the sum not paid by the relevant Borrower which that Lender’s Commitment bears to the Total Commitments in each case under the relevant Tranche of the Medium-Term Facility immediately prior to such payment.

(c)                                  Each Lender hereby undertakes to indemnify and hold harmless on demand in the proportion referred to in Clause 6.7(b) each Issuing Bank from and against all liabilities, costs, losses, damages and expenses which that Issuing Bank may incur or sustain by reason of, or arising in connection with, or by reference to, any Guarantee and which has not been paid for by an Obligor except to the extent that the loss or liability is directly caused by the gross negligence or wilful misconduct of that Issuing Bank.

(d)                                 If an Issuing Bank has received or receives cash cover from a Borrower payable under a Guarantee then such Issuing Bank shall forthwith utilise such amount of cash cover received to repay all amounts due and payable under a Guarantee before making demand on each of the Medium-Term Facility Lenders in accordance with paragraph (b) above.

(e)                                  The provisions of Clause 6.6 (Indemnities) shall apply to any Lender which makes a payment in accordance with paragraphs (b) and (c) above.

6.8                               Default by Banks

(a)                                  If any Medium-Term Facility Lender (a Defaulting Lender) fails to make any payment due from it for account of an Issuing Bank under Clause 6.7 (Demands under the Guarantee) then, until the relevant Issuing Bank has been reimbursed in respect of that payment in full (but without prejudice to the obligations of that Defaulting Lender to make that payment):

(i)                                     the Defaulting Lender shall to the fullest extent permitted by applicable law hold on trust for the relevant Issuing Bank the benefit of any security now or hereafter created to secure the obligations of the Borrowers under this Agreement and to which such Defaulting Lender would have been entitled had it made such payment; and

(ii)                                  for the purposes of determining the constitution of the Majority Lenders the relevant Issuing Bank shall be treated as having a Medium-Term Facility Commitment under the relevant Tranche equal to the Medium-Term Facility Commitment of the Defaulting Lender under the relevant Tranche (in addition to the Medium-Term Facility Commitment (if any) which the Issuing Bank already had in its capacity as a Lender) (that Defaulting Lender being treated for such purpose only as having no Medium-Term Facility Commitment).

(b)                                 The rights conferred upon the Issuing Banks in this Clause 6.8 shall be in addition to any other rights it may have against a Defaulting Lender.

6.9                               Several obligations

The rights and obligations of each Lender under this Clause 6 are several and separate so that:

(a)                                  failure by a Lender to carry out its obligations under this Clause 6 shall not release the other Lenders from their obligations hereunder; and

(b)                                 no Lender shall be liable for the failure of any other Lender to perform its obligations under this Clause 6.

6.10                        Rights of contribution and subrogation

No Obligor shall, by virtue of any payment made by it or them under this Clause 6 or otherwise, be subrogated to any rights, security or moneys held or received by the Facility Agent, the Issuing Banks or any Lender or be entitled at any time to exercise, claim or have the benefit of any right of contribution or subrogation or similar right against the Facility Agent or any Lender. All rights of contribution or similar rights against the Facility Agent and the Lenders in relation to this Agreement are hereby waived by the Borrowers and each Obligor.

6.11                        Waiver of defences

Each Borrower agrees that its obligations under this Clause 6 shall not be affected by any act, omission, matter or thing which but for this provision, might operate to release or otherwise exonerate it from its obligations hereunder, in whole or in part, including, without limitation and whether or not known to it:

(a)                                  any time or waiver granted to or composition with a Lender, an Issuing Bank, a beneficiary of any Guarantee or any other person;

(b)                                 any taking, variation, compromise, renewal or release of, or refusal or neglect to perfect or enforce, any rights, remedies or securities available to an Issuing Bank, any Lender or any other person or arising under any Guarantee;

(c)                                  any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)                                 any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(e)                                  any amendment (however fundamental) of a Finance Document, any Guarantee or other document or security;

(f)                                    any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Guarantee or any other document or security; and

(g)                                 any variation or extension of or increase in liabilities under the Guarantee so that references in this Agreement to the Guarantee shall include each such variation, extension and variation.

6.12                        Continuing indemnity

This Clause 6 shall be a continuing guarantee and indemnity, shall extend to the ultimate balance of the obligations and liabilities of the Borrowers under this Clause 6 and shall continue in force notwithstanding any intermediate payment in part of such obligations or liabilities.

6.13                        Additional security

The obligations of the Borrowers under this Clause 6 shall be in addition to and shall not be in any way prejudiced by any collateral or other security now or hereafter held by any Finance Party as security or any lien to which any Finance Party may be entitled.

6.14                        Preservation of rights

No invalidity or unenforceability of all or any part of this Clause 6 shall affect any rights of indemnity or otherwise which any Finance Party would or may have in the absence of or in addition to this Clause 6.

6.15                        No amendments

Each Borrower agrees that it will not make, agree to or accept any amendment or variation to the terms of any issued Guarantee without the prior written consent of the Facility Agent (acting on the instructions of all the Lenders or, subject to Clause 28 (Amendments and Waivers) the Majority Lenders) and the relevant Issuing Bank, other than amendments of an immaterial nature as agreed by the relevant Issuing Bank and the Facility Agent.

6.16                        General

(a)                                  A Guarantee is repaid or prepaid if:

(i)                                     the maximum amount payable under the Guarantee is reduced in accordance with its terms; or

(ii)                                  the relevant Issuing Bank is satisfied that it has no further liability under that Guarantee.

The amount by which a Guarantee is repaid or prepaid under sub-paragraph (i) above is the amount of the relevant reduction.

(b)                                 The relevant Issuing Bank shall use its best endeavours to notify the Facility Agent and the relevant Borrower of the circumstances referred to in paragraph (a) above immediately on their occurrence.

(c)                                  If a Guarantee or any amount outstanding under a Guarantee is expressed to be immediately payable, the Borrower that requested the issue of that Guarantee must repay or prepay that amount immediately.

(d)                                 Cash cover is provided for a Guarantee by a Borrower if that Borrower pays an amount in the currency of the Guarantee requested by it to an interest-bearing account with a Finance Party in Paris or other jurisdiction applicable to the relevant currency or Finance Party or other jurisdiction with the consent of the relevant Borrower (such consent not to be unreasonably withheld), in the name of the Borrower and the following conditions are met:

(i)                                     the account is with the Facility Agent (if, subject as provided below, the cash cover is to be provided for all the Lenders), the relevant Issuing Bank (if the cash cover is to be provided solely for that Issuing Bank, in which case the account will be an internal account of the relevant Issuing Bank in the name of the relevant Borrower for identification purposes only) or with a Lender (if the cash cover is to be provided for that Lender);

(ii)                                  until no amount is or may be outstanding under that Guarantee, withdrawals from the account may only be made to pay a Finance Party amounts due and payable to it under that Guarantee or this Clause; and

(iii)                               the Borrower has executed a security document including by way of a gage-espèces or by way of gage de compte d’instruments financiers in favour of the relevant Issuing Bank, Facility Agent or relevant Lender over that account in case of an account held in France or other similar form of security in case of an account held outside France, in each case in a form and substance satisfactory to the Facility Agent or the relevant Issuing Bank or the relevant Lender, creating a first ranking security interest over that account.

Where cash cover is to be provided to all the Lenders, a Lender may require its portion of the cash cover to be paid into its account instead of an account with the Facility Agent.

(e)                                  If a Borrower provides cash cover to the Facility Agent or the relevant Issuing Bank the amount so paid shall earn interest or be remunerated by way of an indemnité d’immobilisation, as the case may be, at the rate agreed in writing between the Borrower and the Facility Agent and the relevant Issuing Bank from the Business Day after receipt by the Facility Agent or the relevant Issuing Bank to the date on which it is applied in payment of a demand under a Guarantee issued by the relevant Issuing Bank or otherwise withdrawn from the applicable account in accordance with the terms of this Agreement.

(f)                                    The outstanding or principal amount of a Guarantee at any time is the maximum amount that is or may be payable by the relevant Borrower in respect of that Guarantee at that time.

(g)                                 Subject to Clause 23.17 (Resignation of the Issuing Banks) the Issuing Banks shall be the Lenders set out in Part 2 of Schedule 1 (Original Parties) and any other Lender who agrees to act as an Issuing Bank from time to time with the prior written agreement of the Facility Agent, the Company and the Majority Lenders and as set out in an updated list of the Issuing Banks in the form of Part 2 of Schedule 1 (Original Parties) provided to the Company and the Lenders by the Facility Agent. At any one time there may be no more than six Issuing Banks.

6.17                        Illegality

(a)                                  An Issuing Bank must notify the Company and the Facility Agent promptly if it becomes aware that it is unlawful in any jurisdiction for that Issuing Bank to perform any of its obligations under a Finance Document or to have outstanding any Guarantee.

(b)                                 After notification under paragraph (a) above:

(i)                                     the Company must use its best endeavours to ensure the release of the liability of the relevant Issuing Bank under each outstanding Guarantee;

(ii)                                  failing this, each Borrower must provide cash cover to the relevant Issuing Bank for each Guarantee requested by it on the date specified in paragraph (c) below; and

(iii)                               no further Guarantee will be issued by the relevant Issuing Bank.

(c)                                  The date for repayment or prepayment of a relevant Issuing Bank’s share in a Guarantee will be the date specified by the relevant Issuing Bank in the notification under paragraph (a) above and which must not be earlier than the last day of any applicable grace period allowed by law.

7.                                      OPTIONAL CURRENCIES

7.1                               General

In this Clause:

euro Amount of a Utilisation or part of a Utilisation means:

(a)                                  if the Utilisation is denominated in euro, its amount; or

(b)                                 if the Utilisation is a Guarantee denominated in an Optional Currency, its equivalent in euro calculated on the basis of the Facility Agent’s Spot Rate of Exchange three Business Days before the Utilisation Date for that Guarantee, as adjusted below at three monthly intervals; or

(c)                                  in the case of any other Utilisation denominated in an Optional Currency, its equivalent in euro calculated on the basis of the Facility Agent’s Spot Rate of Exchange three Business Days before the Utilisation Date for that Utilisation.

Facility Agent’s Spot Rate of Exchange means the Facility Agent’s spot rate of exchange for the notional purchase of the relevant Optional Currency in the Paris foreign exchange market with euro at or about 11.00 a.m. on a particular day.

domestic Sterling and euro Sterling have the meaning given to them below.

7.2                               Selection

(a)                                  A Borrower shall select the currency of a Utilisation in the relevant Request.

(b)                                 The currency of each Utilisation must be euro or an Optional Currency.

(c)                                  A Borrower may not choose a currency if as a result the Utilisations would be denominated at any one time in more than five currencies.

(d)                                 The Facility Agent shall notify each Lender and the Borrower of the currency and the euro Amount of each Utilisation to be denominated in an Optional Currency, and the applicable Facility Agent’s Spot Rate of Exchange, promptly after they are ascertained.

(e)                                  The Facility Agent shall in good faith notify the Borrower of the source or basis of the Facility Agent’s Spot Rate of Exchange at the same time as it gives the notification to the Borrower and the Lenders under paragraph (d) above.

7.3                               Revocation of currency

If before 9.30 a.m. (London time in the case of a Utilisation in Dollars, Swiss Francs or Yen) on any Rate Fixing Day, the Facility Agent receives notice from a Lender that:

(a)                                  it is impracticable for the Lender to fund its participation in the relevant Utilisation in the relevant Optional Currency during its Term in the ordinary course of business in the relevant interbank market; and/or

(b)                                 the use of the proposed Optional Currency might contravene any law or regulation, the Facility Agent shall give notice to the Company and to the Lenders to that effect before 11.00 a.m. (London time in the case of a Loan in Dollars, Swiss Francs or Yen) on that day. In this event:

(i)                                     the Company and the Lenders may agree that the drawdown will not be made; or

(ii)                                  in the absence of agreement and in any other case in respect of a Loan only:

(A)                              that Lender’s participation in the Loan (or, if more than one Lender is similarly affected, those Lenders’ participations in the Loans) shall be treated as a separate Loan denominated in euro;

(B)                                in the definition of EURIBOR (insofar as it applies to that Loan) in Clause 1.1 (Definitions):

I.                                         there shall be substituted for the time “11.00 a.m.” the time “1.00 p.m.”; and

II.                                     paragraph (b) of that definition shall apply.

7.4                               Sterling

(a)                                  Each Lender may advance its share in any Loan in Sterling through a Facility Office either in, or outside, the U.K.

(b)                                 If a Lender advances its share in a Loan in Sterling through a Facility Office in the U.K., that part of the Loan will be treated as a separate Loan in domestic Sterling. The remaining part of the Loan will be treated as a separate Loan in euro Sterling.

7.5                               Optional Currency equivalents

The equivalent in euro of a Utilisation or part of a Utilisation in an Optional Currency for the purposes of calculating:

(a)                                  whether any limit under this Agreement has been exceeded;

(b)                                 the amount of a Utilisation;

(c)                                  the share of a Lender in a Utilisation;

(d)                                 the amount of any repayment of a Utilisation; or

(e)                                  the undrawn amount of a Lender’s Commitment,

is its euro Amount.

7.6                               Guarantees in Optional Currency

(a)                                  If a Guarantee is denominated in an Optional Currency, the Facility Agent must at three monthly intervals after the date of this Agreement, recalculate the euro Amount of that Guarantee by notionally converting the outstanding amount of that Guarantee into euro on the basis of the Facility Agent’s Spot Rate of Exchange on the date of calculation.

(b)                                 Each Borrower must, if requested by the Facility Agent within five Business Days of any calculation under paragraph (a) above, ensure that sufficient Utilisations are prepaid under the relevant Tranche of the Medium-Term Facility to prevent the euro Amount of the Utilisations under the relevant Tranche of the Medium-Term Facility exceeding the Total Commitments under the relevant Tranche of the Medium-Term facility following any adjustment to a euro Amount under paragraph (a) above.

8.                                      REPAYMENT

8.1                               Repayment of Loans

(a)                                  Each Borrower must repay each Loan made to it in full on its Maturity Date.

(b)                                 Subject to the other terms of this Agreement, any amounts repaid under paragraph (a) above may be re-borrowed.

8.2                               Repayment of Guarantees

(a)                                  Each Guarantee shall be repaid in full on its Maturity Date.

(b)                                 Subject to the other terms of this Agreement, any amounts repaid under paragraph (a) above may be re-utilised.

9.                                      PREPAYMENT AND CANCELLATION

9.1                               Mandatory prepayment—illegality

(a)                                  A Lender must notify the Company promptly if it becomes aware that it is unlawful in any jurisdiction for that Lender to perform any of its obligations under a Finance Document or to fund or maintain its share in any Utilisation.

(b)                                 After notification under paragraph (a) above:

(i)                                     each Borrower must repay or prepay the share of that Lender in each Loan made to it on the date specified in paragraph (c) below;

(ii)                                  the obligation of that Lender to fund or maintain its share in any Guarantee will be cancelled provided that the relevant Issuing Bank receives cash cover from the relevant Borrower for the same amount;

(iii)                               the Commitment of that Lender will be immediately cancelled.

(c)                                  The date for repayment or prepayment of a Lender’s share in a Utilisation will be:

(i)                                     the last day of the current Term of that Utilisation; or

(ii)                                  if earlier, the date specified by the Lender in the notification under paragraph (a) above and which must not be earlier than the last day of any applicable grace period allowed by law.

9.2                               Mandatory prepayment—Prepayment Event

(a)                                  The Company will notify the Facility Agent promptly upon the occurrence of a Prepayment Event. Upon being notified by the Company of a Prepayment Event, the Facility Agent shall promptly inform each Lender.

(b)                                 Upon and at any time after having received notice of a Prepayment Event from the Facility Agent, each Lender, acting through the Facility Agent, may serve a notice of mandatory prepayment and cancellation on the Company and:

(i)                                     on the date of the notice the Commitment of such Lender shall be cancelled; and

(ii)                                  on the date falling 30 Business Days after the date of service of such notice the relevant Borrower shall prepay all participations of that Lender in the Utilisations or in the case of a Utilisation by way of a Guarantee, provide cash cover in an amount equal to that Lender’s participation in that Guarantee, in each case, issued for the account of or made to it in full together with any other amounts then due in connection with such participations.

(c)                                  If the Company seeks the consent of the Lenders to a proposed Permitted Reorganisation, no Lender will unreasonably delay in informing the Facility Agent whether it consents to such proposed Permitted Reorganisation.

9.3                               Mandatory Prepayment—disposals, equity and capital market issues

(a)                                  (i) Prior to the Term Date, the provisions of clause 7.2 (Disposals, equity and capital market issues) of the Secured Co-ordination Agreement shall apply equally in prepayment and/or cancellation of the principal amount of the Facilities under this Agreement as such provisions apply to a prepayment of a Refinanced Facility (as defined in the Secured Co-ordination Agreement) as if set out herein in full mutatis mutandis;

(ii)                                  prior to the Term Date, any amount to be applied towards the prepayment and/or cancellation of the principal amount of the Facilities pursuant to paragraph (a)(i) above shall be applied first against Commitments under the Short-Term Facility and second against Commitments under the Medium-Term Facility;

(iii)                               on and after the Term Date this paragraph (a) will cease to apply and the other provisions of this Clause 9.3 shall apply.

(b)                                 Where a disposal is made by any member of the Group of any asset including a disposal made pursuant to the Asset Disposal Programme, for which aggregate net disposal proceeds since the date of the Secured Co-ordination Agreement exceed €850,000,000 (or its equivalent in other currencies), the Company must and shall ensure that each Borrower does, promptly on completion of that disposal, apply in prepayment and/or cancellation of the Facilities an amount equal to fifty per cent. (50%) of the net disposal proceeds from any disposal which when aggregated with other such disposal proceeds exceeds €850,000,000 (or its equivalent in other currencies) in accordance with Clause 9.4 (Mandatory Prepayment—application of proceeds) below.

(c)                                  (i) The Company must and shall ensure that each Borrower does promptly apply in prepayment and/or cancellation of the principal amount of the Facilities an amount equal to twenty-five per cent. (25%) of the net issuance proceeds of any equity or related rights issue in accordance with Clause 9.4 (Mandatory Prepayment—application of proceeds) below.

(ii)                                  This paragraph (c) shall not apply in relation to shares issued:

(A)                              in connection with employee share option schemes; or

(B)                                to another member of the Group.

(d)                                 The Company must and shall ensure that each Borrower does promptly upon receipt of the same by any member of the Group apply in prepayment and/or cancellation of the Facilities an amount equal to fifty per cent. (50%) of the net issuance proceeds of any issue of bonds or notes (including convertible bonds or other equity-linked debt instruments), debt securities (excluding, for the avoidance of doubt, billets de trésorie with a tenor of less than one year) or other capital markets instruments of any kind (whether publicly listed or privately placed) by any member of the Group in accordance with Clause 9.4 (Mandatory Prepayment—application of proceeds) below.

(e)                                  In paragraphs (a), (b), (c) and (d) above:

net disposal proceeds means any amount received by a member of the Group as consideration for a disposal to a person which is not a member of the Group, including the amount of any intercompany loan repaid to continuing members of the Group and including any Financial Indebtedness assumed, repaid, or prepaid (whether or not a voluntary or mandatory prepayment), redeemed, repurchased, purchased, defeased (whether by way of legal or covenant defeasance) or otherwise reduced less all Taxes payable in the financial year in which the disposal is effected or proceeds received and reasonable costs and expenses incurred by members of the Group in connection with the disposal or receipt as set out in reasonable detail in a certificate provided by the chief financial officer of the Company; and

net issuance proceeds means any amount received by any member of the Group less all Taxes and reasonable costs and expenses incurred by members of the Group in connection with that receipt.

(f)                                    Where an amount equal to any net proceeds from an Asset Sale (as defined in the High Yield Bonds) is not or has not been on or prior to constituting Excess Proceeds (as defined in and for the purposes of the High Yield Bonds) applied by the relevant Borrower in prepayment of Utilisations under this Agreement, the Company must and shall ensure that each Borrower does promptly apply in prepayment and/or cancellation of the Facilities an amount equal to such net proceeds in accordance with Clause 9.4 (Mandatory Prepayment—application of proceeds) below.

(g)                                 Where an amount of a Secured Intra-Group Loan is recovered or discharged by the Company, the Company shall forthwith ensure that an amount equal to that recovery or discharge shall be applied in prepayment and/or cancellation of the Facilities in accordance with Clause 9.4 (Mandatory Prepayment—application of proceeds) below.

9.4                               Mandatory Prepayment—application of proceeds

(a)                                  Subject to Clause 9.3(a), amounts to be prepaid under Clause 9.3 (Mandatory Prepayment—disposals, equity and capital market issues) shall be applied against each Facility pro rata to the Total Commitments under each Facility and in accordance with paragraphs (b) and (c) below.

(b)                                 Amounts to be applied pursuant to paragraph (a) above shall be applied against each Tranche of the Medium-Term Facility pro ratato the aggregate Commitments under each Tranche and in accordance with paragraph (c) below.

(c)                                  Any and all amounts required to be applied against a Facility or Tranche as the case may be pursuant to paragraphs (a) or (b) above shall be applied:

(i)                                     first, in prepayment of the Loans outstanding under each Facility or Tranche as the case may be on a pro rata basis; and

(ii)                                  secondly, in prepayment of the Guarantees outstanding under Tranche A and Tranche B of the Medium-Term Facility on a pro rata basis; and

(iii)                               thirdly, to the extent that such amounts exceed the aggregate amount of Utilisations under that Facility or Tranche as the case may be in prepayment and cancellation of the aggregate Commitments under that Facility or Tranche as the case may be until cancelled in full.

(d)                                 Where an amount is to be applied under this Clause 9.4 in prepayment of any amount of a Loan outstanding under a Facility, unless the date on which the payment is to be made by the Company is the last day of a Term, that amount shall be paid through the Facility Agent into an interest bearing blocked and secured account in France including by way of gage-espèces or gage de comptes d’instruments financiers held with Facility Agent or when appointed the Security Agent and in the case of a prepayment of any amount of a Guarantee that amount may be provided by way of cash cover. The Company irrevocably authorises the Facility Agent to apply any amount deposited with it under this paragraph (d) towards prepayment of the Facility on the last day of the relevant Term or earlier at the discretion of the Facility Agent.

9.5                               Voluntary prepayment

(a)                                  The Company may, by giving not less than five Business Days’ prior written notice to the Facility Agent, prepay (or ensure that a Borrower prepays) any Loan under each Facility, and in the case of the Medium-Term Facility each Tranche on a pro rata basis, at any time in whole or in part.

(b)                                 A prepayment of part of a Loan must be in a minimum amount of €10,000,000 and an integral multiple of €5,000,000 or, if such Loan is denominated in an Optional Currency, an integral multiple of 100,000 of the largest currency unit of that Optional Currency.

(c)                                  The Company’s notice shall specify the euro Amount of the specific Loan to be prepaid and the proposed date of prepayment.

(d)                                 Loans prepaid under this Clause 9.5 shall be applied against the participations of the Lenders in the relevant Loans pro rata.

9.6                               Automatic cancellation

The Commitment of each Lender will be automatically cancelled at the close of business on the last day of the Availability Period.

9.7                               Voluntary cancellation

(a)                                  The Company may, by giving not less than ten Business Days’ prior written notice to the Facility Agent, cancel the unutilised amount of the Total Commitments under a Facility, as the case may be, in whole or in part.

(b)                                 Partial cancellation of the Total Commitments must be in a minimum amount of €30,000,000 and an integral multiple of €5,000,000.

(c)                                  The Company’s notice shall specify the amount and date of the cancellation.

(d)                                 Any cancellation of the Medium-Term Facility in part will be applied against Tranche A and Tranche B of the Medium-Term Facility Commitments of each Lender pro rata.

9.8                               Involuntary prepayment and cancellation

(a)                                  If an Obligor is, or will be, required to pay to a Lender a Tax Payment or an Increased Cost, the Company may, while the requirement continues, give notice to the Facility Agent requesting prepayment and cancellation in respect of that Lender.

(b)                                 After notification under paragraph (a) above:

(i)                                     each Borrower must repay or prepay that Lender’s share in each Utilisation made to it on the date specified in paragraph (c) below; and

(ii)                                  the Commitment of that Lender will be immediately cancelled.

(c)                                  The date for repayment or prepayment of a Lender’s share in a Utilisation will be the last day of the Term for that Utilisation or, if earlier, the date specified by the Company in its notification.

9.9                               Re-borrowing of Utilisations

Any voluntary prepayment of a Utilisation may be re-borrowed on the terms of this Agreement. Any mandatory or involuntary prepayment of a Utilisation may not be re-borrowed and the corresponding Commitment shall be cancelled.

9.10                        Miscellaneous provisions

(a)                                  Any notice of prepayment and/or cancellation under this Agreement is irrevocable and must specify the relevant date(s) and the affected Utilisations and Commitments. The Facility Agent must notify the Lenders promptly of receipt of any such notice.

(b)                                 All prepayments under this Agreement must be made with accrued interest on the amount prepaid. No premium or penalty is payable in respect of any prepayment except for Break Costs.

(c)                                  The Majority Lenders may agree a shorter notice period for a voluntary prepayment or a voluntary cancellation.

(d)                                 No prepayment or cancellation is allowed except in accordance with the express terms of this Agreement.

(e)                                  No amount of the Total Commitments cancelled under a Facility may subsequently be reinstated.

10.                               INTEREST AND GUARANTEE FEES

10.1                        Calculation of interest

The rate of interest on each Loan for each Term is the percentage rate per annum equal to the aggregate of the applicable:

(a)                                  Margin;

(b)                                 EURIBOR or, in the case of a Loan in an Optional Currency, LIBOR or, in the case of a Loan in euro-Sterling, PIBOR; and

(c)                                  Mandatory Cost.

10.2                        Payment of interest

Except where it is provided to the contrary in this Agreement, each Borrower must pay accrued interest on each Loan made to it on the last day of each Term and also, if the Term is longer than six months, on the dates falling at six-monthly intervals after the first day of that Term.

10.3                        Interest on overdue amounts

(a)                                  If an Obligor fails to pay any amount payable by it under the Finance Documents, it must immediately on demand by the Facility Agent pay interest on the overdue amount from its due date up to the date of actual payment, both before, on and after judgment.

(b)                                 Interest on an overdue amount is payable at a rate determined by the Facility Agent to be two per cent. per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount. For this purpose, the Facility Agent may (acting reasonably):

(i)                                     select successive Terms of any duration of up to three months; and

(ii)                                  determine the appropriate Rate Fixing Day for that Term.

(c)                                  Notwithstanding paragraph (b) above, if the overdue amount is a principal amount of a Loan and becomes due and payable prior to the last day of its current Term, then:

(i)                                     the first Term for that overdue amount will be the unexpired portion of that Term; and

(ii)                                  the rate of interest on the overdue amount for that first Term will be two per cent. per annum above the rate then payable on that Loan.

After the expiry of the first Term for that overdue amount, the rate on the overdue amount will be calculated in accordance with paragraph (b) above.

(d)                                 Interest (if unpaid) on an overdue amount will be compounded with that overdue amount at the end of each of its Terms but will remain immediately due and payable.

10.4                        Notification of rates of interest and fees

The Facility Agent must promptly notify each relevant Party of the determination of a rate of interest under this Agreement. The Facility Agent will also notify each relevant Party on a quarterly basis of the Guarantees which have been issued and remain outstanding and of the calculations it has made in respect of fees payable under this Agreement.

10.5                        Guarantee fee

(a)                                  Each Borrower must pay to the Facility Agent for each Lender a guarantee fee computed at the rate of 3.05 per cent. per annum on the outstanding amount of each Guarantee requested by it for the period from the issue of that Guarantee until its Maturity Date. This fee will be distributed according to each Lender’s Pro Rata Share, adjusted to reflect any assignment or transfer to or by that Lender.

(b)                                 Guarantee fee is payable on the date of issue of a Guarantee and quarterly in advance thereafter on a pro rata temporis basis (or any shorter period that ends on the Maturity Date for that Guarantee).

10.6                        Effective Global Rate (Taux Effectif Global)

For the purpose of Articles L.313-1, L.313-2, R 313-1 and R 313-2 of the French Consumer Code (Code de la Consommation), each Party acknowledges that:

(a)                                  by virtue of certain characteristics of this Agreement (including the variable interest rate applicable to Loans and a Borrower’s right to select the currency and the duration of a Term), the taux effectif global cannot be calculated on the date of this Agreement, but that an indicative calculation of the taux effectif global, based on assumptions as to the taux de période and the durée de période, will be set out in a letter from the Facility Agent to each Original Borrower incorporated in France substantially in the form of Schedule 11 (Form of Taux effectif global Letter); and

(b)                                 that letter forms part of this Agreement.

11.                               TERMS

11.1                        Selection

(a)                                  Each Utilisation has one Term only.

(b)                                 A Borrower must select the Term for a Utilisation in the relevant Request.

(c)                                  Subject to the following provisions of this Clause, each Term for a Medium-Term Facility Loan will be one, two or three months or any other period agreed by the Company and the Lenders up to a maximum period of twelve months. Each Term for a Short-Term Facility Loan will be one month only.

(d)                                 Subject to the following provisions of this Clause, each Term for a Guarantee will be the expiry date of the liability of the relevant Issuing Bank under the Guarantee and will fall on or before the date falling one month prior to the Final Maturity Date and will be no shorter than one month from the date of issue.

11.2                        No overrunning the Final Maturity Date

If a Term would otherwise overrun the relevant Final Maturity Date, it will be shortened so that it ends on that Final Maturity Date.

11.3                        Notification

The Facility Agent must notify the Borrower and the Lenders of the duration of each Term promptly after ascertaining its duration.

12.                               MARKET DISRUPTION

12.1                        Failure of a Reference Bank to supply a rate

If EURIBOR, LIBOR or PIBOR is to be calculated by reference to the Reference Banks but a Reference Bank does not supply a rate by 11.30 a.m. (London time in the case of LIBOR Reference Banks) on a Rate Fixing Day, the applicable EURIBOR, LIBOR or PIBOR will, subject as provided below, be calculated on the basis of the rates of the remaining Reference Banks.

12.2                        Market disruption

(a)                                  In this Clause, each of the following events is a market disruption event:

(i)                                     EURIBOR, LIBOR or PIBOR is to be calculated by reference to the Reference Banks but no, or only one, Reference Bank supplies a rate by 11.30 a.m. (London time in the case of LIBOR Reference Banks) on the Rate Fixing Day; or

(ii)                                  the Facility Agent receives by close of business on the Rate Fixing Day notification from Lenders whose shares in the relevant Loan exceed thirty-five per cent. (35%) of that Loan in their opinion:

(A)                              matching deposits may not be available to them in the relevant interbank market in the ordinary course of business to fund their participations in that Loan for the relevant Term; or

(B)                                that the cost to them of obtaining matching deposits in the relevant interbank market is in excess of EURIBOR, LIBOR or PIBOR for the relevant Term.

(b)                                 The Facility Agent must promptly notify the Company and the Lenders of a market disruption event.

(c)                                  The rate of interest on each Lender’s share in the affected Loan for the relevant Term will be the aggregate of the applicable:

(i)                                     Margin;

(ii)                                  rate notified to the Facility Agent by that Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Term, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its share in that Loan from whatever source it may reasonably select; and

(iii)                               Mandatory Cost.

12.3                        Alternative basis of interest or funding

(a)                                  If a market disruption event occurs and the Facility Agent or the Company so requires, the Company and the Facility Agent must enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the rate of interest and/or funding for the affected Loan and any future Loan.

(b)                                 Any alternative basis agreed will be, with the prior consent of all the Lenders, binding on all the Parties.

13.                               TAXES

13.1                        General

In this Clause Tax Credit means a credit against any Tax or any relief or remission for Tax (or its repayment).

13.2                        Tax gross-up

(a)                                  Each Obligor must make all payments to be made by it or, by the Facility Agent to a Finance Party, under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)                                 If an Obligor or a Lender is aware that an Obligor must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), it must promptly notify the Facility Agent. The Facility Agent must then promptly notify the affected Parties.

(c)                                  If a Tax Deduction is required by law to be made by an Obligor or the Facility Agent, the amount of the payment due from the Obligor will be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)                                 If an Obligor is required to make a Tax Deduction, that Obligor must make the minimum Tax Deduction allowed by law and must make any payment required in connection with that Tax Deduction within the time allowed by law.

(e)                                  Within 30 days of making either a Tax Deduction or a payment required in connection with a Tax Deduction, the Obligor making that Tax Deduction must deliver to the Facility Agent for the relevant Finance Party evidence satisfactory to that Finance Party (acting reasonably) that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

(f)                                    If an Obligor is, or becomes obliged, to make a Tax Deduction and is prevented by applicable law from paying the additional amounts referred to in paragraph (c) above:

(i)                                     the Finance Party (if a Lender) may, by notice to the Obligor through the Facility Agent, require the Obligor to prepay all or part of its participation in the Utilisations; and

(ii)                                  the Commitment of that Finance Party shall be cancelled forthwith and the Obligor shall prepay the participations of that Finance Party in each Utilisation on the date falling ten days after the date of the notice, provided that notwithstanding such prepayment the Obligor shall be obliged to pay the additional amounts to that Finance Party which it is prevented from paying as soon as it may legally do so and such obligation shall survive any cancellation or termination of this Agreement.

13.3                        Tax indemnity

(a)                                  Except as provided below, the Company must indemnify a Finance Party against any loss or liability which that Finance Party (in its absolute discretion) determines will be or has been suffered (directly or indirectly) by that Finance Party for or on account of Tax in relation to a payment received or receivable (or any payment deemed to be received or receivable) under a Finance Document.

(b)                                 Paragraph (a) above does not apply to any Tax assessed on a Finance Party under the laws of the jurisdiction in which:

(i)                                     that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party has a Facility Office and is treated as resident for tax purposes; or

(ii)                                  that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable by that Finance Party. However, any payment deemed to be received or receivable, including any amount treated as income but not actually received by the Finance Party, such as a Tax Deduction, will not be treated as net income received or receivable for this purpose.

(c)                                  A Finance Party making, or intending to make, a claim under paragraph (a) above must promptly notify the Company of the event which will give, or has given, rise to the claim.

13.4                        Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party in its absolute discretion (acting in good faith) determines that:

(a)                                  a Tax Credit is attributable to that Tax Payment; and

(b)                                 it has used and retained that Tax Credit,

the Finance Party must pay an amount to the Obligor which that Finance Party determines in its absolute discretion (acting in good faith) will leave it (after that payment) in the same after-tax position as it would have been if the Tax Payment had not been required to be made by the Obligor.

13.5                        Stamp taxes

The Company must pay and indemnify each Finance Party against any stamp duty, registration or other similar Tax payable in connection with the entry into, performance or enforcement of any Finance Document, except for any such Tax payable in connection with the entry into of a Transfer Certificate unless such Transfer Certificate is entered into at the request of an Obligor.

13.6                        Value added taxes

(a)                                  Any amount (including costs and expenses) payable under a Finance Document by an Obligor is exclusive of any value added tax or any other Tax of a similar nature which might be chargeable in connection with that amount. If any such Tax is chargeable, the Obligor must pay to the Finance Party (in addition to and at the same time as paying that amount) an amount equal to the amount of that Tax.

(b)                                 The obligation of any Obligor under paragraph (a) above will be reduced to the extent that the Finance Party determines (acting reasonably) that it is entitled to repayment or a credit in respect of the relevant Tax.

14.                               INCREASED COSTS

14.1                        Increased Costs

Except as provided below in this Clause, each Borrower must pay to a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates as a result of:

(a)                                  the introduction of, or any change in, or any change in the interpretation, administration or application of, any law or regulation; or

(b)                                 compliance with any law or regulation,

made after the date of this Agreement.

14.2                        Exceptions

No Borrower need make any payment for an Increased Cost to the extent that the Increased Cost is:

(a)                                  compensated for under another Clause or would have been but for an exception to that Clause;

(b)                                 a tax on the overall net income of a Finance Party or any of its Affiliates; or

(c)                                  attributable to a Finance Party or its Affiliate wilfully failing to comply with any law or regulation.

14.3                        Claims

A Finance Party intending to make a claim for an Increased Cost must notify the Company promptly of the circumstances giving rise to, and the amount of, the claim.

15.                               MITIGATION

15.1                        Mitigation

(a)                                  Each Finance Party must, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which result or would result in:

(i)                                     any Tax Payment or Increased Cost being payable to that Finance Party;

(ii)                                  that Finance Party being able to exercise any right of prepayment and/or cancellation under this Agreement by reason of any illegality; or

(iii)                               that Finance Party incurring any cost of complying with the minimum reserve requirements of the European Central Bank,

including transferring its rights and obligations under the Finance Documents to an Affiliate or changing its Facility Office.

(b)                                 Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

(c)                                  The Company must indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of any step taken by it under this Clause.

(d)                                 A Finance Party is not obliged to take any step under this Clause if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

15.2                        Conduct of business by a Finance Party

No term of this Agreement will:

(a)                                  interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)                                 oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it in respect of Tax or the extent, order and manner of any claim; or

(c)                                  oblige any Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computation in respect of Tax.

16.                               PAYMENTS

16.1                        Place

Unless a Finance Document specifies that payments under it are to be made in another manner, all payments by a Party (other than the Facility Agent) under the Finance Documents must be made to the Facility Agent to its account at such office or bank:

(a)                                  in the principal financial centre of the country of the relevant currency; or

(b)                                 in the case of euro, in the principal financial centre of a Participating Member State or London,

as it may notify to that Party for this purpose by not less than five Business Days’ prior notice.

16.2                        Funds

Payments under the Finance Documents to the Facility Agent must be made for value on the due date at such times and in such funds as the Facility Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

16.3                        Distribution

(a)                                  Each payment received by the Facility Agent under the Finance Documents for another Party must, except as provided below, be made available by the Facility Agent to that Party by payment (as soon as practicable after receipt) to its account with such office or bank:

(i)                                     in the principal financial centre of the country of the relevant currency; or

(ii)                                  in the case of euro, in the principal financial centre of a Participating Member State or London,

as it may notify to the Facility Agent for this purpose by not less than five Business Days’ prior notice.

(b)                                 The Facility Agent may apply any amount received by it for an Obligor in or towards payment (as soon as practicable after receipt) of any amount due from that Obligor under the Finance Documents or in or towards the purchase of any amount of any currency to be so applied.

(c)                                  Where a sum is paid to the Facility Agent under this Agreement for another Party, the Facility Agent is not obliged to pay that sum to that Party until it has established that it has actually received it. However, the Facility Agent may assume that the sum has been paid to it, and, in reliance on that assumption, make available to that Party a corresponding amount. If it transpires that the sum has not been received by the Facility Agent, that Party must immediately on demand by the Facility Agent refund any corresponding amount made available to it together with interest on that amount from the date of payment to the date of receipt by the Facility Agent at a rate calculated by the Facility Agent to reflect its cost of funds.

(d)                                 The Company irrevocably and unconditionally instructs the Facility Agent to apply directly towards repayment of the Refinanced Facilities such proportion of the proceeds of the first Utilisation as is necessary to ensure that, when aggregated with the amounts which the Company notifies the Facility Agent it intends to apply towards repayment of the Refinanced Facilities from its own resources, the Refinanced Facilities are repaid in full by close of business on the Utilisation Date of the first Utilisation (and to the extent of such repayment not to make those proceeds available to the Company under paragraph (a) above).

16.4                        Currency

(a)                                  Unless a Finance Document specifies that payments under it are to be made in a different manner, the currency of each amount payable under the Finance Documents is determined under this Clause.

(b)                                 Interest is payable in the currency in which the relevant amount in respect of which it is payable is denominated.

(c)                                  A repayment or prepayment of any principal amount is payable in the currency in which that principal amount is denominated on its due date.

(d)                                 Amounts payable in respect of costs and expenses are payable in the currency in which they are incurred.

(e)                                  Each other amount payable under the Finance Documents is payable in euro.

16.5                        No set-off or counterclaim

All payments made by an Obligor under the Finance Documents must be made without set-off or counterclaim.

16.6                        Business Days

(a)                                  If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not) or whatever day the Facility Agent determines is market practice.

(b)                                 During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

16.7                        Partial payments

(a)                                  If any Administrative Party receives a payment insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Administrative Party must apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)                                     first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Administrative Parties under the Finance Documents;

(ii)                                  secondly, in or towards payment pro rata of any accrued interest or fee due but unpaid under this Agreement by that Obligor;

(iii)                               thirdly, in or towards payment pro rata of any principal amount due but unpaid under this Agreement by that Obligor; and

(iv)                              fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents by that Obligor.

(b)                                 The Facility Agent must, if so directed by all the Lenders, vary the order set out in sub-paragraphs (a)(ii) to (iv) above.

(c)                                  This Clause will override any appropriation made by an Obligor.

16.8                        Timing of payments

If a Finance Document does not provide for when a particular payment is due, that payment will be due within three Business Days of demand by the relevant Finance Party.

17.                               GUARANTEE AND INDEMNITY

17.1                        Guarantee and indemnity

The Company irrevocably and unconditionally:

(a)                                  guarantees to each Finance Party punctual performance by each Borrower of all its payment obligations under the Finance Documents;

(b)                                 undertakes with each Finance Party that, whenever a Borrower does not pay any amount when due under any Finance Document, the Company must immediately on demand by the Facility Agent pay that amount as if it were the principal obligor; and

(c)                                  indemnifies each Finance Party immediately on demand against any loss or liability suffered by that Finance Party if any payment obligation guaranteed by it is or becomes unenforceable, invalid or illegal; the amount of the loss or liability under this indemnity will be equal to the amount the Finance Party would otherwise have been entitled to recover.

17.2                        Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by any Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3                        Reinstatement

(a)                                  If any discharge (whether in respect of the obligations of any Borrower or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation or otherwise without limitation, the liability of the Company under this Clause will continue as if the discharge or arrangement had not occurred.

(b)                                 Each Finance Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

17.4                        Waiver of defences

The obligations of the Company under this Clause will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause (whether or not known to it or any Finance Party). This includes:

(a)                                  any time or waiver granted to, or composition with, an Obligor or any person;

(b)                                 any release of an Obligor or any person under the terms of any composition or arrangement;

(c)                                  the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, an Obligor or any other person;

(d)                                 any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)                                  any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any person;

(f)                                    any amendment (however fundamental) of a Transaction Document or any other document or security;

(g)                                 any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Transaction Document or any other document or security; or

(h)                                 any insolvency or similar proceedings.

17.5                        Immediate recourse

The Company waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person before claiming from the Company under this Clause.

17.6                        Appropriations

Until all amounts which may be or become payable by the Borrowers under the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may without affecting the liability of the Company under this Clause:

(a)                                  refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts; or

(b)                                 apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise); and

(c)                                  hold in an interest-bearing suspense account any moneys received from the Company or on account of the Company’s liability under this Clause.

17.7                        Non-competition

Unless:

(a)                                  all amounts which may be or become payable by the Obligors under the Finance Documents have been irrevocably paid in full; or

(b)                                 the Facility Agent otherwise directs,

the Company will not, after a claim has been made or by virtue of any payment or performance by it under this Clause:

(i)                                     be subrogated to any rights, security or moneys held, received or receivable by any Finance Party (or any trustee or agent on its behalf);

(ii)                                  be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Company’s liability under this Clause;

(iii)                               claim, rank, prove or vote as a creditor of any Obligor or its estate in competition with any Finance Party (or any trustee or agent on its behalf); or

(iv)                              receive, claim or have the benefit of any payment, distribution or security from or on account of any Borrower, or exercise any right of set-off as against any Borrower.

The Company must to the fullest extent permitted by law hold in trust for and immediately pay or transfer to the Facility Agent for the Finance Parties any payment or distribution or benefit of security received by it (A) contrary to paragraphs (i), (ii) or (iii) above or (B) with respect to any contribution or indemnity in respect of any payment made or moneys received on account of the Guarantor’s liability under this Clause 17 or in respect of any payment or distribution or security from or on account of any member of the Group or any right of set-off as against any member of the Group, subject to and in accordance with the Subordination Agreement and in accordance with any directions given by the Facility Agent.

17.8                        Additional security

This guarantee is in addition to and is not in any way prejudiced by any other security now or subsequently held by any Finance Party.

18.                               REPRESENTATIONS AND WARRANTIES

18.1                        Representations and warranties

Each Obligor party to this Agreement makes the representations and warranties set out in this Clause 18 in respect of itself and each of its Subsidiaries to each Finance Party. In addition the Company makes the representations and warranties set out in this Clause 18 in respect of itself and each Obligor not party to this Agreement.

18.2                        Status

(a)                                  It is a limited liability company, duly incorporated and in good standing and validly existing under the laws of the jurisdiction of its incorporation; and

(b)                                 it has the power to own its assets and carry on its business as it is being conducted.

18.3                        Powers and authority

It has the power to enter into and perform, and has or will have taken at the relevant time all necessary action to authorise the entry into, performance and delivery of the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

18.4                        Legal validity

Each Transaction Document to which it is or will be a party constitutes, or when executed in accordance with its terms will constitute, its legally binding, valid and enforceable obligation.

18.5                        Non-conflict

(a)                                  The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents do not and will not conflict with:

(i)                                     any law or regulation or judicial or official order; or

(ii)                                  its or any of its Subsidiaries’ constitutional documents; or

(iii)                               any document which is binding upon it or any of its or its Subsidiaries’ assets.

(b)                                 The borrowing of the Total Commitments in full will not cause any borrowing limit binding on any Borrower to be exceeded.

18.6                        No Default

(a)                                  No Default is outstanding on the date of this Agreement or will result from the execution of, or the performance of any transaction contemplated by, any Transaction Document to which it or any of its Subsidiaries is or will be a party.

(b)                                 No event or circumstance is outstanding which constitutes (or, with the giving of notice, lapse of time, determination of materiality or the fulfilment of any other applicable condition or any combination of the foregoing, might constitute) a default, termination event or early prepayment event under any document which is binding on it or any of its Subsidiaries.

18.7                        Authorisations

All authorisations required by it or desirable in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Transaction Documents and the implementation of the Asset Disposal Programme and the Rights Issue have been, or will be when necessary (and in any event prior to the first Request), obtained or effected (as appropriate) and are, or will be when obtained or effected, in full force and effect.

18.8                        Title

It and each member of the Group has good title to, or valid leases of, or is otherwise entitled to use all material assets necessary to conduct its business as it is conducted at the date of this Agreement.

18.9                        Litigation

(a)                                  No litigation, arbitration or administrative proceedings are current or, to its knowledge, pending or threatened against it on the date of this Agreement which have or could reasonably be expected to involve a claim or related claims in excess of €15,000,000 (or its equivalent in other currencies) and thereafter which have or could reasonably be expected to have a Material Adverse Effect.

(b)                                 Paragraph (a) does not apply to proceedings the full details of which have been provided to the Facility Agent on or prior to the date of this Agreement.

18.10                 Pari Passu Ranking

Its obligations under the Finance Documents rank and will rank at least pari passu with all its unsecured and unsubordinated obligations except for obligations mandatorily preferred by law applying to companies generally.

18.11                 Taxes on payments

All amounts payable by each Obligor under the Finance Documents can be made free and clear of and without deduction for or on account of any Tax.

18.12                 Stamp duties

No stamp or registration duty or similar taxes or charges are payable in its jurisdiction of incorporation in respect of any Finance Document.

18.13                 Immunity

(a)                                  The execution by each Obligor of each Finance Document constitutes, and its exercise of its rights and performance of its obligations under each Finance Document will constitute, private and commercial acts done and performed for private and commercial purposes; and

(b)                                 no Obligor will be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its jurisdiction of incorporation in relation to any Finance Document.

18.14                 No adverse consequences

(a)                                  It is not necessary under the laws of its jurisdiction of incorporation:

(i)                                     in order to enable any Finance Party to enforce its rights under any Finance Document; or

(ii)                                  by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document,

that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in its jurisdiction of incorporation; and

(b)                                 no Finance Party is or will be deemed to be resident, domiciled or carrying on business in its jurisdiction of incorporation by reason only of the execution, performance and/or enforcement of any Finance Document.

18.15                 Jurisdiction/governing law

(a)                                  Each Obligor’s:

(i)                                     irrevocable submission under Clause 38.1 (Jurisdiction) to the jurisdiction of the courts of England and New York;

(ii)                                  agreement that this Agreement is governed by English law; and

(iii)                               agreement not to claim any immunity to which it or its assets may be entitled,

are legal, valid and binding under the laws of its jurisdiction of incorporation; and

(b)                                 any judgement obtained in England or in the United States will be recognised and be enforceable by the courts of its jurisdiction of incorporation.

18.16                 Security Interests

(a)                                  It is the legal and beneficial owner of the property which it purports to charge pursuant to the Security Documents. No Security Interests, third party rights, options, claims and competing interests whatsoever exist over any of its assets other than as permitted by Clause 21.4 (Negative pledge).

(b)                                 The Security Interests granted or intended to be granted under the Security Documents pursuant to the Agreed Security Principles constitute first ranking security in favour of the Finance Parties and implementation of the Agreed Security Principles in full does not breach any document binding on the Company and any of its Subsidiaries.

18.17                 Environmental matters

It has obtained any and all Environmental Licences required for the carrying on of its business as currently conducted and is in compliance in all material respects with (a) the terms and conditions of such Environmental Licences and (b) all other applicable Environmental Law which in each case, if not complied with, has, or could reasonably be expected to have a Material Adverse Effect.

18.18                 Financial Statements and Business Plan

(a)                                  The consolidated and unconsolidated financial statements of the Company and each Borrower most recently delivered to the Facility Agent (being, at the date of this Agreement, the Original Financial Statements only):

(i)                                     have been prepared in accordance with accounting principles and practices generally accepted in its jurisdiction of incorporation, consistently applied; and

(ii)                                  give a true and fair view of its financial condition (consolidated, if applicable) as at the date to which they were drawn up,

(b)                                 There has been no material adverse change in the consolidated financial condition of the Group since the date of the Original Business Plan.

(c)                                  The projections and forecasts contained in the Business Plan and liquidity and cashflow forecasts most recently delivered to the Facility Agent were made in good faith and are based on reasonable assumptions and such Business Plan does not as at its date omit any projections or forecasts which would make that Business Plan misleading.

18.19                 Information

(a)                                  (Unless the Company has notified the Facility Agent (which shall notify the Lenders) in writing to the contrary prior to the date of this Agreement, correcting the relevant inaccuracy or lack of completeness) all written information (other than the Business Plan) (and including all reports) provided to the Finance Parties by or on behalf of an Obligor or other member of the Group prior to the date of, and in connection with, this Agreement (the Information) was true, complete and accurate in all material respects as at the date it was supplied.

(b)                                 All expressions of opinion contained in the Information were made after careful consideration and were believed by the Company or an Obligor or other member of the Group to be reasonable as at the date at which they were stated to be given.

(c)                                  The financial projections contained in the Information were prepared on the basis of assumptions believed by the Company or an Obligor or other member of the Group to be reasonable and prudent as at the date at which they were stated to be given.

(d)                                 Save as otherwise disclosed on or before the date of delivery of the Information nothing has occurred since the date of that Information (or, if applicable, the date of any factual information contained therein as referred to therein) which, if disclosed, would make that Information untrue or misleading in any material respect.

18.20                 Existing Facilities

(a)                                  The details in Schedule 7 Part 2 (Existing Indebtedness) given in relation to each Existing Facility are, as at the date of this Agreement true, accurate and complete.

(b)                                 Schedule 7 Part 2 (Existing Indebtedness) identifies each agreement under which any member of the Group or Relevant Entity can incur or has outstanding Financial Indebtedness or to which there is recourse in respect of Financial Indebtedness to any Obligor or Material Subsidiary in each case on the date of this Agreement.

18.21                 Asset Disposal Programme and Rights Issue

The Company has no reason to believe that the Asset Disposal Programme and Rights Issue cannot be completed in full in accordance with the timetable applicable thereto and that any authorisation or consent necessary for the disposal of an asset referred to in the Asset Disposal Programme or for the launch and implementation of the Rights Issue will not be forthcoming in time to allow that disposal or Rights Issue to be implemented in accordance with that timetable.

18.22                 Inter-Company Indebtedness

The list of Intra-Group Loans made to or by each Obligor provided to the Facility Agent pursuant to this Agreement, being on the date of this Agreement the list set out in Schedule 13 (Intra-Group Loans), is complete and correct in all material respects as at its date.

18.23                 Solvency of Obligors

(a)                                  No proceedings of any nature are current or, to its knowledge, pending or threatened, for the winding-up or dissolution (including without limitation dissolution, liquidation or redressement judiciaire) (other than a solvent winding up or dissolution) of, or in respect of any insolvency proceeding of any nature relating to any Obligor or each of its Subsidiaries.

(b)                                 It has not defaulted on any of its payment obligations under any Facility Agreement and the Obligors and each of its Subsidiaries are in a position to meet their respective scheduled payments as they fall due.

(c)                                  In relation to each Obligor and its Subsidiaries incorporated or organised in the United States of America (on a consolidated basis):

(i)                                     the aggregate amount of its debts (including its obligations (if any) under the Finance Documents) is less than the aggregate value (being the lesser of fair present valuation and present fair saleable value) of its assets (which for, avoidance of doubt, include, without limitation, all rights of indemnification, contribution and subrogation);

(ii)                                  its capital is not unreasonably small to carry on its business as it is being conducted;

(iii)                               it did not incur (on the date incurred) and will not incur, debts beyond its ability to pay as they mature; and

(iv)                              it has not made a transfer or incurred any obligation under any Finance Document with the intent to hinder, delay or defraud any of its present or future creditors.

Terms used in this paragraph (c) have the meanings given to them in the United States Bankruptcy Code of 1978, as amended, and applicable fraudulent conveyance laws in the United States of America.

18.24                 Group Structure Chart

As at the date of this Agreement, the Group Structure Chart describes the corporate ownership structure of all members of the Group and is true, complete and correct in all material respects.

18.25                 United States laws

(a)                                  It is not:

(i)                                     a holding company, an affiliate of a holding company or a subsidiary company of a holding company within the meaning of, or otherwise subject to regulation under PUHCA;

(ii)                                  a public utility, or subject to regulation, under the Federal Power Act;

(iii)                               an investment company or a company controlled by an investment company; or

(iv)                              subject to regulation under any United States Federal or State law or regulation that limits its ability to incur or guarantee indebtedness.

(b)                                  Margin stock

(i)                                     The proceeds of the Utilisations have been and will be used only for the purposes described in Clause 3 (Purpose).

(ii)                                  It is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations U and X of the Board of Governors of the United States Federal Reserve System), and no portion of any Utilisation has been or will be used, directly or indirectly, to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

(iii)                               No portion of any Utilisation will be used to acquire any security in a transaction that is subject to Section 13 or 14 of the United States Securities Exchange Act of 1934, as amended.

(c)                                  ERISA

(i)                                     No ERISA Event that could reasonably be expected to have a Material Adverse Effect has occurred or is reasonably expected to occur with respect to any Plan.

(ii)                                  The present value of the benefit liabilities under each Plan, as determined for the purposes of Schedule B (Actuarial Information) to such Plan’s most recently completed annual report (Form 5500 Series) that has been filed with the required United States governmental agencies, which Schedule B is complete and accurate in all material respects, did not, as of the date of such valuation, exceed the fair market value of the assets of such Plan by an amount that, when aggregated with any such excess under any other Plan, could reasonably be expected to have a Material Adverse Effect, and since the date of such valuation there has been no material adverse change in such funding status that, when aggregated with any such change with respect to any other Plan, could reasonably be expected to have a Material Adverse Effect.

(iii)                               Except as could not reasonably be expected to have a Material Adverse Effect, neither it nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan.

(iv)                              Except as could not reasonably be expected to have a Material Adverse Effect, neither it nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganisation or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganisation or to be terminated, within the meaning of Title IV of ERISA.

18.26                 Times for making representations

(a)                                  The representations set out in this Clause are made by each Original Obligor on the date of this Agreement.

(b)                                 Unless a representation is expressed to be given at a specific date and subject to paragraph (c) below, each representation is deemed to be repeated by:

(i)                                     each Additional Borrower and the Company on the date that Additional Borrower becomes an Obligor; and

(ii)                                  each Obligor on the date of each Request and the first day of each Term.

(c)                                  A representation made under Clause 18.8 (Title), Clause 18.11 (Taxes on payments), Clause 18.12 (Stamp duties), Clause 18.19 (Information), Clause 18.21 (Asset Disposal Programme and Rights Issue), Clause 18.23 (Solvency of Obligors) and Clause 18.24 (Group Structure Chart) shall not be repeated and a representation made under Clause 18.18(c) (Financial Statements and Business Plan) shall only be repeated on each date that a Business Plan or liquidity and cashflow forecast referred to therein is delivered, and a representation made in the case of Clause 18.22 (Inter-Company Indebtedness) shall be repeated only on each date that a list of Intra-Group Loans referred to therein is delivered.

(d)                                 When a representation in Clause 18.6 (No Default) is repeated on a Request for a Rollover Utilisation, the reference to a Default will be construed as a reference to an Event of Default.

(e)                                  When a representation is repeated, it is applied to the circumstances existing at the time of repetition.

19.                               INFORMATION COVENANTS

19.1                        Financial information

(a)                                  The Company shall supply or procure that the relevant member of the Group or Relevant Entity supplies to the Facility Agent in sufficient copies for the Lenders:

(i)                                     as soon as the same are available and in any event within 60 days of the end of its respective financial years:

(A)                              the audited consolidated and unconsolidated financial statements of the Company for the financial year;

(B)                                the audited or unaudited unconsolidated financial statements of Rhodia Inc. for the financial year; and

(C)                                the unaudited financial statements of each other Obligor, which may constitute those prepared for the consolidated financial statements of the Company;

(ii)                                  as soon as the same are available and in any event within 90 days of the end of its financial year the audited consolidated or unconsolidated financial statements of Rhodia Inc. for the financial year;

(iii)                               as soon as the same are available and in any event within 180 days of the end of its respective financial years the audited unconsolidated financial statements of each Obligor for the financial year;

(iv)                              as soon as the same are available (and in any event within 60 days of the end of its respective financial half-years):

(A)                              the consolidated and unconsolidated financial statements subject to a limited review by the auditors of each Original Borrower for that financial half-year; and

(B)                                the unaudited financial statements of each other Obligor, which may constitute those prepared for the consolidated financial statements of the Company for that financial half-year;

(v)                                 as soon as the same are available (and in any event within 60 days of the end of each of its respective financial quarters):

(A)                              the consolidated financial statements of each Borrower for that financial quarter; and

(B)                                the unaudited financial statements of each other Obligor, which may constitute those prepared for the consolidated financial statements of the Company for that financial quarter;

(vi)                              as soon as they become available (and in any event within 30 days of the end of each calendar month) a copy of the management accounts of the Company for that calendar month which shall contain a profit and loss statement and details of cashflow and liquidity for that calendar month; and

(vii)                           in respect of each Relevant Entity:

(A)                              as soon as the same are available (and in any event within 180 days of the end of each financial year of each Relevant Entity) the audited consolidated financial statements of that Relevant Entity for that financial year; or

(B)                                if the audited consolidated financial statements referred to in paragraph (A) above are not prepared by a Relevant Entity, as soon as the same are available (and in any event within 90 days of the end of each financial year of that Relevant Entity) the financial statements of that Relevant Entity for that financial year; and

(C)                                provided the same are prepared by a Relevant Entity and the Company is entitled to receive them, as soon as the same are available (and in any event within 60 days of the end of each financial half year of each Relevant Entity) the financial statements (consolidated if prepared and otherwise unconsolidated) of that Relevant Entity for that half year.

(b)                                 Subject to paragraph (c) below, the Company shall ensure that:

(i)                                     each set of financial statements delivered by it pursuant to paragraphs (a)(i) to (a)(vi) above:

(A)                              is prepared in accordance with accounting principles and practices generally accepted in France consistently applied;

(B)                                shall give a true and fair view of the financial condition of the Group as at the end of the period to which those financial statements relate and of the results of its operations during that period; and

(C)                                is (in the case of the financial statements referred to in paragraphs (a)(i)(A), (a)(ii) and (a)(iii) above) audited by an internationally recognised independent qualified firm of auditors.

(c)                                  The Company shall ensure that each set of financial statements delivered pursuant to paragraph (a)(vii) above is prepared in accordance with either:

(i)                                     accounting principles and practices generally accepted internationally if, in the place of establishment or incorporation of the Relevant Entity concerned there is a legal requirement to do so; or

(ii)                                  if no such requirement exists, accounting principles and practices generally accepted in the place of establishment or incorporation of the Relevant Entity concerned, in each case consistently applied and shall give a true and fair view of the financial condition of the Relevant Entity to which they relate as at the end of the period to which those accounts relate and of the results of its operations during that period.

(d)                                 Together with each set of financial statements delivered under paragraphs (a)(i)(A), (a)(ii) and (a)(iv) above, the Company shall deliver a Compliance Certificate signed by its statutory auditors setting out in reasonable detail (to the Facility Agent’s reasonable satisfaction) computations in respect of the definitions used in and for the purposes of establishing compliance with the financial covenants in Clause 20 (Financial Covenants) as at the Testing Date (as defined in Clause 20) to which the financial statements with which the relevant Compliance Certificate was delivered were made.

(e)                                  Together with each set of financial statements delivered under paragraph (a)(v) above, the Company shall deliver a Compliance Certificate signed by its chief financial officer setting out in reasonable detail computations in respect of the definitions used in and for the purposes of establishing compliance with the financial covenants in Clause 20 (Financial Covenants) as at the Testing Date (as defined in Clause 20) to which those financial statements were made up.

(f)                                    Together with each set of audited financial statements delivered under paragraphs, (a)(i)(A), (a)(ii) and (a)(iv) above, the Company shall deliver to the Facility Agent a certificate listing the Material Subsidiaries as determined from those financial statements.

(g)                                 The Company shall supply the Facility Agent (in sufficient copies for the Lenders) with:

(i)                                     as soon as available and in any event within 20 Business Days of the end of each quarter starting with the quarter ending on 31st March, 2004 an updated Business Plan which shall be validated by Ernst & Young in accordance with the agreed scope of work (to include an analysis and projections of liquidity and cash as at the end of that quarterly period) for each of the periods ending on 31st March, 2004, 30th June, 2004, 31st December, 2004 and 30th June, 2005;

(ii)                                  as soon as the same are available and in any event within 15 Business Days of the end of each of the first two calendar months of each quarter, (A) details of the amounts of consolidated gross and net cash available to the Company as at that date commencing with the calendar month ending 31st December, 2003; and (B) monthly analysis and projections of liquidity and cash as at the end of each of the first two calendar months of each quarter including a 12-month rolling forecast for the next twelve months commencing with the calendar month ending 30th April, 2004 in the same form as the Liquidity Analysis provided with the Original Business Plan;

(iii)                               as soon as the same are available and in any event:

(A)                              within 10 Business Days of the end of each calendar month, a list of all Intra-Group Loans made to or by the Company as at the end of that calendar month; and

(B)                                within 20 Business Days of the end of each calendar month, a list of all Intra-Group Loans made to or by each Obligor other than the Company as at the end of that calendar month;

(iv)                              no more than once in any quarterly period, such information, access to personnel and other assistance as is necessary to enable the Finance Parties, acting through the Facility Agent, to monitor the cash flow of the Group and compare it with the liquidity and cash flow forecast.

(h)                                 The Company shall ensure the availability of senior management of the Company for meetings or conference calls with the Lenders on a semi-annual and annual basis.

19.2                        Information—miscellaneous

Each Obligor shall supply to the Facility Agent in sufficient copies for, or make available to, the Lenders:

(a)                                  all notices and documents dispatched by it to its shareholders (or any class of them) or its creditors (or any class of them) at the same time as they are dispatched;

(b)                                 (i) to the extent legally permissible, any report, notice or statement made or issued to any regulatory authority or stock exchange by an Obligor which is to be made available to the public promptly upon making or issuing the report, notice or statement; and

(ii)                                  where the report, notice or statement refers to the Lenders, the Company shall where legally permissible, give the Facility Agent opportunity to comment on the report, notice or statement prior to its making or issue;

(c)                                  promptly, a copy of any material notification received from any rating agency in respect of the Company’s long term credit rating;

(d)                                 promptly upon becoming aware of them, details of any material litigation, arbitration or administrative proceedings which are current, threatened or pending which it is or may become involved in;

(e)                                  promptly, reasonable details of any disposal made or to be made pursuant to the Asset Disposal Programme; and

(f)                                    promptly, such further information in the possession or control of any member of the Group regarding the financial condition, structure, business and management of the Obligors, the Group as a whole or any Material Subsidiary as the Facility Agent may reasonably request.

19.3                        Notification of Default

(a)                                  The Company or relevant Obligor shall, promptly upon becoming aware of the occurrence of the same, notify the Facility Agent of:

(i)                                     any Default in respect of it or its Subsidiaries (and the steps, if any, being taken to remedy it); or

(ii)                                  any event or circumstance which constitutes (or, with the giving of notice, lapse of time, determination of materiality or the fulfilment of any applicable condition or any combination of the foregoing, might constitute) a default, termination event or early prepayment event under any document which is binding on it or any of its Subsidiaries.

(b)                                 The Facility Agent will promptly notify each Lender of any such Default or event or circumstance upon receipt of notification from the Obligor.

(c)                                  Promptly upon any request by the Facility Agent (acting in good faith) the Company must supply to the Facility Agent a certificate, signed by two of its authorised signatories on its behalf, certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it.

20.                               FINANCIAL COVENANTS

20.1                        Financial covenant definitions

In this Clause 20:

Adjusted EBITDAR means, in respect of a particular period, the Company’s EBITDAR adjusted to reflect the EBITDAR of each Relevant Entity (Relevant Entity EBITDAR), provided that the amount of such adjustment shall be pro rata to the Company’s participation in the capital of the Relevant Entity.

Consolidated Net Indebtedness means, without double counting, the aggregate of (A) the Company’s long term debt (including participating loans), bank overdrafts, current portion of long term debt, (B) guarantees given with respect to Financial Indebtedness of third parties or joint ventures in which the Company is involved or the Company’s unconsolidated subsidiaries or otherwise (C) outstanding amounts with respect to any securitisation programme, sale of receivables and any outstanding amount under a lease (being defined as the aggregate of the net present value of (i) lease rentals and (ii) the residual value or lease balance of such lease) and (D) short term borrowings minus the aggregate of cash, short term deposits, marketable securities, each as calculated from the items so described in the English language version of the consolidated accounts of the Company most recently delivered by the Company to the Facility Agent under Clause 19.1 (Financial information).

EBITDA means, in respect of a particular period, (before restructuring costs and after cash impact of provisions other than provisions for restructuring) and in respect of the Company or a Relevant Entity, the aggregate of the Company’s or the Relevant Entity’s (as the case may be) Operating Income, Depreciation and Amortisation of Assets, where:

(a)                                  Operating Income means net sales minus operating expenses (operating expenses being production costs and expenses, administrative and selling expenses, research and development expenses, Depreciation and Amortisation of Assets, additional goodwill amortisation (if any) and provision for environmental costs);

(b)                                 Depreciation and Amortisation of Assets means:

(i)                                     amortisation of acquisition goodwill and equity goodwill in net income of affiliated companies;

(ii)                                  amortisation of patents, licenses, trade-marks and software;

(iii)                               amortisation of other intangible assets;

(iv)                              depreciation of land, buildings and other tangible assets;

(v)                                 additional goodwill amortisation (if any); and

(vi)                              investments allowance,

as determined from the accounts of the Company and the Relevant Entity most recently delivered by the Company to the Facility Agent under Clause 19.1 (Financial information) and if an acquisition or disposal of a Subsidiary has been made which is not taken into account in the accounts of the Company for the relevant period such accounts shall be adjusted by way of pro forma audited financial statements (based on audited financial statements for that Subsidiary (consolidated if it has Subsidiaries) for the Ratio Period ending immediately prior to that acquisition or disposal and other assumptions approved by the Facility Agent) in respect of that Subsidiary as if the relevant acquisition or disposal had been made during that relevant period.

EBITDAR means in respect of a particular period, EBITDA for that period plus the aggregate amount of any lease rental payments paid or payable in that period to the extent such payments are taken into account as an operating expense in the calculation of EBITDA.

Net Financial Expenses means, in respect of a particular period, Interest Expenses minus Interest Income, where:

(a)                                  Interest Expenses means the aggregate of the Company’s interest on financial debts and financing operations (being interest on loans payable and bank overdrafts, financial expenses related to securitisations, the interest element of lease rental payments, discounts of notes receivable and amortisation of redemption premium) after capitalisation of financial expenses related to the financing of certain assets and incorporated in the purchase cost of such assets, excluding penalties or commissions for loan prepayment, losses on financial instruments such as interest rate options and interest rate swaps, interest payable on non financial debts (commercial or other), loans issuing costs whether or not spread over the duration of the loan, net losses on disposals of marketable securities, decreases in the probable stock exchange value of trading securities, losses on repurchase of shares, debentures and other securities issued by the Company or its Subsidiaries; and

(b)                                 Interest income means the Company’s interest income on financial assets (loans receivable, debit balance on bank current accounts, etc.), excluding income from non financial receivables, gains on financial instruments such as interest rate swaps or interest rate options, gains on disposal of marketable securities, increase in the probable stock exchange value of trading securities, income from marketable securities, gains on repurchase of shares, debentures or other securities issued by the Company or its Subsidiaries, each as calculated from the items so described in the English language version of the consolidated financial statements of the Company most recently delivered by the Company to the Facility Agent under Clause 19.1 (Financial information).

Ratio Period means each twelve month period ending on the date to which each set of financial statements delivered by the Company pursuant to Clause 19.1 (Financial information) was prepared.

Testing Date means 31st March, 30th June, 30th September and 31st December of each year.

20.2                        Ratio of Consolidated Net Indebtedness to Adjusted EBITDAR

The Company shall procure that the ratio of its Consolidated Net Indebtedness to its Adjusted EBITDAR is not, on each Testing Date in relation to any Ratio Period ending on that Testing Date set out in the column under the heading “Testing Date” in the table below, greater than the ratio set out opposite that Testing Date in the table below:

Ratio	Testing Date
9.50 to 1.0	31st March, 2004
9.50 to 1.0	30th June, 2004
9.00 to 1.0	30th September, 2004
9.00 to 1.0	31st December, 2004
7.60 to 1.0	31st March, 2005
6.40 to 1.0	30th June, 2005
6.00 to 1.0	30th September, 2005
5.70 to 1.0	31st December, 2005

20.3                        Ratio of EBITDAR to Net Financial Expenses

The Company shall procure that the ratio of its EBITDAR to its Net Financial Expenses is not, at the end of each Ratio Period ending on the Testing Date set out in the column under the heading “Testing Date” in the table below, less than the ratio set out opposite that Testing Date in the table below:

Ratio	Testing Date
1.75 to 1.0	31st March, 2004
1.20 to 1.0	30th June, 2004
1.20 to 1.0	30th September, 2004
1.20 to 1.0	31st December, 2004
1.35 to 1.0	31st March, 2005
1.60 to 1.0	30th June, 2005
1.80 to 1.0	30th September, 2005
2.00 to 1.0	31st December, 2005

20.4                        Consolidated Net Indebtedness

The Company shall procure that the Consolidated Net Indebtedness is not on each Testing Date set out in the column under the heading “Testing Date” in the table below greater than the amount set out opposite that Testing Date in the table below:

Amount	Testing Date
€4,050,000,000	31st March, 2004
€3,450,000,000	30th June, 2004
€3,450,000,000	30th September, 2004
€3,350,000,000	31st December, 2004
€3,350,000,000	31st March, 2005
€3,250,000,000	30th June, 2005
€3,250,000,000	30th September, 2005
€3,250,000,000	31st December, 2005

20.5                        Restructuring Costs

The consolidated restructuring costs of the Group accumulated since the date of the Original Business Plan (based on the latest consolidated semi-annual or annual financial statements of the Company) shall not exceed on the date set out in the table below the percentage of the restructuring costs set out opposite that date and referred to in the Original Business Plan:

Date	% of restructuring costs of Original Business Plan
31st December, 2004	115%
30th June, 2005	120%
31st December, 2005	130%

20.6                        Calculation and interpretation

(a)                                  All the terms used in Clause 20.1 (Financial covenant definitions) are to be calculated in accordance with the accounting principles and practices applied in connection with the Original Financial Statements, consistently applied.

(b)                                 The Company shall promptly notify the Facility Agent of:

(i)                                     each change in the accounting principles and practices in accordance with which the Company’s consolidated financial statements are prepared; and

(ii)                                  each change in the end of the Company’s financial year.

(c)                                  Following each change of the type referred to in paragraph (b) above, the Company shall:

(i)                                     procure that its chief financial officer or (if the Facility Agent so requests) its statutory auditors deliver with the audited financial statements of the Company next delivered under Clause 19.1 (Financial information) (the New Accounts) a certificate containing a description of the change in the basis on which the Company’s consolidated financial statements are prepared from that used in the preparation of the consolidated financial statements of the Company delivered immediately prior to the change (the Old Accounts) and information:

(A)                              sufficient, in the reasonable opinion of the Majority Lenders, to allow the Finance Parties to make an accurate comparison of the Company’s financial position as set out in the Old Accounts and that set out in the New Accounts and any adjustments necessary to ensure that the New Accounts reflect the format, and/or basis used in the preparation, of the Old Accounts; and

(B)                                sufficient, in the reasonable opinion of the Facility Agent, to enable the Facility Agent to ascertain the compliance by the Company with the financial covenants contained in Clauses 20.2 (Ratio of Consolidated Net Indebtedness to Adjusted EBITDAR) and 20.3 (Ratio of EBITDAR to Net Financial Expenses); and

(ii)                                  at the request of the Facility Agent (acting on the instructions of the Majority Lenders), negotiate in good faith with the Facility Agent with a view to agreeing such amendments to this Clause 20 as may be necessary to ensure that the Finance Parties’ interests under this Agreement are not prejudiced by such change.

(d)                                 If:

(i)                                     the Facility Agent, acting reasonably, disputes (1) the Company’s statutory auditors’ interpretation of any term in Clause 20.1 (Financial covenant definitions) or any computation under this Clause 20, in each case, contained in a certificate delivered by the Company under Clause 19.1 (Financial information) or (2) any certificate or the contents thereof delivered by the Company’s statutory auditors; or

(ii)                                  if no agreement is reached within 30 days of a request by the Facility Agent under paragraph (c)(ii) above),

the Facility Agent may, at the expense of the Company, instruct an independent expert (which shall be an internationally recognised independent qualified firm of auditors) to act as an expert and not as an arbitrator, and the determination of such expert shall be final and binding on the Parties and, in the case of an instruction made pursuant to paragraph (d)(ii) above, this Agreement will be amended to the extent such expert advises to be necessary to ensure that the Finance Parties’ interests under this Agreement are not prejudiced by the change of the type referred to in paragraph (b) above.

21.                               GENERAL COVENANTS

21.1                        General

Each Obligor party to this Agreement agrees to be bound by the covenants set out in this Clause relating to it and, where the covenant is expressed to apply to another Obligor or member of the Group or Material Subsidiary, the Company must ensure that such Obligor or member of the Group or Material Subsidiary performs and complies with that covenant.

21.2                        Authorisations

Each Obligor and Material Subsidiary shall promptly:

(a)                                  obtain, maintain and comply with the terms of; and

(b)                                 supply certified copies to the Facility Agent of,

any authorisation required or desirable under any law or regulation to enable it to enter into or to perform its obligations under, or for the performance, validity or enforceability of, and the transactions contemplated by, any Transaction Document to which it is a party and to enable the implementation of the Asset Disposal Programme and the Rights Issue.

21.3                        Pari passu ranking

Each Obligor shall ensure that its obligations under the Finance Documents and Secured Intra-Group Loans do and will rank at least pari passu with all its present and future unsecured and unsubordinated obligations, except for obligations mandatorily preferred by law applying to companies generally.

21.4                        Negative pledge

(a)                                  No Obligor or Material Subsidiary shall create or permit to subsist any Security Interest on any of its assets.

(b)                                 Paragraph (a) does not apply to:

(i)                                     any Security Interest constituted by the Security Documents securing Financial Indebtedness referred to therein (including refinancing thereof provided that the amount of such Financial Indebtedness is not increased);

(ii)                                  any Security Interest listed in Schedule 7 Part 1 (Existing Security) securing Financial Indebtedness referred to therein (including refinancing thereof provided that the amount of such Financial Indebtedness is not increased);

(iii)                               any Security Interest constituted for the purpose of a Derivative Deposit securing Financial Indebtedness under Derivative Instruments in an amount no greater than the lower of €40,000,000 and the aggregate amount of Derivative Deposits made on the Term Date;

(iv)                              any Security Interest constituted by the giving of cash cover pursuant to this Agreement;

(v)                                 any lien arising by operation of law in the ordinary course of business and securing amounts not more than 30 days overdue;

(vi)                              any Security Interest arising out of title retention provisions in a supplier’s standard conditions of supply in respect of goods acquired by the relevant Obligor or Material Subsidiary in the ordinary course of business;

(vii)                           any Security Interest created in the ordinary course of business in connection with workers’ compensation, unemployment insurance, deferred compensation plans or retirement plans for key managers and other types of social security;

(viii)                        any Security Interest arising out of orders of attachment, distraint or similar legal process arising in connection with court proceedings so long as the claims secured are being contested in good faith;

(ix)                                any Security Interest over assets other than those referred to in paragraph (i) above, to the extent necessary in order to maintain, refinance or replace any existing Financial Indebtedness or, to the extent permitted by this Agreement, incur new Financial Indebtedness provided that the aggregate amount of all such Financial Indebtedness when aggregated with the amount of the finance raised under Clause 21.5(b)(ii) below does not exceed a maximum aggregate amount of €200,000,000 (or its equivalent in other currencies) of which a maximum aggregate amount of €150,000,000 (or its equivalent in other currencies) may be incurred by the Obligors.

21.5                        Transactions similar to security

(a)                                  No Obligor or Material Subsidiary shall:

(i)                                     sell, transfer or otherwise dispose of any of its assets (including without limitation sale and lease back and sale and repurchase agreements) on terms whereby it is or may be leased to or re-acquired or acquired by a member of the Group or any of its related entities; or

(ii)                                  sell, transfer or otherwise dispose of any of its receivables on recourse terms,

in circumstances where the transaction is entered into primarily as a method of raising finance or of financing the acquisition of an asset.

(b)                                 Paragraph (a) above does not apply to:

(i)                                     any disposal of receivables made in respect of Securitisation Programmes with Limited Recourse only; or

(ii)                                  any other transaction provided the amount of finance raised when aggregated with the Financial Indebtedness secured by a Security Interest pursuant to Clause 21.4(b)(ix) does not exceed €200,000,000 (or its equivalent in other currencies) of which a maximum amount of €150,000,000 (or its equivalent in other currencies) may be incurred by the Obligors.

21.6                        Disposals

(a)                                  No Obligor or Material Subsidiary shall, either in a single transaction or in a series of transactions, whether related or not, dispose of all or any part of its assets.

(b)                                 Paragraph (a) does not apply to:

(i)                                     disposal of stock-in-trade, business inventories, fixtures and fittings, furniture and other office equipment, made in the ordinary course of business of the disposing entity;

(ii)                                  disposal of assets (other than shares) in exchange for other assets comparable or superior as to type, value and quality;

(iii)                               disposal of assets (other than the business of the Company) or shares as part of an intra-group re-organisation from one Obligor to another Obligor on arms’-length terms, in each case, subject to and in accordance with Clause 21.8 (Mergers, acquisitions and intra-group re-organisations);

(iv)                              disposal of assets for cash in accordance with the Asset Disposal Programme and other disposal of assets for cash where an amount equal to fifty per cent. (50%) of the net disposal proceeds of any such disposal are applied in mandatory prepayment and cancellation of the Facilities subject to and in accordance with Clause 9.3 (Mandatory Prepayment—disposals, equity and capital market issues) of this Agreement;

(v)                                 disposal of assets made in respect of the Securitisation Programmes with Limited Recourse only;

(vi)                              disposal for cash on a non-recourse basis of VAT credits; or

(vii)                           transactions with the prior written approval of the Majority Lenders.

21.7                        Change of business/registered office

(a)                                  The Company shall procure that no substantial change is made to the general nature or scope of the business of the Company or the Group (taken as a whole) from that carried on at the date of this Agreement.

(b)                                 The Company shall not change its place of incorporation or registered head office to one outside the European Union.

21.8                        Mergers, acquisitions and intra-group re-organisations

(a)                                  No Obligor or Material Subsidiary shall enter into any amalgamation, demerger, merger, reconstruction or re-organisation otherwise than under an intra-Group re-organisation on a solvent basis involving the transfer of assets (including a business other than the business of the Company) and/or shares provided that such intra-group re-organisation:

(i)                                     unless a Permitted Reorganisation, does not involve the Company;

(ii)                                  does not affect any assets which are or are intended to be subject to Security Interests granted in favour of the Lenders under the Security Documents or, to the extent that it does affect any such assets, substitute Security Interests are granted over assets of a greater or equivalent value prior to such intra-group re-organisation (together with legal opinions and auditors valuations) in each case in a form and substance satisfactory to the Majority Lenders;

(iii)                               does not or is not reasonably likely to result in a Material Adverse Effect or in a Default;

(iv)                              does not affect any of the rights or remedies of the Lenders under the Finance Documents; and

(v)                                 where it involves an Obligor (other than transfer of its shares) the Lenders have provided their prior written consent.

(b)                                 Save as allowed by paragraph (c) below, no Obligor or Material Subsidiary shall and the Company shall ensure to the fullest extent within its power or control that no Joint Venture Entity will, acquire any assets or business or make any investment in any business, shares or other securities.

(c)                                  Paragraph (b) above shall not prevent:

(i)                                     acquisitions or investments made in the ordinary course of trade or other acquisitions or investments which when taken together do not have a maximum aggregate consideration since the date of the Secured Co-ordination Agreement until 31st December, 2004 in excess of €10,000,000 or its equivalent in other currencies and thereafter a maximum aggregate consideration in excess of €20,000,000 per annum or its equivalent in other currencies;

(ii)                                  acquisitions or investments made with the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders); or

(iii)                               capital contributions made to Relevant Entities or Joint Venture Entities by way of inter-company loan or share capital provided that the aggregate amount of such contributions made since the date of the Secured Co-ordination Agreement less the aggregate amount of (A) contributions repaid directly or indirectly to the Company; and (B) the amount of any dividend distributed directly or indirectly to the Company with respect to that capital contribution to the extent in excess of the dividends projected to be received by the Company and Subsidiaries on a fully consolidated basis by reference to the latest Business Plan does not exceed at any time €90,000,000 (or its equivalent in other currencies), taking into account any capital contributions made under Clause 21.12(c)(i) (Lending, borrowing and guarantees).

21.9                        Capital expenditure

No Obligor or other member of the Group shall incur any tangible or intangible capital expenditure except where such capital expenditure (excluding to the extent otherwise included amounts resulting solely from the re-consolidation of non-consolidated operating leases existing on 31st December, 2003) in aggregate does not exceed 110 per cent. per annum of the aggregate amount of capital expenditure per annum set out in the latest Business Plan.

21.10                 Insurance

Each Obligor and Material Subsidiary shall insure its business and assets with insurance companies to such an extent and against such risks as companies engaged in a similar business normally insure.

21.11                 Maintenance of status

Each Obligor and Material Subsidiary shall:

(a)                                  do all such things as are necessary to maintain its corporate existence; and

(b)                                 ensure that it has the right and is duly qualified to conduct its business as it is conducted in all applicable jurisdictions.

21.12                 Lending, borrowing and guarantees

(a)                                  Subject to paragraphs (b),(c) and (d) below, no Obligor or member of the Group shall make any loans or provide any other form of credit (including, without limitation, vendor credit) to any person.

(b)                                 Paragraph (a) does not apply to Intra-Group Loans and any other form of credit provided to the Company subject to and in accordance with the Subordination Agreement when entered into and otherwise in accordance with its cash pooling arrangements.

(c)                                  Paragraph (a) does not apply to:

(i)                                     capital contributions made to Relevant Entities or Joint Venture Entities by way of inter-company loan or share capital provided that the aggregate amount of contributions made by way of share capital or inter-company loan since the date of the Secured Co-ordination Agreement less the aggregate amount of (A) such contributions repaid directly or indirectly to the Company; and (B) the amount of any dividend distributed directly or indirectly to the Company with respect to that capital contribution to the extent in excess of the dividends expected to be received by reference to the latest Business Plan, does not exceed at any time €90,000,000, taking into account any capital contributions made under Clause 21.8 (Mergers, acquisitions and intra- group re-organisations); or

(ii)                                  capital contributions made to Primester Inc. by way of capital contribution or intercompany loan for the purpose of refinancing its Existing Facility in a maximum aggregate amount equal to €115,000,000 (or its equivalent in other currencies).

(d)                                 Paragraph (a) does not apply to trade credit which does not constitute Financial Indebtedness, which is made on customary terms and in the ordinary course of business and in respect of which the credit is repayable within 120 days.

(e)                                  No Obligor or member of the Group shall give any guarantee or indemnity to or for the benefit of any person in respect of any obligation of any other person or enter into any document under which it assumes any liability of any other person.

(f)                                    Paragraph (e) does not apply to:

(i)                                     guarantees or indemnities under the Existing Facilities (as refinanced from time to time provided that the amount outstanding is not increased);

(ii)                                  guarantees or indemnities under this Agreement;

(iii)                               customary vendor warranties, garanties de passif or indemnities including in respect of employees’ compensation, insurance, environmental laws in respect of sale and purchase agreements permitted under this Agreement and which are reasonable in the context of such sale and purchase agreements;

(iv)                              customary garanties de passif or indemnities or guarantees referred to in paragraph (d) above made in the ordinary course of business in favour of trade customers with respect to its supply contracts and purchase agreements which do not constitute Financial Indebtedness;

(v)                                 guarantees given by the Company in respect of Financial Indebtedness of any of its Subsidiaries permitted pursuant to Clause 21.13 (Financial Indebtedness); or

(vi)                              notwithstanding Clause 21.13(h) the re-issue of the guarantee by Rhodia Brazil Ltda in respect of the factoring facility provided for the benefit of Rhodia Ster expiring in March 2005 in a maximum amount of US$40,000,000 in substantially the same form as at 31st December, 2003.

21.13                 Financial Indebtedness

The Company shall not and it shall ensure that no member of the Group will and, to the fullest extent within its power or control, no Relevant Entity shall incur any Financial Indebtedness (including, without limitation, guarantees of joint venture entities) except:

(a)                                  any Financial Indebtedness incurred under the Finance Documents;

(b)                                 Financial Indebtedness outstanding under the Existing Facilities at the date of this Agreement;

(c)                                  Financial Indebtedness owed to another member of the Group on the date of this Agreement and thereafter in accordance with its cash pooling arrangements and in the case of an Intra-Group Loan and any other form of credit provided to the Company which is subordinated subject to and in accordance with the Subordination Agreement;

(d)                                 refinancing of Financial Indebtedness with a Facility Agreement on terms which do not bring forward the maturity date or put or seek to put the creditor under that Facility Agreement in a preferred position as against any Lender;

(e)                                  Financial Indebtedness incurred by the Company under any Facility Agreement on terms which do not put the creditor under that Facility Agreement in a preferred position against any Lender and which does not or could not be expected to have a Material Adverse Effect or result in a Default;

(f)                                    Financial Indebtedness in respect of any issue of bonds, notes, debt securities or capital markets instruments, fifty per cent. (50%) of the net proceeds of which are applied pursuant to Clause 9.3(d) in mandatory prepayment and cancellation of the Facilities; or

(g)                                 Financial Indebtedness permitted pursuant to Clauses 21.12(b) and 21.12(c) (Lending, borrowing and guarantees).

(h)                                 provided that as a result there is no Material Adverse Effect, any other Financial Indebtedness incurred after the date of this Agreement, by a Subsidiary of the Company or a Relevant Entity, provided that at no time does the ratio expressed as a percentage of the aggregate Financial Indebtedness of the Subsidiaries of the Company (other than Rhodia Inc.) (excluding Intra-Group Loans) to the Company’s unconsolidated Financial Indebtedness (excluding Intra- Group Loans) exceed 22%.

21.14                 Shares and dividends

(a)                                  The Company shall not:

(i)                                     convene a meeting of shareholders to consider a resolution to make any distribution or pay any dividend, or other payment (in cash or in kind) in respect of any of its share capital or any management fees or charges in favour of its shareholders’ or its shareholders’ Affiliates; or

(ii)                                  reduce, redeem, repurchase or retire any of its share capital,

except,

(A)                              distributions of dividends by the Company made by way of equity securities issued by the Company; or

(B)                                provided that no Default has occurred which is continuing, any other distribution of dividends by the Company provided that the Company’s Consolidated Net Income is positive and such distributions do not exceed a maximum aggregate amount of €20,000,000 (or its equivalent in other currencies) and the actual payment of such distribution does not occur prior to the Medium-Term Facility Final Maturity Date.

(b)                                 Before declaring or making any distribution permitted under paragraph (a) above, the Company will provide a certificate signed by its chief financial officer to the Facility Agent setting out projections demonstrating compliance with each financial covenant ratio under Clauses 20 (Financial Covenants) for the then next Testing Date having taken into account such distribution.

(c)                                  The Company shall (to the fullest extent permitted by applicable law):

(i)                                     procure that no Material Subsidiary enters into any arrangement or agreement which may restrict its ability to declare, make or pay any dividend on or in respect of its share capital (or any class of its share capital) or restrict its ability to distribute any dividend; and

(ii)                                  procure that each Material Subsidiary will to the extent necessary and in the case of Rhodia Inc. to the fullest extent permitted to do so under the Agreed Affected Lease Facilities to ensure that the Company has funds available to it to service its payment obligations under the Finance Documents, declare, make and pay in cash dividends in respect of its shares or reimburse intercompany loans unless doing so will prevent that Material Subsidiary from being able to meet its payment obligations which are then due and payable.

21.15                 Repayments of inter-group Financial Indebtedness

No Obligor or Material Subsidiary shall prepay or repay any amounts of Financial Indebtedness owed to its shareholders or any member of the Group except:

(a)                                  if a Secured-Intra Group Loan an amount equal to that repayment is prepaid subject to and in accordance with Clause 9.3(g); and

(b)                                 if not a Secured-Intra Group Loan:

(i)                                     if made to the Company directly or indirectly (including via Rhodia Finances and Rhodia Financial Services Inc.); and

(ii)                                  whilst no Default is outstanding if made:

(A)                              in accordance with the cash pooling arrangements existing at the date of this Agreement; or

(B)                                with respect to sales and purchases of goods and services or trade receivables in its ordinary course of business and which does not result in a Default; or

(C)                                otherwise to the extent permitted in the Subordination Agreement

21.16                 No set-off

No Obligor or Material Subsidiary shall exercise any right of set-off or counterclaim against any person nor agree to or permit any set-off to occur without the prior written consent of the Majority Lenders except for:

(a)                                  any right of set-off or consolidation of accounts which is (i) contractual or arising as a matter of law; or (ii) pursuant to legally binding netting arrangements in force on the date of this Agreement in each case with any person outside the Group; or

(b)                                 to the extent expressly permitted by the Subordination Agreement.

21.17                 Rights Issue and Other Matters

(a)                                  The Company shall:

(i)                                     launch the Rights Issue by no later than 15th May, 2004; and

(ii)                                  implement the Asset Disposal Programme (in accordance with the terms of the definition thereof).

(b)                                 The Company shall notify the Facility Agent promptly upon becoming aware of:

(i)                                     any failure to obtain or maintain any authorisation, consent or other condition necessary for the disposal of an asset referred to in the Asset Disposal Programme or the launch and implementation of the Rights Issue in order to enable the Asset Disposal Programme and the Rights Issue to be implemented; or

(ii)                                  of any decision by it not to implement the Asset Disposal Programme or the Rights Issue.

21.18                 Joint Ventures

No Obligor or Material Subsidiary will enter into or acquire any interest in any new joint venture, partnership or similar arrangement except where any such interest is held through an entity incorporated with limited liability and does not result in or could not reasonably be expected to result in a breach of any other provisions of any Finance Document.

21.19                 Compliance with laws

Each Obligor and Material Subsidiary shall comply in all material respects with all applicable laws and regulations of any governmental authority, whether domestic or foreign, having jurisdiction over it or any of its assets, where failure to comply with any such laws or regulations has, or could be expected to have, in each case in the reasonable opinion of the Majority Lenders, a Material Adverse Effect.

21.20                 Compliance with Environmental Laws and Indemnity

(a)                                  Each Obligor and Material Subsidiary shall:

(i)                                     obtain any and all Environmental Licences required for the carrying on of its business as currently conducted; and

(ii)                                  comply in all material respects with (i) the terms and conditions of such Environmental Licences and (ii) all other applicable Environmental Law which in each case, if not complied with, has, or could be expected to have, in each case in the reasonable opinion of the Majority Lenders, a Material Adverse Effect or result in any liability for the Finance Parties in excess of €5,000,000 in aggregate.

(b)                                 The Company shall indemnify each Finance Party and their respective officers, employees, agents and delegates (together the Indemnified Parties) against any cost or expense suffered or incurred by them (except if caused by their own negligence or wilful default) which:

(i)                                     arises by virtue of any actual or alleged breach of any Environmental Law (whether by any Obligor, an Indemnified Party or any other person); or

(ii)                                  arises by virtue of the release or threatened release of, or exposure to, any Dangerous Substance stored or handled upon, transported from, or otherwise associated with, the past or present facilities or operations of any Obligor or Group member.

Each Indemnified Party may rely on this Clause 21.20 and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

21.21                 Arm’s-length terms

No Obligor or Material Subsidiary will enter into any transaction with any person except on ordinary commercial terms and on the basis of arm’s-length arrangements, or enter into any transaction whereby any Obligor or Material Subsidiary might pay more than the ordinary commercial consideration for any purchase or acquisition or might receive less than full commercial consideration for its services or products.

21.22                 Access

Upon the occurrence of an Event of Default which is continuing, each Obligor and Material Subsidiary must allow any one or more representatives of the Facility Agent and/or accountants or other professional advisers appointed by the Facility Agent (at the Company’s risk and expense) to have access during normal business hours to the assets, books and records of that member of the Group and to inspect the same.

21.23                 Security and Subordination

The Obligors shall and the Company shall ensure that each relevant member of the Group will at their own expense:

(a)                                  enter into the Security Documents in accordance with the Agreed Security Principles with the Finance Parties and other creditors under facilities which are to benefit from the Security Documents as soon as reasonably practicable and in any event within 15 Business Days following the date on which it is not prevented from doing so under the terms of the USPP;

(b)                                 provide to the Lenders prior to the date of the first Request a certificate from the chief financial officer of the Company confirming that the total net assets and EBITDA directly or indirectly subject to the Security Documents are greater or equal to 95% of the total net assets and EBITDA of the Group in each case calculated by reference to the latest audited financial statements and thereafter on each occasion that an asset subject directly or indirectly to a Security Document is replaced;

(c)                                  execute and do all such assurances, acts and things as the Facility Agent and the Security Agent when appointed may reasonably require to effect the above including perfecting or protecting the security intended to be afforded by the Security Documents and shall deliver to the Facility Agent and the Security Agent, at the same time, such directors’ and shareholders’ resolutions, title documents and other documents and legal opinions as set out in Part 1 of Schedule 2 (Conditions precedent documents) and otherwise as the Facility Agent and the Security Agent may reasonably require in relation to the same.

21.24                 ERISA Reporting Requirements

The following shall be provided to the Facility Agent:

(a)                                  (i) promptly and in any event within 10 Business Days after any Obligor or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred that is reasonably expected to have a Material Adverse Effect, a statement of the chief financial officer of the Obligor describing such ERISA Event and the action, if any, that such Obligor or such ERISA Affiliate has taken and proposes to take with respect thereto; and

(ii)                                  on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information;

(b)                                 promptly and in any event within five Business Days after receipt thereof by any Obligor or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan;

(c)                                  promptly upon request of the Facility Agent/a Finance Party, copies of each Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) with respect to each Plan; and

(d)                                 promptly and in any event within five Business Days after receipt thereof by any Obligor or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (i) the imposition of Withdrawal Liability by any such Multiemployer Plan that is reasonably expected to have a Material Adverse Effect, (ii) the reorganisation or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan that is reasonably expected to have a Material Adverse Effect or (iii) the amount of liability incurred, or that may be incurred, by such Obligor or any ERISA Affiliate in connection with any event described in Clause (i) or (ii).

21.25                 United States laws

(a)                                  The Company will not, either by act or omission, become, or permit any other Obligor, to become, subject to regulation under PUHCA.

(b)                                 The Company will not, either by act or omission, become, or permit any other Obligor, to become, subject to regulation under the Federal Power Act.

(c)                                  The Company will not, either by act or omission, become, or permit any other Obligor to become, an investment company or a company controlled by an investment company.

21.26                 Cash pooling / Intra-Group loan arrangements

(a)                                  The Company shall use its best efforts to maintain its and its Subsidiaries’ existing cash pooling arrangements as are currently in force at the date of this Agreement where failure to so maintain has or would be reasonably likely to have a Material Adverse Effect.

(b)                                 The Company will ensure that all Secured Intra-Group Loans, and all other Intra-Group Loans directly or indirectly subject to a Security Document and, subject to and in accordance with the Subordination Agreement, Intra-Group Loans are documented in the relevant form of the agreed Intra-Group Loan agreement.

(c)                                  The Company will ensure that all Intra-Group Loans provided to it are subject to the Subordination Agreement on or before incurring any such Intra- Group Loan.

21.27                 Leasing

No Obligor or Material Subsidiary will enter into any lease or leasing arrangements (or amend the terms thereof) other than:

(a)                                  (i) the existing arrangements for the leasing of assets set out in Schedule 7 Part 2 (Existing Indebtedness), as may be replaced with lease arrangements if made or amended on the same or on no less favourable terms to such Obligor or Material Subsidiary as the existing arrangements;

(ii)                                  any new lease or leasing arrangements for other assets if made or amended on customary terms for such assets in the ordinary course of its business,

and provided that in each case above, doing so does not and could not reasonably be expected to be adverse to the interests of an Obligor or a Material Subsidiary or the Lenders or otherwise result in a Default;

(b)                                 amendments made to the Affected Lease Facilities in the form of the Agreed Affected Lease Facilities.

21.28                 Existing Facilities and Treasury Transactions

(a)                                  No Obligor or Material Subsidiary shall:

(i)                                     make any voluntary prepayment or cancellation of any amount outstanding or drawable under any Existing Facility or the Refinanced Facilities prior to its originally scheduled maturity date or scheduled expiry date other than the First Payment, Second Payment and mandatory prepayment amount under and as detailed in the USPP in accordance with the Second Amendment Agreement or in accordance with the Secured Co-ordination Agreement; or

(ii)                                  make any amendment to the terms of any Existing Facility in any way that is or could reasonably be expected to be adverse to its interests (including, without limitation, by advancing any scheduled maturity date or other payment obligation or any covenant or default provision more favourable to the counterparty in respect of a Facility Agreement than those under this Agreement, unless at the same time this Agreement is amended to substantially the same extent and on substantially the same terms as provided to that counterparty).

(b)                                 The Company and each Material Subsidiary will utilise, and draw down under, its Facility Agreements in full and for the longest interest period permitted under any such facility prior to utilising and drawing down under the Agreement.

(c)                                  No Obligor or Material Subsidiary will enter into any Derivative Instrument or any similar treasury transaction save where entered into in the ordinary course of its business for non-speculative purposes and which is consistent with the prudent management of its business and for hedging purposes.

(d)                                 No Obligor or Material Subsidiary will terminate, close out or otherwise cancel any of its Derivative Instruments unless (i) it (acting reasonably) does so in order to minimise or limit further losses or (ii) the underlying transaction hedged by any such swap or derivative instrument has been cancelled or terminated or (iii) at the date of termination, close out or cancellation such swap or derivative instrument is in the money for it or (iv) if the Exposure (as that term is defined in the Secured Co-ordination Agreement) under that Derivative Instrument has increased since the Term Date and the Obligor or Material Subsidiary is not permitted to provide a Derivative Deposit under this Agreement with respect to that Exposure.

21.29                 Margin Regulation

The Borrowers will use the proceeds of the Utilisations only for the purpose described in Clause 3 (Purpose). No Obligor will engage in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations U and X issued by the Board of Governors of the United States Federal Reserve System), and no portion of any Utilisation will be used, directly or indirectly, to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

21.30                 Refinanced Facilities

The Company shall ensure that each Refinanced Facility is cancelled and prepaid in full on or prior to the date of the first Request.

22.                               DEFAULT

22.1                        Events of Default

Each of the events set out in this Clause is an Event of Default (whether or not caused by any reason whatsoever outside the control of any Obligor or other person).

22.2                        Non-payment

An Obligor does not pay on the due date any amount payable by it under any Finance Document in the manner required under the Finance Documents, unless the non-payment:

(a)                                  is caused by technical or administrative error; and

(b)                                 is remedied within three Business Days of the due date.

22.3                        Breach of other obligations

(a)                                  (i) The Company does not comply with any term of Clause 20 (Financial Covenants) or Clause 21.17 (Rights Issue and Other Matters); or

(ii)                                  at any time the projections set out in the most recent Business Plan show that the Company will not be in compliance with any term of Clause 20 (Financial Covenants) on the then next Testing Date.

(b)                                 An Obligor does not comply with any of its obligations (other than as referred to in paragraph (a) above) under any Finance Document not already referred to in paragraph (a) above unless the non-compliance is capable of remedy and is remedied within fifteen calendar days of the earlier of the Facility Agent giving notice and the Obligor becoming aware of the non-compliance.

22.4                        Misrepresentation

(a)                                  A representation, warranty or statement made or repeated in or in connection with any Finance Document or in any document delivered by or on behalf of any Obligor under or in connection with any Finance Document is incorrect in any material respect when made or deemed to be made or repeated.

(b)                                 The Majority Lenders determine that a representation, warranty or statement made or repeated in or in connection with the Rights Issue or in any document delivered by or on behalf of any Obligor under or in connection with the Rights Issue is incorrect in any material respect when made or deemed to be made or repeated.

22.5                        Cross-default

(a)                                  Any of the following occurs in respect of any Obligor or Material Subsidiary:

(i)                                     any of its Financial Indebtedness is not paid when due after the expiry of any applicable grace periods; or

(ii)                                  any event of default, termination event, early repayment event or prepayment event or circumstance howsoever described occurs under any document relating to its Financial Indebtedness (other than this Agreement) including, without limitation, under the High Yield Bonds; or

(iii)                               any of its Financial Indebtedness is (or becomes capable of being) declared prematurely due and payable or placed on demand as a result of an event of default, termination event, early repayment event or prepayment event (howsoever described) under the document relating to that Financial Indebtedness including, without limitation, under the High Yield Bonds; or

(iv)                              any commitment for, or underwriting of, any Financial Indebtedness is cancelled or suspended as a result of an event of default, termination event, early repayment event or prepayment event (howsoever described) under the document relating to that Financial Indebtedness; or

(v)                                 any Security Interest securing Financial Indebtedness over any of its asset(s) becomes enforceable.

(b)                                 There shall only be an Event of Default under this Clause 22.5, (i) if the aggregate amount of Financial Indebtedness which is not paid when due or after the expiry of any applicable grace period and/or to which that event of default, termination event, early repayment event or prepayment event relates and/or which is (or becomes capable of being) declared prematurely due and payable or placed on demand in each case under paragraphs (a)(i), (a)(iii) or (a)(v) above exceeds €15,000,000 (or the equivalent in other currencies) or under paragraphs (a)(ii) or (a)(iv) above exceeds €35,000,000 (or the equivalent in other currencies).

(c)                                  Paragraphs (a)(ii) and (a)(iii) do not apply only in the case of an early prepayment event under the Agreed Affected Lease Facilities on the terms of the sections headed “Disposals in accordance with ADP from Rhodia Inc. assets” or “Mandatory Prepayments—ADP” of Schedule 16 Part 2 (Supplemental Lease Amendment Principles).

22.6                        Insolvency

Any of the following occurs in respect of an Obligor or a Material Subsidiary:

(a)                                  it is, or is deemed for the purposes of any law to be, unable to pay its debts as they fall due or insolvent (including without limitation en état de cessation des paiements);

(b)                                 it admits inability to pay its debts as they fall due;

(c)                                  it suspends making payments on all or of its or any class of its debts or announces an intention to do so;

(d)                                 a moratorium is declared in respect of any of its indebtedness;

(e)                                  by reason of financial difficulties, applies for, or is subject to, an amicable settlement or a réglement amiable pursuant to Article L-611-3 of the Code de Commerce of France, or begins negotiations with one or more of its creditors with a view to the readjustment or rescheduling of any of its indebtedness; or

(f)                                    its situation becomes irremediably compromised or it acts otherwise within the meaning of Article L.313-12 of the Code Monétaire et Financier.

22.7                        Insolvency proceedings

Any of the following occurs in respect of an Obligor or a Material Subsidiary:

(a)                                  any step (including petition, proposal or convening a meeting) is taken with a view to a composition, assignment or arrangement with any of its creditors;

(b)                                 a meeting is convened for the purpose of considering any resolution for (or to petition for) its winding-up, administration or dissolution (including without limitation dissolution, liquidation or redressement judiciaire) or any such resolution is passed;

(c)                                  any person presents a petition for its winding-up or administration;

(d)                                 an order for its winding-up, administration, dissolution or bankruptcy is made; or

(e)                                  a judgement is issued for the judicial liquidation (liquidation judiciaire) or the transfer of the whole of its business (cession de l’entreprise); or

(f)                                    any other step (including petition, proposal or convening a meeting) is taken with a view to its rehabilitation, administration, custodianship, liquidation, winding-up or dissolution or any other insolvency proceedings involving it.

22.8                        Appointment of receivers and managers

Any of the following occurs in respect of an Obligor or a Material Subsidiary:

(a)                                  any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator, administrateur judiciaire, administrateur provisoire, mandataire ad hoc, conciliateur or mandataire liquidateur or similar officer is appointed in respect of it or any of its assets;

(b)                                 its directors or other officers request the appointment of a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator, administrateur judiciaire, administrateur provisoire, mandataire ad hoc, conciliateur or mandataire liquidateur or similar officer; or

(c)                                  any other steps are taken to enforce any Security Interest over any part of its assets.

22.9                        United States Bankruptcy Laws

(a)                                  In this Clause:

U.S. Bankruptcy Law means the United States Bankruptcy Code 1978 or any other United States Federal or State bankruptcy, insolvency or similar law.

U.S. Obligor means an Obligor incorporated or organised under the laws of the United States of America or any state of the United States of America (including the District of Columbia).

Terms used in this Clause have the meanings given to them in the United States Bankruptcy Code 1978, as amended, and applicable fraudulent conveyance laws in the United States of America.

(b)                                 Any of the following occurs in respect of a U.S. Obligor (on a consolidated basis):

(i)                                     it makes a general assignment for the benefit of creditors;

(ii)                                  it commences a voluntary case or proceeding under any U.S. Bankruptcy Law; or

(iii)                               an involuntary case under any U.S. Bankruptcy Law is commenced against it and is not controverted within 21 days or is not dismissed or stayed within 45 days after commencement of the case; or

(iv)                              the aggregate amount of its debts (including its obligations (if any) under the Finance Documents) is greater than the aggregate value (being the lesser of fair present valuation and present fair saleable value) of its assets (which for, avoidance of doubt, include, without limitation, all rights of indemnification, contribution and subrogation); or

(v)                                 its capital is unreasonably small to carry on its business as it is being conducted; or

(vi)                              it incurs debts beyond its ability to pay as they mature on the date on which the debts were incurred; or

(vii)                           it has made a transfer or incurred an obligation under a Finance Document with the intent to hinder, delay or defraud any of its present or future creditors.

22.10                 Creditors’ process

Any attachment, sequestration, distress execution or analogous event or circumstance affects any material asset(s) of an Obligor or a Material Subsidiary and which in the reasonable opinion of the Majority Lenders has or could be expected to have a Material Adverse Effect.

22.11                 Analogous proceedings

There occurs, in relation to an Obligor or a Material Subsidiary, any event or circumstance anywhere which, in the opinion of the relevant Lender or the Majority Lenders (acting in good faith), appears to correspond with any of those mentioned in Clauses 22.6 (Insolvency) to 22.10 (Creditors’ process) (inclusive).

22.12                 Cessation of business

Any Obligor or a Material Subsidiary ceases, or threatens to cease, to carry on all or a substantial part of its business except in respect of the Asset Disposal Programme.

22.13                 Effectiveness of Finance Documents

(a)                                  It is or becomes unlawful for an Obligor or any other person (other than a Finance Party) to perform any of its obligations under the Finance Documents.

(b)                                 Any Finance Document is not effective or is alleged by an Obligor to be ineffective for any reason.

(c)                                  An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

(d)                                 A Security Document does not create the security it purports to create in any respect considered by the Majority Lenders to be materially adverse to the interests of the Finance Parties under the Finance Documents.

(e)                                  A guarantee of any Obligor is invalid or unenforceable in any respect considered by the Majority Lenders to be materially adverse to the interests of the Finance Parties under the Finance Documents.

(f)                                    The subordination provisions under the Subordination Agreement or the ranking of security under the Security Documents is not effective.

(g)                                 The Rights Issue is not completed by the Term Date or the Company repudiates, declares or states in writing that it cannot or does not intend to, or it becomes unlawful for the Company to, complete the Rights Issue by the Term Date.

(h)                                 The Asset Disposal Programme is not implemented in accordance with the terms of the definition thereof or the Company repudiates, declares or states in writing that it cannot or does not intend to, or it becomes unlawful for the Company to, initiate or implement the Asset Disposal Programme in accordance with the terms of the definition thereof.

22.14                 Audit qualification

An Obligor’s auditors qualify their report on any audited consolidated accounts of the relevant Obligor in any manner whatsoever (except where such qualification is of a minor technical or non-material nature) and (except in the case of the Company) where that qualification is material in the context of the Group (taken as a whole).

22.15                 Shares and Dividends

A meeting of shareholders of the Company is convened at which a resolution is passed to pay any dividend, or other distribution (in cash or in kind) in respect of its share capital or any management fees or charges in favour of its shareholders or its shareholders’ Affiliates unless any such distribution is expressly permitted under Clause 21.14 (Shares and dividends).

22.16                 ERISA

(a)                                  Any Plan fails to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortisation period is sought or granted under section 412 of the Code; or

(b)                                 a notice of intent to terminate any Plan is, or is reasonably expected to be, filed with the PBGC or the PBGC institutes proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC notifies the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings; or

(c)                                  the aggregate accumulated benefit obligations (as defined in Statement of Financial Accounting Standards 87) under all Plans exceeds the fair market value of all assets of such Plans allocable to such benefits by more than US$50,000,000, all determined as of the date of the most recent financial statements for such Plans; or

(d)                                 the Company or any ERISA Affiliate incurs or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans; or

(e)                                  the Company or any ERISA Affiliate withdraws from any Multiemployer Plan; or

(f)                                    any member of the Group establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of any member of the Group thereunder, and such events (whether individually or taken together) could reasonably be expected to have a Material Adverse Effect.

22.17                 Litigation

Any litigation, arbitration or administrative proceeding or claim is threatened, pending, commenced or ongoing against any Obligor, any Material Subsidiary or any of the assets of the Group which in the opinion of the Majority Lenders has or could reasonably be expected to have by itself or together with any other such proceedings or claims to have a Material Adverse Effect.

22.18                 Material adverse change

Any event or circumstance occurs after the date of this Agreement, which, in the opinion of the Majority Lenders (acting in good faith) has, or could reasonably be expected to have, a Material Adverse Effect.

22.19                 Acceleration

(a)                                  Subject to paragraph (b) below, on and at any time after the occurrence of an Event of Default the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

(i)                                     cancel the Total Commitments; and/or

(ii)                                  demand that all or part of the Loans and all other amounts outstanding under the Finance Documents, together with accrued interest and all other amounts accrued under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(iii)                               demand that all or part of the Loans and all other amounts outstanding under the Finance Documents be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent acting on the instructions of the Majority Lenders; and/or

(iv)                              declare that full cash cover in respect of each Guarantee is immediately provided and due and payable.

(b)                                 On and at any time after the occurrence of an Event of Default in respect of insolvency proceedings or bankruptcy in respect of Rhodia Inc., the Facility Agent shall, if so directed by the Tranche B Majority Lenders, by notice to the Company, carry out the actions in paragraphs (a)(i) to (iv) above only and in each case in respect of the Commitments or Utilisations under Tranche B.

23.                               THE ADMINISTRATIVE PARTIES

23.1                        Appointment and duties of the Facility Agent

(a)                                  Each Finance Party (other than the Facility Agent) irrevocably appoints the Facility Agent to act as its agent under the Finance Documents.

(b)                                 Each Finance Party irrevocably authorises the Facility Agent to:

(i)                                     perform the duties and to exercise the rights, powers and discretions that are specifically given to it under the Finance Documents, together with any other incidental rights, powers and discretions; and

(ii)                                  execute each Finance Document expressed to be executed by the Facility Agent.

(c)                                  The Facility Agent has only those duties which are expressly specified in the Finance Documents. Those duties are solely of a mechanical and administrative nature.

23.2                        Role of the Arrangers

No Arranger has any obligations of any kind to any other Party in connection with any Finance Document.

23.3                        No fiduciary duties

Nothing in the Finance Documents makes an Administrative Party a trustee or fiduciary for any other Party or any other person. No Administrative Party need hold in trust any moneys paid to it for a Party or be liable to account for interest on those moneys.

23.4                        Individual position of an Administrative Party

(a)                                  If it is also a Lender, each Administrative Party has the same rights and powers under the Finance Documents as any other Lender and may exercise those rights and powers as though it were not an Administrative Party.

(b)                                 Each Administrative Party may:

(i)                                     carry on any business with any Obligor or its related entities (including acting as an agent or a trustee for any other financing); and

(ii)                                  retain any profits or remuneration it receives under the Finance Documents or in relation to any other business it carries on with any Obligor or its related entities.

23.5                        Reliance

The Facility Agent may:

(a)                                  rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)                                 rely on any statement made by any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;

(c)                                  engage, pay for and rely on professional advisers selected by it (including those representing a Party other than the Facility Agent); and

(d)                                 act under the Finance Documents through its personnel and agents.

23.6                        Majority Lenders’ instructions

(a)                                  The Facility Agent is fully protected if it acts on the instructions of the Majority Lenders in the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Lenders will be binding on all the Lenders. In the absence of instructions, the Facility Agent may act as it considers to be in the best interests of all the Lenders.

(b)                                 The Facility Agent may assume that unless it has received notice to the contrary, any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)                                  The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings in connection with any Finance Document.

(d)                                 The Facility Agent may require the receipt of security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it may incur in complying with the instructions of the Majority Lenders.

23.7                        Responsibility

(a)                                  No Administrative Party is responsible to any other Finance Party for the adequacy, accuracy or completeness of:

(i)                                     any Finance Document or any other document; or

(ii)                                  any statement or information (whether written or oral) made in or supplied in connection with any Finance Document.

(b)                                 Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms that it:

(i)                                     has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Obligor and its related entities and the nature and extent of any recourse against any Party or its assets); and

(ii)                                  has not relied exclusively on any information provided to it by any Finance Party in connection with any Finance Document.

(c)                                  In connection with this Agreement and the matters the subject hereof or referred to herein no Lender has relied upon information or advice provided by any member of the Co-ordinating Committee and to the extent it has any relationship with that party in its capacity as a member of the Co-ordinating Committee, none of the members of the Co-ordinating Committee shall be liable to any signatory for any action taken or omitted to be taken or for the exercise of any discretion by it in connection with any matter contemplated hereby and shall not be responsible for the efficiency, validity, enforceability or sufficiency of this Agreement or any matter the subject hereof or referred to in this Agreement.

23.8                        Exclusion of liability

(a)                                  The Facility Agent is not liable or responsible to any other Finance Party for any action taken or not taken by it in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)                                 No Party (other than the Facility Agent) may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in connection with any Finance Document. Any officer, employee or agent of the Facility Agent may rely on this Clause and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

23.9                        Default

(a)                                  The Facility Agent is not obliged to monitor or enquire whether a Default has occurred. The Facility Agent is not deemed to have knowledge of the occurrence of a Default.

(b)                                 If the Facility Agent:

(i)                                     receives notice from a Party referring to this Agreement, describing a Default and stating that the event is a Default; or

(ii)                                  is aware of the non-payment of any principal or interest or any fee payable to a Lender under this Agreement,

it must promptly notify the Lenders.

23.10                 Information

(a)                                  The Facility Agent must promptly forward to the person concerned the original or a copy of any document which is delivered to the Facility Agent by a Party for that person.

(b)                                 Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)                                  The Facility Agent will provide copies of the condition precedent documentation to a Lender if a Lender so requests.

(d)                                 Except as provided above, the Facility Agent has no duty:

(i)                                     either initially or on a continuing basis to provide any Lender with any credit or other information concerning the risks arising under or in connection with the Finance Documents (including any information relating to the financial condition or affairs of any Obligor or its related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the date of this Agreement; or

(ii)                                  unless specifically requested to do so by a Lender in accordance with a Finance Document, to request any certificate or other document from any Obligor.

(e)                                  In acting as the Facility Agent, the agency division of the Facility Agent is treated as a separate entity from its other divisions and departments. Any information acquired by the Facility Agent which, in its opinion, is acquired by it otherwise than in its capacity as the Facility Agent may be treated as confidential by the Facility Agent and will not be treated as information possessed by the Facility Agent in its capacity as such.

(f)                                    The Facility Agent is not obliged to disclose to any person any confidential information supplied to it by or on behalf of a member of the Group solely for the purpose of evaluating whether any waiver or amendment is required in respect of any term of the Finance Documents.

(g)                                 Each Obligor irrevocably authorises the Facility Agent to disclose to the other Finance Parties any information which, in its opinion, is received by it in its capacity as the Facility Agent.

23.11                 Indemnities

(a)                                  Without limiting the liability of any Obligor under the Finance Documents, each Lender must indemnify the Facility Agent for that Lender’s Pro Rata Share of any loss or liability incurred by the Facility Agent in acting as the Facility Agent, except to the extent that the loss or liability is caused by the Facility Agent’s gross negligence or wilful misconduct.

(b)                                 The Facility Agent may deduct from any amount received by it for a Lender any amount due to the Facility Agent from that Lender under a Finance Document but unpaid.

23.12                 Compliance

Each Administrative Party may refrain from doing anything (including disclosing any information) which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.

23.13                 Resignation of the Facility Agent

(a)                                  The Facility Agent may resign and appoint any of its Affiliates as successor Facility Agent by giving notice to the Lenders and the Company.

(b)                                 Alternatively, the Facility Agent may resign by giving notice to the Lenders and the Company, in which case the Majority Lenders may appoint a successor Facility Agent.

(c)                                  If no successor Facility Agent has been appointed under paragraph (b) above within 30 days after notice of resignation was given, the Facility Agent may appoint a successor Facility Agent.

(d)                                 The person(s) appointing a successor Facility Agent must, if practicable, consult with the Company prior to the appointment.

(e)                                  The resignation of the Facility Agent and the appointment of any successor Facility Agent will both become effective only when the successor Facility Agent notifies all the Parties that it accepts its appointment. On giving the notification, the successor Facility Agent will succeed to the position of the Facility Agent and the term Facility Agent will mean the successor Facility Agent.

(f)                                    The retiring Facility Agent must, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as the Facility Agent under the Finance Documents.

(g)                                 Upon its resignation becoming effective, this Clause will continue to benefit the retiring Facility Agent in respect of any action taken or not taken by it in connection with the Finance Documents while it was the Facility Agent, and, subject to paragraph (f) above, it will have no further obligations under any Finance Document.

(h)                                 The Majority Lenders may, by notice to the Facility Agent, require it to resign under paragraph (b) above.

23.14                 Relationship with Lenders

(a)                                  The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received not less than five Business Days’ prior notice from that Lender to the contrary.

(b)                                 The Facility Agent may at any time, and must if requested to do so by the Majority Lenders, convene a meeting of the Lenders.

(c)                                  The Facility Agent must keep a register of all the Parties and supply any other Party with a copy of the register on request. The register will include each Lender’s Facility Office(s) and contact details for the purposes of this Agreement.

23.15                 Facility Agent’s management time

If the Facility Agent requires, any amount payable to the Facility Agent by any Party under any indemnity or in respect of any costs or expenses incurred by the Facility Agent under the Finance Documents after the date of this Agreement may include the cost of using its management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Facility Agent may notify to the relevant Party. This is in addition to any amount in respect of fees or expenses paid or payable to the Facility Agent under any other term of the Finance Documents.

23.16                 Notice period

Where this Agreement specifies a minimum period of notice to be given to the Facility Agent, the Facility Agent may, at its discretion, accept a shorter notice period.

23.17                 Resignation of the Issuing Banks

(a)                                  An Issuing Bank may resign by giving notice to the Lenders and the Company and by nominating a Lender as a successor Issuing Bank, in which case the successor Issuing Bank will be appointed with the prior written agreement of the Facility Agent, the Majority Lenders and the Company.

(b)                                 The resignation of an Issuing Bank and the appointment of any successor Issuing Bank will be made in accordance with Clause 6.16(g) and will become effective only when the successor Issuing Bank notifies all the Parties that it accepts its appointment and when the prior written agreement of the Facility Agent, the Majority Lenders and the Company has been obtained. On giving the notification and on receiving the written agreement of the Facility Agent, the Majority Lenders and the Company, the successor Issuing Bank will succeed to the position of the Issuing Bank and the term Issuing Bank will mean the successor Issuing Bank.

(c)                                  The retiring Issuing Bank must, at its own cost, make available to the successor Issuing Bank such documents and records and provide such assistance as the successor Issuing Bank may reasonably request for the purposes of performing its functions as an Issuing Bank under the Finance Documents.

(d)                                 Upon its resignation becoming effective, this Clause will continue to benefit the retiring Issuing Bank in respect of any action taken or not taken by it in connection with the Finance Documents while it was an Issuing Bank, and, subject to paragraph (c) above, it will have no further obligations under any Finance Document.

(e)                                  The resignation of an Issuing Bank will only be effective in respect of outstanding Guarantees on the date on which any such Guarantees are repaid or prepaid.

(f)                                    The Majority Lenders may, by notice to an Issuing Bank, require it to resign under paragraph (a) above.

24.                               EVIDENCE AND CALCULATIONS

24.1                        Accounts

Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

24.2                        Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under the Finance Documents will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

24.3                        Calculations

Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 or 365 days or otherwise, depending on what the Facility Agent determines is market practice.

25.                               FEES

25.1                        Facility Agent’s and Security Agent’s fees

The Company must pay to each of the Facility Agent and the Security Agent for their own account an agency fee in the manner agreed in the Fee Letter between each of the Facility Agent and the Security Agent and the Company.

25.2                        Commitment fee

(a)                                  The Company must pay a commitment fee computed at the rate of 1.3725 per cent. per annum on the undrawn, uncancelled amount of each Lender’s Commitment.

(b)                                 Accrued commitment fee is payable quarterly in arrear from the Term Date. Accrued commitment fee is also payable to the Facility Agent for a Lender on the date its Commitment is cancelled in full.

25.3                        Participation fee

The Company must pay to the Lenders a participation fee in the amount set out in the Fee Letter on the first Drawdown Date.

25.4                        Issuing Bank fee

The Company shall pay to the Facility Agent an issuing bank fee in respect of the Guarantee Facility for the account of the relevant Issuing Bank in the amount agreed in the Fee Letter. Accrued issuing bank fee is payable quarterly in arrear.

26.                               INDEMNITIES AND BREAK COSTS

26.1                        Currency indemnity

(a)                                  The Company must, as an independent obligation, indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i)                                     that Finance Party receiving an amount in respect of an Obligor’s liability under the Finance Documents; or

(ii)                                  that liability being converted into a claim, proof, judgement or order,

in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document.

(b)                                 Unless otherwise required by law, each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

26.2                        Other indemnities

(a)                                  The Company must indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i)                                     the occurrence of any Default;

(ii)                                  any failure by an Obligor to pay any amount due under a Finance Document on its due date, including any resulting from any distribution or redistribution of any amount among the Lenders under this Agreement or under the Subordination Agreement;

(iii)                               (other than by reason of negligence or default by that Finance Party) a Utilisation not being made after a Request has been delivered for that Utilisation; or

(iv)                              a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment.

The Company’s liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document, any amount repaid or prepaid or any Utilisation.

(b)                                 The Company must indemnify the Facility Agent against any loss or liability incurred by the Facility Agent as a result of:

(i)                                     investigating any event which the Facility Agent reasonably believes to be a Default; or

(ii)                                  acting or relying on any notice which the Facility Agent reasonably believes to be genuine, correct and appropriately authorised.

26.3                        Break Costs

(a)                                  Each Borrower must pay to each Lender its Break Costs.

(b)                                 Break Costs are the amount (if any) determined by the relevant Lender by which:

(i)                                     the interest which that Lender would have received for the period from the date of receipt of any part of its share in a Loan or an overdue amount to the last day of the applicable Term for that Loan or overdue amount if the principal or overdue amount received had been paid on the last day of that Term;

exceeds

(ii)                                  the amount which that Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Term.

(c)                                  Each Lender must supply to the Facility Agent for the relevant Borrower details of the amount of any Break Costs claimed by it under this Clause.

27.                               EXPENSES

27.1                        Initial costs

The Company must pay to each Administrative Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the negotiation, preparation, printing, execution and perfection of the Finance Documents.

27.2                        Subsequent costs

(a)                                  The Company shall forthwith on demand pay to the Facility Agent the amount of all costs and expenses (including legal fees) properly incurred by it in connection with:

(i)                                     the negotiation, preparation, printing, syndication and execution of:

(A)                              this Agreement and any other document referred to in this Agreement; and

(B)                                any Finance Document (other than a Transfer Certificate) executed after the date of this Agreement; and

(ii)                                  any amendment, waiver, consent or suspension of rights (or any proposal for the foregoing) requested by or on behalf of an Obligor and relating to a Finance Document or a document referred to in any Finance Document.

(b)                                 The Company shall forthwith on demand pay to each Issuing Bank the amount of all costs and expenses (including legal fees) incurred by it in connection with its compliance procedures carried out prior to issuing a Guarantee.

27.3                        Enforcement costs

The Company shall forthwith on demand pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

28.                               AMENDMENTS AND WAIVERS

28.1                        Procedure

(a)                                  Except as provided in this Clause, any term of the Finance Documents may be amended or waived with the agreement of the Company and the Majority Lenders. The Facility Agent may effect, on behalf of any Finance Party, an amendment or waiver allowed under this Clause.

(b)                                 The Facility Agent must promptly notify the other Parties of any amendment or waiver effected by it under paragraph (a) above. Any such amendment or waiver is binding on all the Parties.

28.2                        Exceptions

(a)                                  An amendment or waiver which relates to:

(i)                                     the definition of Majority Lenders in Clause 1.1 (Definitions);

(ii)                                  an extension of the date of payment of any amount to a Lender under the Finance Documents;

(iii)                               a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fee or other amount payable to a Lender under the Finance Documents;

(iv)                              an increase in, or an extension of, a Commitment or the Total Commitments;

(v)                                 a release of an Obligor;

(vi)                              a term of a Finance Document which expressly requires the consent of each Lender;

(vii)                           the right of a Lender to assign or transfer its rights or obligations under the Finance Documents;

(viii)                        relates to Clause 9 (Prepayment and Cancellation) other than Clauses 9.3 (Mandatory Prepayment—disposals, equity and capital market issues) and 9.4 (Mandatory Prepayment—application of proceeds);

(ix)                                relates to a Security Document or any of the Agreed Security Principles including any waiver of any condition precedent under Schedule 2 (Conditions precedent documents) in respect of the Security Documents, the Intercreditor and Sharing Deed and the Subordination Agreement;

(x)                                   the ability of a Borrower to make Utilisations under a Tranche or Facility other than a Tranche or Facility permitted on the date of this Agreement or, if later, the date of its accession to this Agreement as a Borrower; or

(xi)                                this Clause,

may only be made with the consent of all the Lenders.

(b)                                 An amendment or waiver which relates to the rights or obligations of an Administrative Party may only be made with the consent of that Administrative Party.

(c)                                  An amendment or waiver which relates to Tranche B under Clauses 2.2 (Division of the Medium-Term Facility), 5.1(d), 5.3(d), 6.1(d), 9.4(b) (to the extent it would alter the amount to be applied or the order of application in respect of Tranche B), 22.19(b) (Acceleration) and 32.1(b) (Pro Rata Sharing), may only be made with the consent of the Tranche B Majority Lenders.

28.3                        Change of currency

If a change in any currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), the Finance Documents will be amended to the extent the Facility Agent (acting reasonably and after consultation with the Company) determines is necessary to reflect the change.

28.4                        Waivers and remedies cumulative

The rights of each Finance Party under the Finance Documents:

(a)                                  may be exercised as often as necessary;

(b)                                 are cumulative and not exclusive of its rights under the general law; and

(c)                                  may be waived only in writing and specifically.

Delay in exercising or non-exercise of any right is not a waiver of that right.

29.                               CHANGES TO THE PARTIES

29.1                        Assignments and transfers by Obligors

No Obligor may assign, transfer, novate or dispose of any of or any interest in, its rights and/or obligations under the Finance Documents.

29.2                        Assignments and transfers by Lenders

(a)                                  A Lender (the Existing Lender) may, subject to the following provisions of this Clause, at any time assign or transfer (including by way of novation) any of its rights and obligations under this Agreement to any other bank or financial institution (the New Lender).

(b)                                 The prior written consent of the Company is required for any assignment or transfer unless the New Lender is another Original Lender or an Affiliate of an Original Lender or if an Event of Default has occurred and is outstanding under any of Clause 22.2 (Non-payment) or Clauses 22.6 (Insolvency) to 22.11 (Analogous proceedings) inclusive. However, the prior consent of the Company must not be unreasonably withheld or delayed and will be deemed to have been given if, within 10 Business Days of receipt by the Company of an application for consent, it has not been expressly refused.

(c)                                  The prior written consent of the relevant Issuing Bank is required for any assignment or transfer by a Medium-Term Facility Lender unless the New Lender has a credit rating from Standard and Poor’s of BBB+ or higher or an equivalent rating from Moody’s.

(d)                                 An assignment of rights will only be effective if the New Lender confirms to the Facility Agent and the Company in form and substance satisfactory to the Facility Agent that it is bound by obligations to the other Finance Parties under this Agreement equivalent to those it would have been under if it were an Original Lender.

(e)                                  A transfer of obligations will be effective only if either:

(i)                                     the rights are assigned, the corresponding obligations released and equivalent obligations assumed in accordance with the following provisions of this Clause; or

(ii)                                  the obligations are novated in accordance with the following provisions of this Clause.

(f)                                    Unless the Facility Agent otherwise agrees, the New Lender must pay to the Facility Agent for its own account, on or before the date any assignment or transfer occurs, a fee of €1,500.

(g)                                 Any reference in this Agreement to a Lender includes a New Lender but excludes a Lender if no amount is or may be owed to or by it under this Agreement.

(h)                                 In the case of an assignment, the Existing Lender and the New Lender shall ensure that the assignment is notified by bailiff (huissier) to the Company in accordance with Article 1690 of the French Civil Code.

(i)                                     A Lender may only transfer its rights and obligations in its capacity as Issuing Bank if it complies with Clause 23.17 (Resignation of the Issuing Banks).

29.3                        Transfer Certificates

(a)                                  In this Clause:

Transfer Date means, for a Transfer Certificate, the later of:

(i)                                     the proposed Transfer Date specified in that Transfer Certificate;

(ii)                                  the date on which the Facility Agent executes that Transfer Certificate; and

(iii)                               a reference to an assignment includes any related release and assumption.

(b)                                 An assignment or novation is effected if:

(i)                                     the Existing Lender and the New Lender deliver to the Facility Agent a duly completed Transfer Certificate; and

(ii)                                  the Facility Agent executes it.

The Facility Agent must execute as soon as reasonably practicable a Transfer Certificate delivered to it and which appears on its face to be in order.

(c)                                  Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to execute any duly completed Transfer Certificate on its behalf.

(d)                                 For a transfer by assignment on the Transfer Date:

(i)                                     the Existing Lender will assign absolutely to the New Lender the Existing Lender’s rights expressed to be the subject of the assignment in the Transfer Certificate;

(ii)                                  the Existing Lender will be released from the obligations expressed to be the subject of the release in the Transfer Certificate; and

(iii)                               the New Lender will become a Lender under this Agreement and will be bound by obligations equivalent to those from which the Existing Lender is released under sub-paragraph (ii) above.

(e)                                  For a transfer by novation on the Transfer Date:

(i)                                     the New Lender will assume the rights and obligations of the Existing Lender expressed to be the subject of the novation in the Transfer Certificate in substitution for the Existing Lender;

(ii)                                  the Existing Lender will be released from those obligations and cease to have those rights; and

(iii)                               the New Lender will become a Lender under this Agreement and be bound by the terms of this Agreement as a Lender.

(f)                                    Subject to the terms of this Agreement, the obligations of each Guarantor under this Agreement will continue in full force and effect following any novation under this Clause. A novation under this Clause is a novation (novation) within the meaning of Article 1271 et seq. of the French Civil Code.

(g)                                 The Security Interests created pursuant to the Security Documents are expressly reserved by the Existing Lender including without limitation in respect of Article 1278 et seq. of the French Civil Code and Article 1278 of the Belgian Civil Code and such Security Interests shall benefit the New Lender with the same ranking as that benefiting the Existing Lender prior to the novation.

(h)                                 For the purposes of Article 1528 of the Spanish Civil Code, each Party agrees that upon transfer of the rights and obligations of an Existing Lender under this Clause, the Security Interest created under Spanish law shall be preserved for the benefit of the New Lender.

29.4                        Limitation of responsibility of Existing Lender

(a)                                  Unless expressly agreed to the contrary, an Existing Lender is not responsible to a New Lender for the legality, validity, adequacy, accuracy, completeness or performance of:

(i)                                     any Finance Document or any other document; or

(ii)                                  any statement or information (whether written or oral) made in or supplied in connection with any Finance Document,

and any representations or warranties implied by law are excluded.

(b)                                 Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)                                     has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Obligor and its related entities and the nature and extent of any recourse against any Party or its assets) in connection with its participation in this Agreement; and

(ii)                                  has not relied exclusively on any information supplied to it by the Existing Lender in connection with any Finance Document.

(c)                                  Nothing in any Finance Document requires an Existing Lender to:

(i)                                     accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause; or

(ii)                                  support any losses incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under any Finance Document or otherwise.

29.5                        Costs resulting from change of Lender or Facility Office

If:

(a)                                  a Lender assigns or transfers any of its rights and obligations under the Finance Documents or changes its Facility Office; and

(b)                                 as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to pay a Tax Payment or an Increased Cost,

then, unless the assignment, transfer or change is made by a Lender to mitigate any circumstance giving rise to the Tax Payment, Increased Cost or a right to be prepaid and/or cancelled by reason of illegality, the Obligor need only pay that Tax Payment or Increased Cost to the same extent that it would have been obliged to if no assignment, transfer or change had occurred.

29.6                        Additional Borrowers

(a)                                  If one of the wholly-owned Subsidiaries of the Company is to become an Additional Borrower, then the Company must (following consultation with the Facility Agent) deliver to the Facility Agent the relevant documents and evidence listed in Part 2 of Schedule 2 (Conditions precedent documents).

(b)                                 The prior consent of all the Lenders is required for all Additional Borrowers.

(c)                                  The relevant Subsidiary will become an Additional Borrower when the Facility Agent notifies the other Finance Parties and the Company that it has received all of the documents and evidence referred to in paragraph (a) above in form and substance satisfactory to it. The Facility Agent must give this notification as soon as reasonably practicable.

(d)                                 Delivery of an Accession Agreement, executed by the relevant Subsidiary and the Company, to the Facility Agent constitutes confirmation by that Subsidiary and the Company that the Repeating Representations are then correct.

29.7                        Resignation of a Borrower (other than the Original Borrowers)

(a)                                  In this Clause, Resignation Request means a letter in the form of Schedule 10 (Form of Resignation Request), with such amendments as the Facility Agent may approve or reasonably require.

(b)                                 The Company may request that a Borrower (other than an Original Borrower) ceases to be a Borrower by giving to the Facility Agent a duly completed Resignation Request.

(c)                                  The Facility Agent must accept a Resignation Request and notify the Company and the Lenders of its acceptance, unless:

(i)                                     it is aware that a Default in respect of that Borrower is outstanding or would result from the acceptance of the Resignation Request; or

(ii)                                  any amount owed by that Borrower under this Agreement is still outstanding.

(d)                                 The Borrower will cease to be a Borrower when the Facility Agent gives the notification referred to in paragraph (c) above.

(e)                                  A Borrower (other than the Company) may also cease to be a Borrower in any other manner approved by the Majority Lenders.

29.8                        Changes to the Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent must (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

29.9                        Affiliates of Lenders

(a)                                  Each Lender may fulfil its obligations in respect of any Utilisation through an Affiliate if:

(i)                                     the relevant Affiliate is specified in this Agreement as a Lender or becomes a Lender by means of a Transfer Certificate in accordance with this Agreement; and

(ii)                                  the Utilisations in which that Affiliate will participate are specified in this Agreement or in a notice given by that Lender to the Facility Agent and the Company.

In this event, the Lender and the Affiliate will participate in Utilisations in the manner provided for in sub-paragraph (ii) above.

(b)                                 If paragraph (a) above applies, the Lender and its Affiliate will be treated as having a single Commitment and a single vote, but, for all other purposes, will be treated as separate Lenders.

30.                               DISCLOSURE OF INFORMATION

(a)                                  Each Finance Party must keep confidential any information supplied to it by or on behalf of any Obligor in connection with the Finance Documents. However, a Finance Party is entitled to disclose information:

(i)                                     which is publicly available, other than as a result of a breach by that Finance Party of this Clause;

(ii)                                  in connection with any legal or arbitration proceedings;

(iii)                               if required to do so under any law or regulation;

(iv)                              to a governmental, banking, taxation or other regulatory authority;

(v)                                 to its officers, directors, employees and professional advisers;

(vi)                              to the extent allowed under paragraph (b) below;

(vii)                           to another Obligor; or

(viii)                        with the agreement of the relevant Obligor.

(b)                                 A Finance Party may disclose to an Affiliate or any person with whom it may enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement (a participant):

(i)                                     a copy of any Finance Document; and

(ii)                                  any information which that Finance Party has acquired under or in connection with any Finance Document.

However, before a participant may receive any confidential information, it must agree with the relevant Finance Party to keep that information confidential on the terms of paragraph (a) above.

(c)                                  This Clause supersedes any previous confidentiality undertaking given by a Finance Party in connection with this Agreement prior to it becoming a Party.

31.                               SET-OFF

Following the occurrence of an Event of Default, a Finance Party may set off any matured obligation owed to it by an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. If either obligation is unliquidated or unascertained, the Finance Party may set off in an amount estimated by it in good faith to be the amount of that obligation.

32.                               PRO RATA SHARING

32.1                        Redistribution

(a)                                  Subject to paragraph (b) below, if any amount owing by an Obligor under this Agreement to a Lender (the recovering Lender) is discharged by payment, set-off or any other manner other than through the Facility Agent under this Agreement (a recovery), then:

(i)                                     the recovering Lender must, within three Business Days, supply details of the recovery to the Facility Agent;

(ii)                                  the Facility Agent must calculate whether the recovery is in excess of the amount which the recovering Lender would have received if the recovery had been received by the Facility Agent under this Agreement; and

(iii)                               the recovering Lender must pay to the Facility Agent an amount equal to the excess (the redistribution).

(b)                                 Paragraph (a) does not apply to a recovery made by a Tranche B Lender by way of a distribution by Rhodia Inc. in its insolvency proceedings or bankruptcy in respect of an amount owing by it to that Tranche B Lender in respect of a Tranche B Utilisation.

32.2                        Effect of redistribution

(a)                                  The Facility Agent must treat a redistribution as if it were a payment by the relevant Obligor under this Agreement and distribute it among the Lenders, other than the recovering Lender, accordingly.

(b)                                 When the Facility Agent makes a distribution under paragraph (a) above, the recovering Lender will be subrogated to the rights of the Finance Parties which have shared in that redistribution.

(c)                                  If and to the extent that the recovering Lender is not able to rely on any rights of subrogation under paragraph (b) above, the relevant Obligor will owe the recovering Lender a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

(d)                                 If:

(i)                                     a recovering Lender must subsequently return a recovery, or an amount measured by reference to a recovery, to an Obligor; and

(ii)                                  the recovering Lender has paid a redistribution in relation to that recovery,

each Finance Party must, within three Business Days of demand by the recovering Lender through the Facility Agent, reimburse the recovering Lender all or the appropriate portion of the redistribution paid to that Finance Party, together with interest for the period while it held the re-distribution. In this event, the subrogation in paragraph (b) above will operate in reverse to the extent of the reimbursement.

32.3                        Exceptions

Notwithstanding any other term of this Clause, a recovering Lender need not pay a redistribution to the extent that:

(a)                                  it would not, after the payment, have a valid claim against the relevant Obligor in the amount of the redistribution; or

(b)                                 it would be sharing with another Finance Party any amount which the recovering Lender has received or recovered as a result of legal or arbitration proceedings, where:

(i)                                     the recovering Lender notified the Facility Agent of those proceedings; and

(ii)                                  the other Finance Party had an opportunity to participate in those proceedings but did not do so or did not take separate legal or arbitration proceedings as soon as reasonably practicable after receiving notice of them.

33.                               SEVERABILITY

If a term of a Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that will not affect:

(a)                                  the legality, validity or enforceability in that jurisdiction of any other term of the Finance Documents; or

(b)                                 the legality, validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.

34.                               COUNTERPARTS

Each Finance Document may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

35.                               NOTICES

35.1                        In writing

(a)                                  Any communication in connection with a Finance Document must be in writing and, unless otherwise stated, may be given:

(i)                                     in person, by post, fax, e-mail or any other electronic communication approved by the Facility Agent; or

(ii)                                  if between the Facility Agent and a Lender and the Facility Agent and the Lender agree, by e-mail or other electronic communication.

(b)                                 For the purpose of the Finance Documents, an electronic communication will be treated as being in writing.

(c)                                  Unless it is agreed to the contrary, any consent or agreement required under a Finance Document must be given in writing.

35.2                        Contact details

(a)                                  Except as provided below, the contact details of each Party for all communications in connection with the Finance Documents are those notified by that Party for this purpose to the Facility Agent on or before the date it becomes a Party.

(b)                                 The contact details of the Company for this purpose are:

Address:	26, quai Alphonse le Gallo, 92100 Boulogne Billancourt
Fax number:	+33 (1) 55 38 44 71/21
Attention:	Chief Financial Officer and General Counsel.

(c)                                  The contact details of the Facility Agent for this purpose are:

Address:	BNP Paribas, European Agency/Middle Office Group, 37, Place du Marché St. Honoré, 75031, Paris Cedex 01
Fax number:	+33 (1) 42 98 43 17
Attention:	Raymond Banzon/Isabelle Blandin/Catherine Staneso.

(d)                                 Any Party may change its contact details by giving five Business Days’ notice to the Facility Agent or (in the case of the Facility Agent) to the other Parties.

(e)                                  Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

35.3                        Effectiveness

(a)                                  Except as provided below, any communication in connection with a Finance Document will be deemed to be given as follows:

(i)                                     if delivered in person, at the time of delivery;

(ii)                                  if posted, on actual receipt;

(iii)                               if by fax, when received in legible form; and

(iv)                              if by e-mail or any other electronic communication, when received in legible form.

(b)                                 A communication given under paragraph (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

(c)                                  For the purposes of the Finance Documents, an electronic communication will be treated as being in writing.

(d)                                 Unless it is agreed to the contrary, any consent or agreement required under a Finance Document must be given in writing.

(e)                                  A communication to the Facility Agent will only be effective on actual receipt by it.

35.4                        Obligors

(a)                                  All communications under the Finance Documents to or from an Obligor must be sent through the Facility Agent.

(b)                                 All communications under the Finance Documents to or from an Obligor (other than the Company) must be sent through the Company.

(c)                                  Each Obligor (other than the Company) irrevocably appoints the Company to act as its agent:

(i)                                     to give and receive all communications under the Finance Documents; and

(ii)                                  to sign all documents under or in connection with the Finance Documents.

(d)                                 Any communication given to the Company in connection with a Finance Document will be deemed to have been given also to the other Obligors.

(e)                                  The Facility Agent may assume that any communication made by the Company is made with the consent of each other Obligor.

36.                               LANGUAGE

(a)                                  Any notice given in connection with a Finance Document must be in English.

(b)                                 Any other document provided in connection with a Finance Document must be:

(i)                                     in English; or

(ii)                                  (unless the Facility Agent otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.

37.                               GOVERNING LAW

This Agreement is governed by English law.

38.                               ENFORCEMENT

38.1                        Jurisdiction

(a)                                  The English courts have exclusive jurisdiction to settle any dispute in connection with any Finance Document.

(b)                                 Notwithstanding and without prejudice to paragraph (a) above, any New York State court or Federal court sitting in New York City also has jurisdiction to settle any dispute in connection with any Finance Document.

(c)                                  The English and New York courts are the most appropriate and convenient courts to settle any such dispute and each Obligor waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with any Finance Document.

(d)                                 This Clause is for the benefit of the Finance Parties only. To the extent allowed by law, a Finance Party may take:

(i)                                     proceedings in any other court; and

(ii)                                  concurrent proceedings in any number of jurisdictions.

38.2                        Service of process

(a)                                  Each Obligor not incorporated in England and Wales irrevocably appoints Rhodia Limited as its agent under the Finance Documents for service of process in any proceedings before the English courts.

(b)                                 Each Obligor not incorporated in New York State irrevocably appoints Rhodia Inc. as its agent for service of process in any proceedings before any New York State courts.

(c)                                  If any person appointed as process agent is unable for any reason to act as agent for service of process, the Company (on behalf of all the Obligors) must immediately appoint another agent on terms acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another agent for this purpose.

(d)                                 Each Obligor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(e)                                  This Clause does not affect any other method of service allowed by law.

38.3                        Waiver of immunity

Each Obligor irrevocably and unconditionally:

(a)                                  agrees not to claim any immunity from proceedings brought by a Finance Party against it in relation to a Finance Document and to ensure that no such claim is made on its behalf;

(b)                                 consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)                                  waives all rights of immunity in respect of it or its assets.

38.4                        Waiver of trial by jury

EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH ANY FINANCE DOCUMENT OR ANY TRANSACTION CONTEMPLATED BY ANY FINANCE DOCUMENT. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY COURT.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Any text that has been deleted pursuant to Rhodia’s confidential treatment request is marked [“***”] herein and has been separately submitted with the U.S. Securities and Exchange Commission.

SCHEDULE 1

ORIGINAL PARTIES

PART 1

ORIGINAL BORROWERS

Name of Original Borrower	Registration number (or equivalent, if any)

Rhodia Inc.

PART 2

ISSUING BANKS

Name of Issuing Bank	Maximum amount of Guarantee (€)	Governing law of Guarantee

BNP Paribas	[***]	French, English, New York, Spanish, Italian, Belgian, German, Dutch

Crédit Agricole Indosuez S.A.	[***]	French, English, Spanish, Italian, Belgian, German, Dutch

CSFB (Tranche B Guarantee only)	[***]	English, New York

Any text that has been deleted pursuant to Rhodia’s confidential treatment request is marked [“***”] herein and has been separately submitted with the U.S. Securities and Exchange Commission.

PART 3

LENDERS—MEDIUM-TERM FACILITY

Tranche A

Name of Original Lender	Commitment (€)
BNP Paribas	[***]
Crédit Agricole Indosuez S.A.	[***]
Crédit Industriel et Commercial	[***]
Banque de l’Economie du Commerce et de la Monetique	[***]
CCF	[***]
Natexis Banques Populaires	[***]
The Royal Bank of Scotland plc	[***]
Standard Chartered Bank	[***]
Comerica Bank	[***]
Citibank International plc (or Citicorp USA, Inc. in relation to Utilisations by Rhodia Inc.)	[***]
Bayerische Landesbank	[***]
Unicredito Italiano	[***]
Landesbank Saar	[***]
Fortis Bank (Nederland) N.V.	[***]
Banco Bilbao Vizcaya Argentaria	[***]
The Bank of Tokyo-Mitsubishi, Ltd.	[***]
Total Tranche A	532,522,724

Tranche B

Name of Original Lender	Commitment (€)
Credit Suisse First Boston International	[***]
UFJ Bank Limited	[***]
Total Tranche B	105,974,473
Total Medium-Term Facility Commitments	638,497,197

Any text that has been deleted pursuant to Rhodia’s confidential treatment request is marked [“***”] herein and has been separately submitted with the U.S. Securities and Exchange Commission.

PART 4

LENDERS—SHORT-TERM FACILITY

Name of Original Lender	Commitment (€)
BNP Paribas	[***]
Crédit Agricole Indosuez S.A.	[***]
Crédit Industriel et Commercial	[***]
Banque de l’Economie du Commerce et de la Monetique	[***]
CCF	[***]
Natexis Banques Populaires	[***]
The Royal Bank of Scotland plc	[***]
Standard Chartered Bank	[***]
Comerica Bank	[***]
Citibank International plc (or Citicorp USA, Inc. in relation to Utilisations by Rhodia Inc.)	[***]
Bayerische Landesbank	[***]
Unicredito Italiano	[***]
Landesbank Saar	[***]
Fortis Bank (Nederland) N.V.	[***]
Credit Suisse First Boston International	[***]
UFJ Bank Limited	[***]
The Bank of Tokyo-Mitsubishi, Ltd.	[***]
Total Short-Term Facility Commitments	119,224,721
Total Commitments	€757,721,918

SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS

PART 1

TO BE DELIVERED BEFORE THE FIRST REQUEST

Original Obligors

1.                                       A copy of the statuts of the Company or a certificate of the authorised signatory of the Company confirming that the copy of the statuts of the Company in the Facility Agent’s possession is still correct, complete and in full force and effect as at a date no earlier than the date of this Agreement and a K-bis extract from the Trade and Companies Registry relating to the Company dated no more than one month prior to the date of this Agreement.

2.                                       A copy of the memorandum and articles of association, certificate of incorporation and certificate of incorporation on change of name (if any) or any other constitutional document of each Original Obligor including, for any Original Obligor incorporated in France, a K-bis extract from the Trade and Companies Registry related to it or a certificate of the authorised signatory of the Company confirming that the copy of the constitutional documents of each Original Obligor in the Facility Agent’s possession is still correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

3.                                       (a) A copy of resolutions of the board of directors of each Original Obligor approving the terms of, and the transactions contemplated by the Finance Documents, in particular the guarantee to be provided by the Company under this Agreement, and the execution by each Original Obligor of each Finance Document.

(b)                                 A certificate of the chief financial officer of each Borrower certifying that utilisation of the Facility in full would not cause any borrowing limit binding on each Borrower to be exceeded.

4.                                       (a) Evidence satisfactory to the Facility Agent of the authority of a specified individual or individuals to sign each Finance Document and to sign and despatch Requests, in each case, on behalf of each Original Obligor.

(b)                                 A specimen of the signature of each person authorised to sign this Agreement and to sign and despatch each Request, in each case on behalf of each Borrower.

5.                                       Confirmation from each agent, if any, or lender as the case may be, under the Refinanced Facilities that it has received an irrevocable notice of cancellation and prepayment of the Refinanced Facilities such notice to take effect such that cancellation and prepayment will be made in a manner satisfactory to the relevant lenders on or prior to the first Utilisation Date.

6.                                       A list identifying each Subsidiary of the Borrowers which is a Material Subsidiary within the meaning of paragraph (a) of the definition thereof, as determined from the Original Financial Statements.

7.                                       A certificate signed by the chief financial officer of each Borrower setting out in reasonable detail computations establishing compliance with the financial covenants in Clause 20 (Financial Covenants) as at 31st December, 2003.

8.                                       Evidence that the process agents referred to in Clause 38.2 (Service of process) have accepted their appointment for the purposes of that Clause.

9.                                       A certificate of an authorised signatory of each Original Obligor party to the Finance Documents certifying:

(a)                                  that each document delivered by it under this Part 1 of this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement;

(b)                                 that the execution of and assumption of its obligations under the Finance Documents will not result in any breach of any restriction binding on it;

(c)                                  as to the identity and specimen signatures of its directors and signatories;

(d)                                 that no Default is outstanding relating to it; and

(e)                                  that the representations and warranties made by it in the Finance Documents are correct.

Financial Information

1.                                       A copy of the Original Financial Statements.

2.                                       Consolidated management accounts, consisting of balance sheet, profit and loss account and cashflow for the Company.

Agreements and documents

1.                                       An original of this Agreement executed by each Party.

2.                                       An original of the Fee Letter(s).

3.                                       An original of the Intercreditor and Sharing Deed executed by each party.

4.                                       An original of the Subordination Agreement executed by each party including Rhodia Inc. and Rhodia Holding Inc. with respect to any subrogation rights.

Security Document(s)

1.                                       At least 2 copies (or, if required in the relevant jurisdiction, such additional copies as are requested by the Finance Parties) of the Security Documents to be entered into in accordance with the Agreed Security Principles, each duly executed by the parties to it.

2.                                       Registration requirements of Security Documents effected.

3.                                       Documents necessary for perfection of Security Documents.

4.                                       A copy of all notices required to be sent under the Security Documents.

5.                                       A copy of all transfers, share certificates and stock transfer forms or equivalent relating to assets charged by the Security Documents.

6.                                       Evidence that each creditor has waived in writing any negative pledge or other restriction in its favour that would or could be breached by any member of the Group entering into the Security Documents.

7.                                       Copies of the Secured Intra-Group Loans in an agreed form.

8.                                       An auditor’s certificate in respect of Intra-Group Loans made in respect of Rhodia Germany International GmbH confirming that such loans are not being made for the purposes of capital.

9.                                       Apostilled powers of attorney in respect of the Security Documents governed by Dutch law.

Legal opinions

1.                                       A legal opinion in the agreed form of Shearman & Sterling, or other law firm advising in relation to the Agreed Security Principles or the Subordination Agreement, as legal advisers to the Company and the Obligors, addressed to the Finance Parties in respect of the laws of the jurisdiction of the place of incorporation of the relevant Obligor or governing law of the relevant Finance Document.

2.                                       A legal opinion in the agreed form of Allen & Overy addressed to the Facility Agent.

Other documents and evidence

1.                                       Evidence that all fees and expenses then due and payable from the Company under this Agreement have been or will be paid by the first Utilisation Date.

2.                                       Evidence that the Refinanced Facilities will be prepaid and cancelled in full on or prior to the first Utilisation Date.

3.                                       Evidence that a minimum of €300,000,000 net cash proceeds has been unconditionally received in respect of the Rights Issue.

4.                                       A copy of the Original Business Plan.

5.                                       A copy of the latest Business Plan validated by Ernst & Young in accordance with the Secured Co-ordination Agreement.

6.                                       Evidence that the necessary amendments to the USPP are effective.

7.                                       Evidence that the necessary amendments to the Affected Facilities (as defined in the Secured Co-ordination Agreement) are effective.

8.                                       Copies of the executed Agreed Affected Lease Facilities and evidence that the Agreed Affected Lease Facilities are in full force and effect in each case in form and substance satisfactory to the Majority Lenders.

9.                                       Evidence that the existing Securitisation Programmes will be maintained or replaced with new Securitisation Programmes throughout the term of the Agreement.

10.                                 A certificate from the chief financial officer of the Company confirming that the total net assets and EBITDA directly or indirectly subject to the Security Documents are greater than or equal to 95% of the total net assets and EBITDA of the Group.

11.                                 A breakdown of the Exposure under the Facilities which are subject to a Security Document (as each term is defined in the Secured Co-ordination Agreement) showing that the total obligations thereunder do not exceed €1,300,000,000 or its equivalent in other currencies.

12.                                 A copy of any other authorisation or other document, opinion or assurance which the Facility Agent in good faith has notified the Company is necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, any Finance Document or for the validity and enforceability of any Finance Document.

13.                                 A letter from the Facility Agent to the Company substantially in the form of Schedule 11 (Form of Taux Effectif Global Letter).

14.                                 A copy of the Group Structure Chart.

PART 2

FOR AN ADDITIONAL BORROWER

Additional Borrowers

1.                                       An Accession Agreement, duly executed by the Company and the Additional Borrower.

2.                                       A copy of the memorandum and articles of association, certificate of incorporation and certificate of incorporation on change of name (if any) or any other constitutional document of each Additional Borrower including, for any Additional Borrower incorporated in France, a K-bis extract from the Trade and Companies Registry related to it.

3.                                       A copy of a resolution of the board of directors of the Additional Borrower approving the terms of, and the transactions contemplated by, the Accession Agreement.

4.                                       A certificate of the chief financial officer of the Additional Borrower certifying that utilisation of the Facility in full would not cause any borrowing limit binding on the Additional Borrower to be exceeded.

5.                                       A certificate of an authorised signatory of the Additional Borrower certifying:

(a)                                  that each document delivered under this Part 2 of this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of Accession Agreement;

(b)                                 that the execution of and assumption of its obligations under the Finance Documents will not result in any breach of any restriction binding on it;

(c)                                  as to the identify and specimen signatures of its directors and signatories;

(d)                                 that no Default is outstanding relating to it; and

(e)                                  that the representations and warranties made by it in the Finance Documents and the representation and warranty set out in Clause 18.23 (Solvency of Obligors) as if set out in the certificate in full in each case on the date of that certificate by reference to the facts and circumstances then subsisting are correct.

6.                                       A copy of the latest audited accounts of the Additional Borrower.

7.                                       Evidence that the agent of the Additional Borrower under the Finance Documents for service of process in England and Wales has accepted its appointment.

Security Document(s)

1.                                       At least 2 copies (or, if required in the relevant jurisdiction, such additional copies as are requested by the Finance Parties) of the Security Documents to be entered into in accordance with the Agreed Security Principles, each duly executed by the parties to it.

2.                                       Registration requirements of Security Documents effected.

3.                                       Documents necessary for perfection of Security Documents.

4.                                       A copy of all notices required to be sent under the Security Documents.

5.                                       A copy of all transfers, share certificates and stock transfer forms or equivalent relating to assets charged by the Security Documents.

6.                                       Evidence that each creditor has waived in writing any negative pledge or other restriction in its favour that would or could be breached by any member of the Group entering into the Security Documents.

7.                                       Copies of the Secured Intra-Group Loans and the Intra-Group Loans subject directly or indirectly to the Security Documents in an agreed form.

Legal opinions

1.                                       If the Additional Borrower is incorporated in a jurisdiction other than England, a legal opinion from legal advisers in that jurisdiction, addressed to the Finance Parties.

Other documents and evidence

1.                                       Evidence that all expenses due and payable from the Company under this Agreement in respect of the Accession Agreement have been paid.

2.                                       A copy of any other authorisation or other document, opinion or assurance which the Facility Agent in good faith has notified the Company is necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, the Accession Agreement or for the validity and enforceability of any Finance Document.

3.                                       A letter from the Facility Agent to any Additional Borrower incorporated in France substantially in the form of Schedule 11 (Form of Taux Effectif Global Letter).

SCHEDULE 3

FORM OF REQUEST

To: [AGENT] as Facility Agent

From: [                        ]

Date: [                        ]

RHODIA—€757,721,918 Credit Agreement

dated [DATE], 2004 (the Agreement)

1.                                       We refer to the Agreement. This is a Request.

2.                                       We wish to [borrow a Loan]/[request a Guarantee](1) on the following terms:

(a)                                  [Medium-Term Facility/Short-Term Facility](2): [                        ]

[Tranche A: [                        ]](3)

[Tranche B: [                        ]](4)

(b)                                 Utilisation Date: [                        ]

(c)                                  Borrower: [                        ]

(d)                                 [Issuing Bank: [                        ]](5)

(e)                                  Amount/currency: [                        ]

(f)                                    Term: [                        ].

3.                                       Our payment instructions are: [                        ].

4.                                       We confirm that each condition precedent under the Agreement which must be satisfied on the date of this Request is so satisfied.

5.                                       [We attach a copy of the proposed Guarantee.](6)

6.                                       This Request is irrevocable.

By:

[                        ]

(1)                                  Delete as appropriate.

(2)                                  Delete as appropriate.

(3)                                  Delete as appropriate.

(4)                                  Delete as appropriate.

(5)                                  Delete as appropriate.

(6)                                  Delete as appropriate.

SCHEDULE 4

FORM OF GUARANTEE(7)

To: [BENEFICIARY] as Beneficiary

From: [ISSUING BANK] as Issuing Bank

Date: [                        ]

Guarantee no. [                        ]

At the request of [ISSUING BANK], (the Issuing Bank) issues this irrevocable guarantee (Guarantee) in your favour on the following terms and conditions:

1.                                      Definitions

In this Guarantee:

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in [London].

Demand means a demand for a payment under this Guarantee in the form of the schedule to this Guarantee.

Expiry Date means [                        ].

Total Guarantee Amount means [                        ].

2.                                      Issuing Bank’s agreement

(a)                                  The Beneficiary may request a payment [or payments] under this Guarantee by giving to the Issuing Bank a duly completed Demand. A Demand must be received by the Issuing Bank on or before the Expiry Date and by no later than [    ]p.m. ([London] time) on the Expiry Date.

(b)                                 Subject to the terms of this Guarantee, the Issuing Bank unconditionally and irrevocably guarantees to the Beneficiary that, within [ten] Business Days of receipt by it of a Demand validly presented under this Guarantee, it must pay to the Beneficiary the amount which is demanded for payment in that Demand.

(c)                                  The Issuing Bank will not be obliged to make a payment under this Guarantee if as a result the aggregate of all payments made by it under this Guarantee would exceed the Total Guarantee Amount.

3.                                      Expiry

(a)                                  On [    ]pm ([London] time) on the Expiry Date the obligations of the Issuing Bank under this Guarantee will cease with no further liability on the part of the Issuing Bank except for any Demand validly presented before such time under the Guarantee that remains unpaid.

(b)                                 The Issuing Bank will be released from its obligations under this Guarantee on the date prior to the Expiry Date (if any) notified in writing by the Beneficiary to the Issuing Bank as the date upon which the obligations of the Issuing Bank under this Guarantee are released.

(c)                                  When the Issuing Bank is no longer under any obligation under this Guarantee, the Beneficiary must return the original of the Guarantee to the Issuing Bank, it being understood that non-restitution of the original Guarantee shall not affect the release of the Issuing Bank.

(7)                                  To be adapted for relevant governing law

4.                                      Payments

All payments under this Guarantee must be made in [            ] and for value on the due date to the account of the Beneficiary specified in the Demand.

5.                                      Delivery of Demand

Each Demand must be in writing, and may be given in person, by post, international courier or authenticated SWIFT message and must be received in legible form by the Issuing Bank at its address and by the particular department or officer (if any) as follows:

[

]

6.                                      Assignment

The Beneficiary’s rights under this Guarantee may not be assigned or transferred.

7.                                      [URDG

Except to the extent it is inconsistent with the express terms of this Guarantee, this Guarantee is subject to the Uniform Rules for Demand Guarantees, International Chamber of Commerce Publication No. 458 with the exception of article 20 of the URDG.]

8.                                      [Governing Law

This Guarantee is governed by [            ] law.]

9.                                      [Jurisdiction

The [            ] courts have exclusive jurisdiction to settle any dispute in connection with this Guarantee.]

Yours faithfully

[ISSUING BANK]

By:

Schedule

FORM OF DEMAND

To: [ISSUING BANK]

From: [BENEFICIARY]

Date: [                        ]

Dear Sirs

Guarantee no. [            ] issued in favour of [BENEFICIARY] (the Guarantee)

We refer to the Guarantee. Terms defined in the Guarantee have the same meaning when used in this Demand.

1.                                       We certify that the sum of [            ] is due [and has remained unpaid for at least [    ] Business Days under [set out underlying contract or agreement]. We therefore demand payment of the sum of [            ].

2.                                       Payment should be made to the following account:

Name:

Account Number:

Bank:

3.                                       The date of this Demand is not later than the Expiry Date.

Yours faithfully

(Authorised Signatory)	(Authorised Signatory)

For
[BENEFICIARY]

SCHEDULE 5

CALCULATION OF THE MANDATORY COST

1.                                      General

The Mandatory Cost is the weighted average of the rates for each Lender calculated below by the Facility Agent on the first day of a Term. The Facility Agent must distribute each amount of Mandatory Cost among the Lenders on the basis of the rate for each Lender.

2.                                      For a Lender lending from a Facility Office in the U.K.

(a)                                  The relevant rate for a Lender lending from a Facility Office in the U.K. is calculated in accordance with the following formulae:

for a Loan in Sterling:

AB+C(B-D)+EX0.01	per cent. per annum
100-(A+C)

for any other Loan:

EX0.01	per cent. per annum
300

where on the day of application of the formula:

A                                      is the percentage of that Lender’s eligible liabilities (in excess of any stated minimum) which the Bank of England requires it to hold on a non-interest-bearing deposit account in accordance with its cash ratio requirements;

B                                        is LIBOR for that Term;

C                                        is the percentage of that Lender’s eligible liabilities which the Bank of England requires it to place as a special deposit;

D                                       is the interest rate per annum allowed by the Bank of England on a special deposit; and

E                                         is calculated by the Facility Agent as being the average of the rates of charge supplied by the Reference Banks to the Facility Agent under paragraph (d) below and expressed in pounds per £1 million.

(b)                                 For the purposes of this paragraph 2:

(i)                                     eligible liabilities and special deposit have the meanings given to them at the time of application of the formula by the Bank of England;

(ii)                                  fees rules means the then current rules on periodic fees in the Supervision Manual of the FSA Handbook; and

(iii)                               tariff base has the meaning given to it in the fees rules.

(c)                                  (i)                                     In the application of the formulae, A, B, C and D are included as figures and not as percentages, e.g. if A = 0.5% and B = 15%, AB is calculated as 0.5 X 15. A negative result obtained by subtracting D from B is taken as zero.

(ii)                                  Each rate calculated in accordance with a formula is, if necessary, rounded upward to four decimal places.

(d)                                 (i)            Each Reference Bank must supply to the Facility Agent the rate of charge payable by that Reference Bank to the Financial Services Authority under the fees rules (calculated by that Reference Bank as being the average of the rates of charge within fee-block Category A1 (Deposit acceptors) applicable to that Reference Bank but, for this purpose, applying any applicable discount and ignoring any minimum fee required under the fees rules) and expressed in pounds per £1 million of the tariff base of that Reference Bank.

(ii)                                  Each Reference Bank must promptly notify the Facility Agent of any change to the rate of charge.

(e)                                  (i)            Each Lender and each Reference Bank must supply to the Facility Agent the information required by it to make a calculation of the rate for that Lender or Reference Bank. The Facility Agent may assume that this information is correct in all respects.

(ii)                                  If a Lender or a Reference Bank fails to do so, the Facility Agent may assume that the Lender’s or that Reference Bank’s obligations in respect of cash ratio deposits, special deposits and the fees rules are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the U.K.

(iii)                               The Facility Agent has no liability to any Party if its calculation over or under compensates any Lender.

3.                                      For a Lender lending from a Facility Office in a Participating Member State

(a)                                  The relevant rate for a Lender lending from a Facility Office in a Participating Member State is the percentage rate per annum notified by that Lender to the Facility Agent as its cost of complying with the minimum reserve requirements of the European Central Bank.

(b)                                 If a Lender fails to specify a rate under paragraph (a) above, the Facility Agent will assume that the Lender has not incurred any such cost.

4.                                      Changes

The Facility Agent may, after consultation with the Company and the Lenders, notify all the Parties of any amendment to this Schedule which is required to reflect:

(a)                                  any change in law or regulation; or

(b)                                 any requirement imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any successor authority).

Any notification will be, in the absence of manifest error, conclusive and binding on all the Parties.

SCHEDULE 6

FORMS OF TRANSFER CERTIFICATE

PART 1

FORM FOR TRANSFERS BY ASSIGNMENT

To:	[AGENT] as Facility Agent

From:	[THE EXISTING LENDER] (the Existing Lender) and [THE NEW LENDER] (the New Lender)

Date:	[ ]

RHODIA—757,721, 918 Credit Agreement

dated [DATE], 2004 (the Agreement)

We refer to the Agreement. This is a Transfer Certificate.

1.                                       In accordance with the terms of the Agreement:

(a)                                  the Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement specified in the Schedule;

(b)                                 the Existing Lender is released from all its obligations under the Agreement which correspond to the Existing Lender’s rights specified in the Schedule; and

(c)                                  the New Lender becomes a Lender under the Agreement and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

2.                                       The proposed Transfer Date is [            ].

3.                                       The administrative details of the New Lender for the purposes of the Agreement are set out in the Schedule.

4.                                       In the case of an assignment, the Existing Lender and the New Lender shall ensure that the assignment is notified by bailiff (huissier) to the Company in accordance with Article 1690 of the French Civil Code.

5.                                       This Transfer Certificate is governed by English law.

THE SCHEDULE

Rights and obligations to be transferred by assignment

[insert relevant details, including applicable Commitment (or part)]

Administrative details of the New Lender

[insert details of Facility Office, address for notices and payment details etc.]

[EXISTING LENDER]	[NEW LENDER]

By:	By:

The Transfer Date is confirmed by the Facility Agent as [ ].

[AGENT]
as Facility Agent, for and on behalf
of each of the parties to the
Agreement (other than the Existing Lender and
the New Lender)

By:

Note: It is the responsibility of each individual New Lender to ascertain whether any other document or formality is required to perfect the transfer contemplated by this Transfer Certificate including any interest in security.

PART 2

FORM FOR TRANSFERS BY NOVATION

To:	[AGENT] as Facility Agent

From:	[THE EXISTING LENDER] (the Existing Lender) and [THE NEW LENDER] (the New Lender)

Date:	[ ]

RHODIA—757,721,918 Credit Agreement

dated [DATE], 2004 (the Agreement)

We refer to the Agreement. This is a Transfer Certificate.

1.                                       The Existing Lender transfers by novation to the New Lender the Existing Lender’s rights and obligations referred to in the Schedule below in accordance with the terms of the Agreement.

2.                                       The proposed Transfer Date is [    ].

3.                                       The administrative details of the New Lender for the purposes of the Agreement are set out in the Schedule.

4.                                       The Security Interests created pursuant to the Security Documents are expressly reserved by the Existing Lender in accordance with Article 1278 et seq. of the French Civil Code and Article 1278 of the Belgian Civil Code and such Security Interests shall benefit the New Lender with the same ranking as that benefiting the Existing Lender prior to the novation.

5.                                       This Transfer Certificate is governed by English law.

THE SCHEDULE

Rights and obligations to be transferred by novation

[insert relevant details, including applicable Commitment (or part)]

Administrative details of the New Lender

[insert details of Facility Office, address for notices and payment details etc.]

[EXISTING LENDER]	[NEW LENDER]

By:	By:

The Transfer Date is confirmed by the Facility Agent as [ ].

[AGENT]

By:

Note: It is the responsibility of each individual New Lender to ascertain whether any other document or formality is required to perfect the transfer contemplated by this Transfer Certificate including any interest in security.

SCHEDULE 7

EXISTING SECURITY AND EXISTING INDEBTEDNESS

PART 1

EXISTING SECURITY INTEREST

More than 50% owned Subsidiaries

Nature of the security interest	Entity / Entreprise	Beneficiary	Amount (EUR)	Purpose*
Cash deposit	Rhodia Silica Korea	Koram Bank (dépôt obligatoire afin de conserver le compte bancaire)	1,713	YES
Cash deposit	Rhodia Chemie NV	ING	18,000,000	NO
Cash deposit	Rhodia Energy	TotalFina	6,000,000	YES
Cash deposit	Rhodia Energy	SIDEC (boiler maintenance)	1,000,000	NO
Cash deposit	Rhodia Energy	PARIS LEASE (Cogen Chalampé lease)	693,000	NO
Cash deposit	Rhodia Energy	CARGIL (trading activities in Geneva)	583,000	NO
Cash deposit	Rhodia Recherches	CMCIC Lease	194,500	NO
Cash deposit	Rhodia SA	CMCIC Lease	1,099,285	NO
Cash deposit	Rhodia Performances Fibres SRL	EGL (LT deposit)	153,000	NO
Cash deposit	Rhodia Performances Fibres SRL	Telecom (letter of credit)	11,000	NO
Cash deposit	Rhodia Pi Belle Etoile	Air Liquide	424,000	NO
Cash deposit	Rhodia Acetow Gmbh	Commerzbank	285,766	NO
Cash deposit	Rhodia Acetow Gmbh	Dresdner	319,836	NO
Cash deposit	Rhodia Limited	HSBC (contrepartie d’une garantie émise par HSBC en faveur de Rhodia Consumer Spec. Ltd)	110,448	NO
Fixed assets mortgage	Baotou Rhodia Rare Earth Co. Ltd.	Bank of China (pledge d’actifs en contrepartie d’un prêt BOC)	2,868,179	YES
Cash deposit	Rhodia Finance International BV	Natexis Banques Populaires (achat d’actions)	8,071,228	NO
Cash deposit	Rhodia Brasil	Banco do Brasil (liée à une standby letter of credit en faveur de Banco Mercantil Venezuela 2 MUSD)	1,934,580	NO
Mortgage	Rhodia Brasil	Social Security Authority (Pledge de la Casa Rhodia)	1,575,301	NO
Equipments	Rhodia Poliamida e Especialidades	Tax Judicial Proceedings (pledge d’actifs)	829,106	NO
Cash deposit	Rhodia Brasil + Rhodia Poliamida e Especialidades	Judicial Proceedings	9,285,983	NO
Fixed assets	Rhodia Mexicana SA de C.V.	Mexican Customs	34,987,921	NO
Short term investments	CEIMIC-RE	AGF	11,645,930	NO
Collateral cash	Rhodia Italia	Mediobanca (en contrepartie du financement Nylstar)	11,924,271	NO
Cash deposit	Rhodia Silicones	Crédit Mutuel-Sales of Receivables	293,592	NO
Cash deposit	Rhodia Silices	Crédit Mutuel-Sales of Receivables	978,529	NO
Cash deposit	Rhodia PPMC	Crédit Mutuel-Sales of Receivables	1,551,548	NO
Cash deposit	Rhodia Polyamide Intermediates	Crédit Mutuel-Sales of Receivables	2,182,619	NO
Cash deposit	Rhodia Performance Fibres	Crédit Mutuel-Sales of Receivables	24,698	NO
Cash deposit	Rhodia Electronics & Catalysis	Crédit Mutuel-Sales of Receivables	1,820,967	NO
Cash deposit	Rhoditech	Crédit Mutuel-Sales of Receivables	129,391	NO
Cash deposit	Rhodia Pi Belle Etoile	Crédit Mutuel-Sales of Receivables	149,382	NO
Cash deposit	Rhodia Pi Chalampe	Crédit Mutuel-Sales of Receivables	40,002	NO
Cash deposit	Rhodia Acetol	Crédit Mutuel-Sales of Receivables	178,175	NO
Cash deposit	RHODIA ENERGY	Crédit Mutuel-Sales of Receivables	1,823,026	NO
Cash deposit	RHODIA ECO SERVICES SULFURIQUE	Crédit Mutuel-Sales of Receivables	1,628,703	NO
Cash deposit	Rhodia Asia Pacific Pte Ltd	Standard Chartered Bank	710,564	NO
Cash deposit	Rhodia Asia Pacific Pte Ltd	Various vendors (cautions diverses envers fournisseurs, locations...)	281,851	NO
Cash deposit	Rhodia Chili Ltda	Office rental guarantee	2,852	NO
	Rhodia Chili Ltda	Sudameris (car leasing)	7,605	NO
	Rhodia Argentina	Office rental guarantee	4,200	NO

Nature of the security interest	Entity / Entreprise	Beneficiary	Amount (EUR)	Purpose*
United States Security Interests (Excluding SG/JPMorganChase Leases)
All receivables, underlying inventory & related cash collections in controlled accounts	Rhodia Inc., Rhodia E&C, Rhodia Canada Inc.	Wachovia Bank, NA, as Agent (re receivable securitisation program)	100,660,332	YES
Cash (LOC Agreement contract sec. interest/offset right chargeable against securitization cash collections)	Rhodia Inc.	Wachovia Bank, N.A.	5,636,979	YES
Equipment	Rhodia Inc.	Industrial Development Revenue Bonds (Stauffer Chemical Company Project) Series 1978 of City of Chicago Heights, IL	805,283	YES
Equipment	Rhodia Inc.	Pollution Control Revenue Bonds (Stauffer Chemical Company Project) Series 1978 of City of Chicago Heights	2,013,207	YES
Equipment	Rhodia Inc.	Variable Rate Demand Pollution Control Revenue Refunding Bonds (Rhone-Poulenc Inc. Project) Series 1992 pf Butte-Silver Bow, State of Mont	2,580,931	YES
Equipment	Rhodia Inc.	CA Pollution Control Financing Authority, Pollution Control Revenue Bonds (Stauffer Chemical Company Project) Series 1982	3,543,244	YES
Cash	Rhodia Inc.	Variable Rate Demand Pollution Control Revenue Refunding Bonds (Rhone-Poulenc Project) Series 1993 of Parish of Eash Baton Rouge, LA	3,325,817	YES
Cash (securing fronting insurance policy exposure)	Rhodia Inc.	Liberty Mutual Insurance**	805,283	NO
Cash (securing contractual real property improvement obligations—Madison, WI)	Rhodia Inc.	City of Madison, WI	181,994	NO
Cash (securing contractual environmental remediation obligations—Dominguez, CA)	Rhodia Inc.	California State Lands Commission	1,207,924	NO
Cash (securing utility payment obligations)	Rhodia Inc.	So. California Edison	147,367	NO
Cash (securing utility payment obligations)	Rhodia Inc.	Nashville Water Utility Co.	32,211	NO
Cash (securing lease performance obligations—Malvern, PA)	Rhodia ChiRex America Inc.	Fox Realty	31,809	NO
Cash (securing lease performance obligations—Boston, MA)	Rhodia ChiRex America Inc.	Pinnacle Properties	31,406	NO
Cash (securing lease performance obligations—Winder, GA)	Rhodia Inc.	Garrard-Smith	52,343	NO
Cash (securing lease performance obligations—Troy, NY)	Rhodia Inc.	Rensselear Polytechnic Institute	12,079	NO
Cash (securing lease performance obligations—Farmington Hills, MI)	Rhodia Inc.	Enco Properties L.C.	8,376	NO
Cash (securing lease performance obligations—Houston, TX)	Rhodia Inc.	Eureka Hand Ltd.	3,337	NO
Total More than 50% owned Subsidiaries			246,932,794

Relevant Entities (less than 50% owned) listed in Schedule 1

Nature of the security interest	Entity / Entreprise	Beneficiary	Amount (EUR)	Purpose*

Fixed assets	Liyang Rhodia Founder Rare Earth Co. Ltd	Banques chinoises (ICBC, ABC, UAC)	19,370,908	YES

Total Relevant Entities (less than 50% owned)			19,370,908
TOTAL			266,303,701

*                                         YES if related to financial debt of Subsidiaries (more than 50% owned) or relevant Entities listed in Schedule 1

PART 2

EXISTING INDEBTEDNESS

Important Note

All amounts are as of 29th February 2004,

based or F/X rates as of 29th February 2004

(US$/€: 1.2418;

GBP/€ 0.6700; Yen/€: 135.63)

Existing Facility	Refinanced Facilities	Lender	Borrowing Group	Country	Exposure
Bonds
EMTN 6.25% 2005	No	n/m	Rhodia SA		500.0
EMTN 6.0% 2006	No	n/m	Rhodia SA		300.0
High Yield 7.625% 2010	No	n/m	Rhodia SA		161.1
High Yield 8.0% 2010	No	n/m	Rhodia SA		200.0
High Yield 8.875% 2011	No	n/m	Rhodia SA		310.0
High Yield 9.25% 2011	No	n/m	Rhodia SA		300.0
Bond 1.2% 2011	No	n/m	Rhodia Inc		2.5
Bond 1.2% 2016	No	n/m	Rhodia Inc		1.9
Bond 6.25% 2008	No	n/m	Rhodia Inc		1.6
Bond 7.9% 2012	No	n/m	Rhodia Inc		3.5
US PP 9.0% 2009	No	n/m	Rhodia SA		86.6
US PP 9.45% 2012	No	n/m	Rhodia SA		30.2
Bond 2006	No	n/m	Rhodia Polyamide Polska		25.0
Total					1,922.5

Commercial Paper
Commercial Paper	No	n/m	Rhodia SA		21.5
Total					21.5

Any text that has been deleted pursuant to Rhodia’s confidential treatment request is marked.  [***] herein and has been separately submitted to the Securities and Exchange Commission.

[***]

[7 PAGES DELETED, INCLUDING THIS PAGE, AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION OF THE SCHEDULE.]

SCHEDULE 8

FORM OF COMPLIANCE CERTIFICATE

[To be completed by Chief Financial Officer/Auditors and to include details of definitions and computations of financial covenants]

To:	[AGENT]

From:	[ ]

Date:	[ ]

Dear Sirs

RHODIA – €757,721,918 Credit Agreement

dated [DATE], 2004 (the Agreement)

I refer to the Agreement and in particular to Clause 20.1 (Financial covenant definitions), Clause 20.2 (Ratio of Consolidated Net Indebtedness to Adjusted EBITDAR), Clause 20.3 (Ratio of EBITDAR to Net Financial Expenses), Clause 20.4 (Consolidated Net Indebtedness) and 20.5 (Restructuring Costs) thereof.

Terms defined in the Agreement shall have the same meaning when used in this certificate.

I certify as follows:

1.                                       For the Ratio Period ending on [  •  ]:

(a)                                  the Borrower’s EBITDAR was [            ];

(b)                                 the Borrower’s Adjusted EBITDAR was [            ];

(c)                                  the Borrower’s Consolidated Net Indebtedness was [            ]; and

(d)                                 the Borrower’s Net Financial Expenses were [            ].

Accordingly for the Ratio Period referred to above:

(i)                                     the ratio of the Borrower’s EBITDAR to its Net Financial Expenses was: [            ];

(ii)                                  the ratio of the Borrower’s Consolidated Net Indebtedness to Adjusted EBITDAR was: [            ].

2.                                       Since the date of the Original Business Plan the consolidated restructuring costs of the Group are [            ]. Accordingly such restructuring costs do not exceed [115%/120%/130%] of the restructuring costs referred to in the Original Business Plan on [31st December, 2004/30th June, 2005/31st December, 2005].

3.                                       The following table sets out the information in relation to Relevant Entities used in the calculation of Adjusted EBITDAR referred to at paragraph 1(b):

Relevant Entity and place of incorporation / establishment	Relevant Entity EBITDAR	Borrower’s participation in the capital of the Relevant Entity	Amount of adjustment to Borrower’s EBITDAR for Relevant Entity

4.                                       The following components were used in the calculation of the Borrower’s Consolidated Net Indebtedness:

(a)                                  Gross debt = [            ];

(b)                                 Cash position = [            ];

(c)                                  Sale of receivables = [            ];

(d)                                 Securitisation outstanding = [            ]; and

(e)                                  Leasing = [            ].

5.                                       The following components were used in the calculation of the Borrower’s Net Financial Expenses:

Interest Expense including interest portion of lease rentals = [            ]; and

Interest income = [            ].

Chief Financial Officer/Auditors

SCHEDULE 9

FORM OF ACCESSION AGREEMENT

To:	[AGENT] as Facility Agent
From:	RHODIA and [Proposed Borrower]
Date:	[ ]

RHODIA – €757,721,918 Credit Agreement

dated [DATE], 2004 (the Agreement)

We refer to the Agreement. This is an Accession Agreement.

[Name of company] of [address/registered office] agrees to become an Additional Borrower and to be bound by the terms of the Agreement as an Additional Borrower.

This Accession Agreement is governed by English law.

RHODIA

By:

[PROPOSED BORROWER]

By:

SCHEDULE 10

FORM OF RESIGNATION REQUEST

To:	[AGENT] as Facility Agent
From:	RHODIA and [relevant Borrower]
Date:	[ ]

RHODIA – €757,721,918 Credit Agreement

dated [DATE], 2004 (the Agreement)

1.                                       We refer to the Agreement. This is a Resignation Request.

2.                                       We request that [resigning Borrower] be released from its obligations as a Borrower under the Agreement.

3.                                       We confirm that no Default is outstanding or would result from the acceptance of this Resignation Request.

4.                                       We confirm that as at the date of this Resignation Request no amount owed by [resigning Borrower] under the Agreement is outstanding.

5.                                       This Resignation Request is governed by English law.

RHODIA	[Relevant Borrower]

By:	By:

The Facility Agent confirms that this resignation takes effect on [                        ].

[AGENT]

By:

SCHEDULE 11

FORM OF TAUX EFFECTIF GLOBAL LETTER

[ON THE LETTERHEAD OF THE FACILITY AGENT]

From:	[AGENT] as Facility Agent
To:	RHODIA
Date:	[ ]

Dear Sirs,

RHODIA – €757,721,918 Credit Agreement

dated [DATE], 2004 (the Agreement)

We refer to the Agreement. Terms defined in the Agreement shall bear the same meaning in this letter unless otherwise defined in this letter.

This is the letter setting out the applicable effective global rate (taux effectif global) referred to in the Agreement.

The applicable taux effectif global, calculated on the basis of a 365 day year, is:

(a)                                  In respect of the Medium-Term Facility:

(i)                                     for a Term of one month and at EURIBOR rate of [    ] per cent. per annum, [TEG rate to be inserted] per cent. (which corresponds to a taux de période of [Period rate to be inserted] per cent. for a durée de période of one month;

(ii)                                  for a Term of two months and at EURIBOR rate of [    ] per cent. per annum, [TEG rate to be inserted] per cent. (which corresponds to a taux de période of [Period rate to be inserted]% for a durée de période of two months; and

(iii)                               for a Term of three months and at EURIBOR rate of [    ] per cent. per annum, [TEG rate to be inserted]per cent. (which corresponds to a taux de période of [Period rate to be inserted] per cent. for a durée de période of three months.

(b)                                 In respect of the Short-Term Facility for a Term of one month and at EURIBOR rate of [    ] per cent. per annum, [TEG rate to be inserted] per cent. (which corresponds to a taux de période of [Period rate to be inserted] per cent. for a durée de période of one month).

The above rates:

(a)                                  are given in order to comply with the provisions of article L.313-1 et seq. of the French Code de la Consommation and on an indicative basis and for information only;

(b)                                 are calculated on the basis that:

(i)                                     drawdown for the full amount of the Facility has been made by way of Loans in euro on [DATE];

(ii)                                  the EURIBOR rate, expressed as an annual rate, is as fixed on [DATE];

(iii)                               the Margin is the maximum applicable; and

(c)                                  take into account the various fees, costs and expenses payable by you under the Agreement.

This letter is designated a Finance Document.

Please confirm your acceptance of the terms of this letter by signing and returning to us the enclosed copy.

Yours faithfully,

[AGENT]
as Facility Agent

We agree to the above.

RHODIA

SCHEDULE 12

ERISA EVENTS’

For the purpose of this Agreement, an ERISA Event means:

(a)                                  (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or

(ii)                                  the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days;

(b)                                 the application pursuant to Section 412(d) of the Code or Section 303 of ERISA for a minimum funding waiver with respect to a Plan;

(c)                                  the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA);

(d)                                 the cessation of operations at a facility of any Obligor or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA;

(e)                                  the withdrawal by any Obligor or any ERISA Affiliate from a Multiemployer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA;

(f)                                    the imposition of a lien under Section 302(f) of ERISA with respect to any Plan;

(g)                                 the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or

(h)                                 the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan, provided, however, that the occurrence of the event or condition described in Section 4042(a)(4) of ERISA shall be an ERISA Event only if the PBGC has notified any Obligor or ERISA Affiliate that it intends to institute proceedings to terminate a Plan pursuant to such subsection.

SCHEDULE 13

INTRA-GROUP LOANS

PART 1

INTERCOMPANY LOANS / BORROWINGS BETWEEN RHODIA S.A. AND ITS SUBSIDIARIES

Transaction	Consolidation method	subsidiary	drawdown	Maturity	Interest Rate	Nominal Amount	Currency	Closing Price	Closing Amount
Subsidiary Borrower	Fully Consolidated	GESMO	18/12/03	18/03/04	3	5,402,888.07	CHF	1.57800	3,423,883.44
Subsidiary Borrower	Equity Method	NYLSTAR NV	29/12/03	29/03/04	3.142	19,609,408.31	EUR	1.00000	19,609,408.31
Subsidiary Borrower	Equity Method	NYLSTAR NV	12/01/04	29/03/04	3.10025	2,500,000.00	EUR	1.00000	2,500,000.00
Subsidiary Borrower	Equity Method	NYLSTAR NV	20/01/04	29/03/04	3.077	2,500,000.00	EUR	1.00000	2,500,000.00
Subsidiary Borrower	Non Consolidated	RHODIA ARGENTINA S.A.	31/12/03	15/03/04	1.66813	1,263,509.18	USD	1.24180	1,017,482.03
Subsidiary Borrower	Fully Consolidated	RHODIA ASIA PACIFIC PTE, LTD	19/12/03	01/07/04	2.1959	5,000,000.00	SGD	2.11100	2,368,545.71
Subsidiary Borrower	Fully Consolidated	RHODIA CANADA INC	27/02/04	31/03/04	4.53667	20,278,400.00	CAD	1.67580	12,100,728.01
Subsidiary Borrower	Fully Consolidated	RHODIA CANADA INC	27/02/04	31/03/04	3.29625	11,000,000.00	USD	1.24180	8,858,109.20
Subsidiary Borrower	Fully Consolidated	RHODIA CHEMIE NV	20/02/04	22/03/04	5.103	3,625,000.00	EUR	1.00000	3,625,000.00
Subsidiary Borrower	Fully Consolidated	RHODIA CHEMIE NV	27/02/04	22/03/04	5.12	880,000.00	EUR	1.00000	880,000.00
Subsidiary Borrower	Fully Consolidated	RHODIA CHEMIE NV	25/02/04	22/03/04	5.115	240,000.00	EUR	1.00000	240,000.00
Subsidiary Borrower	Fully Consolidated	RHODIA CHEMIE NV	27/02/04	30/06/04	5.123	18,100,000.00	EUR	1.00000	18,100,000.00
Subsidiary Borrower	Fully Consolidated	RHODIA CHINA	10/11/03	20/05/04	2.55	1,100,000.00	USD	1.24180	885,810.92
Subsidiary Borrower	Fully Consolidated	RHODIA CHIREX HOLDINGS LTD	03/09/01	04/01/05	5.63	21,653,612.00	GBP	0.67000	32,318,823.88
Subsidiary Borrower	Fully Consolidated	RHODIA CHIREX HOLDINGS LTD	03/09/01	03/01/06	6.25	19,988,725.38	GBP	0.67000	29,833,918.48
Subsidiary Borrower	Fully Consolidated	RHODIA CHIREX HOLDINGS LTD	03/09/01	03/01/07	6.28	18,784,593.91	GBP	0.67000	28,036,707.33
Subsidiary Borrower	Non Consolidated	RHODIA CONSOMER SPEC. BV	30/01/04	30/04/04	5.122	589,164.82	EUR	1.00000	589,164.82
Subsidiary Borrower	Fully Consolidated	RHODIA DE MEXICO	31/12/03	19/03/04	1.67	20,421,429.42	USD	1.24180	16,445,022.89
Subsidiary Borrower	Fully Consolidated	RHODIA DEUTSCHLAND GMBH	27/02/04	04/03/04	3.05	5,000,000.00	EUR	1.00000	5,000,000.00
Subsidiary Borrower	Fully Consolidated	RHODIA DEUTSCHLAND GMBH	30/01/04	30/07/04	4.22	6,430,013.08	USD	1.24180	5,177,978.00
Subsidiary Borrower	Fully Consolidated	RHODIA ECO SERVICES NEDERLAND B.V	20/02/04	22/03/04	5.103	4,748,700.63	EUR	1.00000	4,748,700.63
Subsidiary Borrower	Fully Consolidated	RHODIA ENERGY SAS	06/02/04	05/03/04	5.117	3,404,758.71	EUR	1.00000	3,404,758.71
Subsidiary Borrower	Fully Consolidated	RHODIA ENGINEERING PLASTICS CO, LTD	18/12/03	18/03/04	2.67	2,024,613.74	USD	1.24180	1,630,386.33
Subsidiary Borrower	Fully Consolidated	RHODIA ENGINEERING PLASTICS CO, LTD	30/01/04	31/03/04	2.6	1,006,797.82	USD	1.24180	810,756.82
Subsidiary Borrower	Fully Consolidated	RHODIA ENGINEERING PLASTICS CO, LTD	18/12/03	01/07/04	2.75	1,500,000.00	USD	1.24180	1,207,923.98
Subsidiary Borrower	Fully Consolidated	RHODIA ENGINEERING PLASTICS NV	07/11/03	08/11/04	8.5	15,500,000.00	EUR	1.00000	15,500,000.00
Subsidiary Borrower	Fully Consolidated	RHODIA ESPECIALIDADOS	31/12/03	19/03/04	1.67	2,653,509.78	USD	1.24180	2,136,825.40
Subsidiary Borrower	Fully Consolidated	RHODIA FINANCE INTL	26/02/04	30/03/04	5.105	78,760,614.37	EUR	1.00000	78,760,614.37
Subsidiary Borrower	Fully Consolidated	RHODIA FOSFATADOS DE MEXICO	31/12/03	19/03/04	1.67	35,195,577.06	USD	1.24180	28,342,387.71
Subsidiary Borrower	Fully Consolidated	RHODIA FOSFATADOS DE MEXICO	31/12/03	19/03/04	1.67	44,720,199.52	USD	1.24180	36,012,400.97
Subsidiary Borrower	Fully Consolidated	RHODIA HOLDING LIMITED	03/09/01	03/01/06	6.25	53,815,799.10	GBP	0.67000	80,322,088.21
Subsidiary Borrower	Fully Consolidated	RHODIA HOLDING LIMITED	03/09/01	03/01/07	6.28	50,573,906.67	GBP	0.67000	75,483,442.79
Subsidiary Borrower	Fully Consolidated	RHODIA HOLDING LIMITED	03/09/01	03/01/08	6.3	47,528,828.10	GBP	0.67000	70,938,549.40
Subsidiary Borrower	Fully Consolidated	RHODIA HOLDING LIMITED	02/01/02	05/01/09	6.295	62,438,838.28	GBP	0.67000	93,192,295.94
Subsidiary Borrower	Fully Consolidated	RHODIA HOLDING LIMITED	02/01/02	04/01/10	6.301	58,724,352.50	GBP	0.67000	87,648,287.31
Subsidiary Borrower	Fully Consolidated	RHODIA IBERIA	27/02/04	30/03/04	5.10438	6,300,643.43	EUR	1.00000	6,300,643.43
Subsidiary Borrower	Fully Consolidated	RHODIA IBERIA	29/12/03	20/12/04	3.627	50,900,000.00	EUR	1.00000	50,900,000.00
Subsidiary Borrower	Non Consolidated	RHODIA INDONESIA	18/12/03	01/07/04	2.55	500,000.00	USD	1.24180	402,641.33
Subsidiary Borrower	Fully Consolidated	RHODIA INDUSTRIAL YARNS AG	27/02/04	22/03/04	3.28	13,380,087.69	CHF	1.57800	8,479,143.02

Transaction	Consolidation method	subsidiary	drawdown	Maturity	Interest Rate	Nominal Amount	Currency	Closing Price	Closing Amount
Subsidiary Borrower	Fully Consolidated	RHODIA INDUSTRIAL YARNS SLOVAKIA A.S.	27/02/04	31/03/04	5.105	3,659,755.00	EUR	1.00000	3,659,755.00
Subsidiary Borrower	Fully Consolidated	RHODIA JAPAN LTD	07/01/04	31/03/04	3.145	2,906,690,746	JPY	135.63000	21,431,031.08
Subsidiary Borrower	Fully Consolidated	RHODIA JAPAN LTD	19/12/03	01/07/04	1.4	1,000,000,000	JPY	135.63000	7,373,000.07
Subsidiary Borrower	Fully Consolidated	RHODIA MEXICANA SA	31/12/03	19/03/04	1.67	71,354,352.25	USD	1.24180	57,460,422.17
Subsidiary Borrower	Fully Consolidated	RHODIA NEDERLAND	20/02/04	22/03/04	5.103	1,455,181.73	EUR	1.00000	1,455,181.73
Subsidiary Borrower	Fully Consolidated	RHODIA PARTICITIONS	29/10/03	30/04/04	3.508	62,252,844.16	EUR	1.00000	62,252,844.16
Subsidiary Borrower	Non Consolidated	RHODIA URUGUAY	04/12/03	04/03/04	2.48	768,629.27	USD	1.24180	618,963.82
Subsidiary Lender	Fully Consolidated	ALAVER	22/12/03	21/06/04	1.7125	8,137,077.24	USD	1.24180	6,552,647.16
Subsidiary Lender	Fully Consolidated	ALBRIGHT & WILSON CHEMICALS PTY LTD	20/02/04	22/03/04	5.285	14,820,527.30	AUD	1.61590	9,171,685.93
Subsidiary Lender	Fully Consolidated	PARTICIPATION ET DE GESTION	27/02/04	31/03/04	0.0000001	30,924,229.64	CHF	1.57800	19,597,103.70
Subsidiary Lender	Fully Consolidated	PARTICIPATIONS CHIMIQUES C/O SEFIGE	29/12/03	30/03/04	1.045	462,954.68	USD	1.24180	372,809.37
Subsidiary Lender	Fully Consolidated	RHODIA CAPITAL MARKET—GENEVE	20/01/04	22/03/04	0.115	600,357.37	CHF	1.57800	380,454.61
Subsidiary Lender	Fully Consolidated	RHODIA CHEM ITALIA S.P.A.	27/02/04	31/03/04	3.555	55,500,000.00	EUR	1.00000	55,500,000.00
Subsidiary Lender	Fully Consolidated	RHODIA CHEM ITALIA S.P.A.	12/02/04	31/03/04	3.563	1,231,279.87	EUR	1.00000	1,231,279.87
Subsidiary Lender	Fully Consolidated	RHODIA CHIMIE	02/12/03	03/03/04	2.029	91,170,904.99	EUR	1.00000	91,170,904.99
Subsidiary Lender	Fully Consolidated	RHODIA CHIMIE	09/10/03	07/10/04	2	185,000,000.00	EUR	1.00000	185,000,000.00
Subsidiary Lender	Fully Consolidated	RHODIA ENGINEERING PLASTICS NV	04/02/04	04/03/04	1.947	13,216,303.62	EUR	1.00000	13,216,303.62
Subsidiary Lender	Fully Consolidated	Rhodia Finance	29/12/03	29/06/04	1.882	90,356,900.10	EUR	1.00000	90,356,900.10
Subsidiary Lender	Fully Consolidated	RHODIA HOLDING LIMITED	02/01/04	31/03/04	9.26445	228,719,050.73	GBP	0.67000	341,371,717.51
Subsidiary Lender	Fully Consolidated	RHODIA HPCII ESPAGNE	27/02/04	30/03/04	1.928	2,711,714.75	EUR	1.00000	2,711,714.75
Subsidiary Lender	Fully Consolidated	RHODIA IBERLATEX ESPANA	27/02/04	30/03/04	1.928	6,374,820.32	EUR	1.00000	6,374,820.32
Subsidiary Lender	Fully Consolidated	RHODIA IND. YARNS DAUGAVPILS	13/02/04	12/03/04	3.185	3,436,274.74	LVL	0.66480	5,168,884.99
Subsidiary Lender	Fully Consolidated	RHODIA INDUSTRIAL YARNS AG	26/02/04	03/03/04	0.105	15,000,000.00	CHF	1.57800	9,505,703.42
Subsidiary Lender	Fully Consolidated	RHODIA INDUSTRIAL YARNS AG	27/02/04	11/03/04	0.09	2,000,000.00	CHF	1.57800	1,267,427.12
Subsidiary Lender	Fully Consolidated	RHODIA INDUSTRIAL YARNS AG	20/02/04	22/03/04	0.125	359,908.49	CHF	1.57800	228,078.89
Subsidiary Lender	Fully Consolidated	RHODIA INDUSTRIAL YARNS AG	27/02/04	22/03/04	0.11333	1,331,960.00	CHF	1.57800	844,081.12
Subsidiary Lender	Fully Consolidated	RHODIA INTL HOLDINGS BV	15/01/04	15/03/04	1.966	20,865,014.43	EUR	1.00000	20,865,014.43
Subsidiary Lender	Fully Consolidated	RHODIA INTL HOLDINGS BV	14/01/04	15/03/04	1.964	1,950,000.00	EUR	1.00000	1,950,000.00
Subsidiary Lender	Fully Consolidated	RHODIA LIMITED	20/02/04	22/03/04	9.35563	10,601,510.13	GBP	0.67000	15,823,149.45
Subsidiary Lender	Fully Consolidated	RHODIA LIMITED	23/02/04	22/03/04	9.35563	1,822,432.63	GBP	0.67000	2,720,048.70
Subsidiary Lender	Fully Consolidated	RHODIA PARTICITIONS	27/02/04	29/03/04	1.23	13,280,067.69	CHF	1.57800	8,415,758.99
Subsidiary Lender	Fully Consolidated	RHODIA PERFORMANCE FIBRES GMBH	27/02/04	31/03/04	0.965	267,259.21	USD	1.24180	215,219.21
Subsidiary Lender	Fully Consolidated	RHODIA PERFORMANCE FIBRES GMBH	27/02/04	31/03/04	2.22	468,218.82	CAD	1.67580	279,400.18
Subsidiary Lender	Fully Consolidated	RHODIA POLIAMIDA & ESPECIALIDADOS LTD	19/12/03	06/07/04	4.24	50,000,000.00	USD	1.24180	40,264,132.71
Subsidiary Lender	Fully Consolidated	RHODIA SILICONAS ESPANA SA	27/02/04	30/03/04	1.928	7,318,415.06	EUR	1.00000	7,318,415.06

PART 2

INTERCOMPANY LOANS/BORROWINGS BETWEEN THE RHODIA SUBSIDIARIES

Lending entity	Borrowing entity	Amount (KEUR)
Rhodia Holdings Ltd	Rhodia Consumer Specialties Ltd	187,687
Rhodia Finances	Rhodia Inc.	169,109
Rhodia Inc.	Rhodia Holding Inc.	152,591
Rhodia Ltd	Rhodia Holdings Ltd	139,730
Rhodia Holdings Ltd	Rhodia Overseas Ltd	137,101
Rhodia Consumer Specialties Ltd	Rhodia Ltd	93,490
Rhodia Ltd	Rhodia Pharma Solutions Holdings Ltd.	74,627
Rhodia International Holdings Ltd	Rhodia Overseas Ltd	57,761
Rhodia International Holdings Ltd	Rhodia Holdings Ltd	44,312
Rhodia Financial Services Inc.	Rhodia Inc.	37,212
Rhodia Industrial Specialties Ltd	Rhodia Holdings Ltd	27,749
Rhodia Ltd	Rhodia Organique Fine Ltd	22,836
Rhodia Inc.	Rhodia Pharma Solutions Inc.	20,100
Rhodia Reorganisation Ltd	Rhodia Holdings Ltd	17,060
Rhodia Japan	Anan Kasei Co Ltd	16,752
Rhodia Acetow GmbH	Alexil	13,433
Rhodia Benelux	Rhodia Finance International BV	13,059
Rhodia de Mexico SA de CV	Rhodia Especialidades	10,874
Meyhall AG	Rhodia Participations	8,479
Rhodia Financial Services Inc.	RCSL Phosphate UK	5,217
Rhodia Deutschland GmbH	Rhodia Acetow GmbH	5,178
Rhodia Iberia SA	Rhodia HPCII—Espagne	4,950
Rhodia Financial Services Inc.	Rhodia Engineering Plastics Corp—USA	4,832
Rhodia Inc.	Rhodia Electronics & Catalysis Inc.	3,313
Rhodia China Co Ltd	Beijing RP Eastern Chemical Ltd	3,102
Rhodia de Mexico SA de CV	Rhodia Mexicana SA de CV	2,948
Rhodia Trading Australia	Rhodia Australia Pty	2,732
Rhodia China Co Ltd	Rhodia Wuxi Pharmaceutical Co Ltd	2,598
Rhodia Consumer Specialties Ltd	Rhodia Eco Services Ltd	2,239
Rhodia Brésil	Rhodia Poliamida Brasil	2,176
Rhodia Finance International BV	Rhodia Benelux	1,950
Rhodia Silicones Shangai Co Ltd	Rhodia China Co Ltd	1,940
Rhodia Polyamide Intermediates	Rhodia Recherches	1,848
Rhodia International Holdings Ltd	A&W Thai Holding	1,806
Conuben SL	Rhodia Iberia SA	1,800
Rhodia Silicones Australia Pty Ltd	Rhodia Australia Pty	1,660
Rhodia Organique	Rhodia Recherches	1,569
Rhodia Servicios SA de CV	Rhodia de Mexico SA de CV	1,528

Lending entity	Borrowing entity	Amount (KEUR)
Rhodia Fosfatados SA de CV	Rhodia Servicios SA de CV	1,449
Rhodia Especialidades	Rhodia Fosfatados SA de CV	1,309
Rhodia Mexicana SA de CV	Rhodia Servicios SA de CV	1,262
Rhodia Hengchang Spec Chem	Rhodia China Co Ltd	1,211
Rhodia China Co Ltd	Baotou Rhodia Rare Earths Co., Ltd	1,129
Rhodia Silicones	Rhodia Recherches	1,119
Rhodia Siliconas España	Rhodia Iberia SA	1,000
Rhodia Food SAS	Rhodia Recherches	883
Rhodia Silicones	GIE Osiris	797
Rhodia Japan	Rhodia Nicca	707
Rhodia Poliamida Ltda	Rhodia Brésil	706
A&W Chemicals Australia	Rhodia Australia Pty	619
Rhodia Iberia SA	Rhodia Iberlatex	600
Rhodia China Co Ltd	Rhodia Silica Qingdao	586
Rhodia Acetow Venezuela SA	Rhodia Silices de Venezuela C.A.	583
Rhodia Brésil	Alexil	461
Rhodia Especialidades	Rhodia Mexicana SA de CV	429
Rhodia PPMC SAS	Rhodia Recherches	406
Rhodia Reorganisation Ltd	Rhodia Consumer Specialties Ltd	382
Rhodia International Holdings Ltd	Rhodia Consumer Specialties Ltd	318
Rhodia China Co Ltd	Rhodia Shangai International Trading	312
Rhodia Electronics & Catalysis	Rhodia Recherches	197
Rhodia China Co Ltd	Ruohai Fine Chemicals Co Ltd	195
Rhodia Fosfatados SA de CV	Rhodia Mexicana SA de CV	191
Rhodia Organique	Rhodia Food SAS	186
A&W Asia Pacific Holding	Rhodia Asia Pacific Pte Ltd	162
Rhodia HPCII	Rhodia Recherches	156
Rhodia Intermédiaires	Rhodia Silicones	150
Rhodia China Co Ltd	Rhodia Specialty Chemicals Wuxi	146
Rhodia Eco Services	Rhodia Recherches	145
Rhodia Fosfatados SA de CV	Rhodia de Mexico SA de CV	100
Rhodia Especialidades	Rhodia Servicios SA de CV	92
Rhodia Inc.	Rhodia Engineering Plastics Corp—USA	60
Rhodia Fosfatados SA de CV	Rhodia TGI SA de CV	47
Rhodia Poliamida Ltda	Rhodia Poliamida Brasil	44
Rhodia Brésil	Rhodia Poliamida Ltda	34
Rhodia P.I. Chalampé	Rhodia Recherches	25
Rhodia Performances Fibres SAS	Rhodia Recherches	24
Rhodia P.I. Belle Etoile	Rhodia Recherches	8
Rhodia Mexicana SA de CV	Rhodia TGI SA de CV	3

Any text that has been deleted pursuant to Rhodia’s confidential treatment request is marked [“***”] herein and has been separately submitted with the U.S. Securities and Exchange Commission.

SCHEDULE 14
BUSINESS PLAN INCLUDING LIQUIDITY ANALYSIS
PART 1
RHODIA BUSINESS PLAN AFTER DISPOSALS

[***]

[3 PAGES DELETED, INCLUDING THIS PAGE, AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED SCHEDULE.]

Any text that has been deleted pursuant to Rhodia’s confidential treatment request is marked [“***”] herein and has been separately submitted with the U.S. Securities and Exchange Commission.

PART 2
LIQUIDITY ANALYSIS

[***]

[2 PAGES DELETED, INCLUDING THIS PAGE, AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED SCHEDULE.]

SCHEDULE 15

SUPPLEMENTAL SECURED ASSETS

Type of security	Grantor of Security		Company whose shares are pledged	Beneficiary	Governing Law
Share Pledges(8)	1.	Rhodia Germany International GmbH / Rhodia Deutschland GmbH	85% of Rhodia Acetow GmbH(9)	Rhodia SA	German
	2.	Rhodia SA	99.99% of Rhodia Brazil Ltda (RBL)	Banks	Brazil
	3.	Rhodia Participations SNC	99.92% of Rhodia PPMC SAS	Rhodia SA	French
	4.	Rhodia Participations SNC	95.96% of Rhodia Electronics & Catalysis SAS	Rhodia SA	French
	5.	Rhodia Participations SNC	74.3% of Rhodia Nederland	Rhodia SA	Dutch
	6.	Rhodia Participations SNC	60% of Rhodia Henchang Zhanjiagang	Rhodia SA	Chinese
	7.	Rhodianyl SNC	83.7% of Rhodia PI Chalampe SAS	Rhodia SA	French
	8.	Rhodia PI Belle Etoile SAS	16.3% of Rhodia PI Chalampe SAS	Rhodia SA	French
	9.	Rhodianyl SNC	49.6% of Rhodia Poliamida Especialidades Ltda	Rhodia SA	Brazil
	10.	Rhodia Brazil Ltda	42.4% of Rhodia Poliamida Especialidades Ltda	Rhodia SA	Brazil
	11.	Rhodia Acetol SAS	7.2% of Rhodia Poliamida Especialidades Ltda	Rhodia SA	Brazil
	12.	Rhodia SA	100% of Rhodia Deutschland GmbH	Banks	German
	13.	Rhodia SA	89% of Rhodia Holding Inc.	Banks	US
	14.	Rhodia Iberia	11% of Rhodia Holding Inc.	Rhodia SA	US
	15.	Rhodia SA	100% of Rhodia Iberia	Banks	Spanish
	16.	Rhodia SA	100% of Rhodia China	Banks	Chinese
	17.	Rhodia SA	100% of Rhodia Mexico	Banks	Mexican
	18.	Rhodia SA	100% of Rhodia Chimie SAS	Banks	French
	19.	Rhodia SA	100% of Rhodia Acetol SAS	Banks	French
	20.	Rhodia SA	99% of Rhodia Chemie NV (remaining share owned by Rhodia Eco Services)	Banks	Belgian
	21.	Rhodia SA	57.6% of Rhodia Industrial Yarns AG (remaining shares owned by Société de Participations et de Gestion SA)	Banks	Swiss
	22.	Rhodia SA	100% of Rhodia Silicones Australia	Banks	Australian
	23.	Rhodia SA	100% of Rhodia Trading Australia	Banks	Australian
	24.	Rhodia SA	52.25% of Rhodia Polyamides Co Ltd (remaining shares owned by Banks Rhodianyl SNC)	Korean
	25.	Rhodia SA	100% of Rhodia Silica Korea	Banks	Korean
	26.	Rhodia Participations SNC	100% of Rhodia Energy SAS	Rhodia S.A.	French
	27.	Rhodia Participations SNC	100% of Rhodia Services SAS	Rhodia S.A.	French
	28.	Rhodianyl SNC	50% of Butachimie SNC	Rhodia S.A.	French

(8)                                  Pursuant to a declaration of Rhodia SA, the considered security package covers more than 95% of the EBITDA and Total Net Assets of the Group

(9)                                  Pledge over shares of Rhodia Acetow is to be granted by either RGI or Rhodia Deutschland GmbH after 15/04/04 depending on the merger between RGI and RDG

SUPPLEMENTAL SECURED ASSETS

PART I—Intercompany loans subject to security document(10)

Lender under the Intercompany loans	Borrower under the Intercompany loans
Rhodia SA	Rhodia Silicones SAS (€135,000,000)
Rhodia Silices SAS (€48,000,000)
Rhodia Food SAS (€60,000,000)
Rhodia HPCII SAS (€63,000,000)
Rhodia Organique SAS (€185,000,000)
Rhodia Fosfatados de Mexico (US$83,000,000)
Rhodia Pharma Solutions Holding Ltd (GBP60,000,000)
Rhodia Canada Inc (CA$30,000,000)
Rhodia Mexicana SA de CV (US$71,000,000)
Rhodia Engineering Plastics NV (€15,500,000)
Rhodia de Mexico (US$20,000,000)
Rhodia Japan (Yen3,900,000,000)
Rhodia Finance International (€78,000,000)
Rhodia Intermédiares (€75,000,000)
Rhodia Polyamide Intermediates (€38,000,000)
Rhodia Performance Fibres (€120,000,000)
Rhodia Engineering Plastics SRL (€11,500,000)

(10)                            At all times, at least 80% of all intercompany loans made by Rhodia SA (excluding the intercompany loans made in Part II of this table) to be subject to security, being at the date of the security package as set out under Part I of this table.

PART II—Secured Intercompany loans

Lender under the Intercompany loans	Borrower under the Intercompany loans
Rhodia SA	Rhodia Acetol SAS (€20,000,000)
Rhodia Iberia (€58,000,000)
Rhodia PI Belle Etoile SAS (€23,987,000)
Rhodia Participations SNC (€654,000,000)
Rhodia Germany International GmbH (€400,000,000)
Rhodia Brazil Ltda (€43,000,000)
Rhodianyl SNC (€360,000,000)
Rhodia Holdings Ltd (GBP273,000,000)

SCHEDULE 16

AGREED LEASE AMENDMENT PRINCIPLES

PART 1

ORIGINAL AGREED LEASE AMENDMENT PRINCIPLES

Leases will be renegotiated and amended on a bilateral basis within the framework of the arrangements under the Secured Co-ordination Agreement in accordance with the Term Sheets to be provided to the Intercreditor Agent on or prior to the Commencement Date to include:

1.                                      Reduction:

(a)                                  5% at the time the consent and waiver letter is supplied to the Intercreditor Agent on or prior to the Commencement Date;

(b)                                 5% on the Term Date;

(c)                                  Lease Term unchanged or shortened to be co-terminus with the Refinancing Facilities Agreement.

2.                                      Security:

(a)                                  Guarantee of Rhodia S.A. on 100% of total lease obligation (same as the one existing today);

(b)                                 to share in security offered to Finance Parties under the Shared Security Documents in respect of 80% of obligations of Rhodia S.A. under its guarantee, subject to and in accordance with the Agreed Security Sharing Principles.

3.                                      Fees:

70bp payable at the signing of the lease amendment or consent and waiver letter referred to above.

4.                                      Margin:

305bp on the debt component of the lease up to March 2006.

5.                                      Covenants:

To be amended or supplemented in line with agreed covenants under this Agreement and thereafter the Refinancing Facilities Agreement.

PART 2

SUPPLEMENTAL LEASE AMENDMENT PRINCIPLES

Section	Terms

Disposals in accordance with ADP from Rhodia Inc. assets	Seek Lessors’ consent for certain disposals with respect to the assets of Rhodia Inc., as set forth below:

Rhodia Inc. may only make disposals of its assets on the following conditions. Rhodia Inc. may only dispose of:

(a) all, or substantially all of, Rhodia Eco Services assets with the prior written consent of the Lessors; and

(b) all other assets (including Rhodia Eco Services, with Lessors’ consent) within the ADP and which would generate aggregate net disposal proceeds from all Rhodia Inc. asset dispositions since December 23, 2003:

(1) up to but not exceeding USD500M without Lessors’ consent; or

(2) over USD500M, subject to (x) the prior written consent of the Lessors and (y) Rhodia Inc. paying to the Lessors (by way of supplemental rent) 50% of the net disposal proceeds received in excess of USD500M.

“Net disposal proceeds” will have the same meaning as set forth in the March 8, 2004 draft of Section 9.3(e) of the RFA. For purposes of clarity, net disposal proceeds are calculated after taking into account any EBO payments made with respect to the disposition in question.

Lease amendment documentation would include a covenant mirroring Clause 21.6(b)(iv) of the RFA.

To the extent that any payment under (b) arises prior to the date on which the USPP noteholders have been repaid in full (the “USPP Date”), the payment will be deferred to the first Business Day falling after the USPP Date (the “Payment Date”). In this event, Rhodia Inc. will transfer such amounts received promptly to an account in Rhodia Inc.’s name at one or more depositary institutions chosen by each agent under each lease transaction and Rhodia Inc. will give a covenant to the Lessors not to withdraw any amounts in that account other than to pay the Lessors on the Payment Date (the deposit of funds prior to the USPP Date is hereafter referred to as the “Deposit Mechanism”). The Lessors will waive their rights to set-off in respect of amounts standing to the credit of the accounts through the USPP Date.

Mandatory Prepayments—ADP	Mandatory prepayments to Lessors from ADP net disposal proceeds above (a) €700M prior to Term Date; or (b) €850M after Term Date (in either case, “Excess ADP Proceeds”).(11)

(11)                            Net disposal proceeds aggregated for period commencing on and after 12.23.03.

Section	Terms

Mandatory prepayments to the Lessors from the seller’s share of Excess ADP Proceeds in proportion to prepayments based on parity in % of reduction to that of the MTF (e.g., to extent the total available commitments under the Medium Term Facility are reduced by X%, the lease balances of the Lessors will be reduced by X%).

The parties agree that the examples set forth on Exhibit A attached hereto reflect their understanding of the rules governing mandatory prepayments.

The Lessors share in Excess ADP Proceeds based upon the proportional allocation formula set forth in the preceding paragraph notwithstanding that ADP net disposal proceeds generated by Rhodia Inc. have not reached the USD500M level.

In addition, if ADP net disposal proceeds from a sale by a member of the Group results in either (a) the €700M prior to the Term Date or (b)€850M, after the Term Date, thresholds being breached, the proportional reduction with respect to the Lessors will be calculated by taking into account any mandatory prepayments received under the heading “Disposals in accordance with ADP from Rhodia Inc. assets” as well as any entitlement under this headnote.

After the respective thresholds are breached, Lessors continue to receive mandatory prepayments from subsequent ADP sales based upon the proportional allocation formula without offsets for prior distributions that previously breached the Inc. USD500M threshold.

If the Lessors percentage reduction solely from the Rhodia Inc. threshold breach is equal to or greater than the percentage reduction realized by the MTF Lenders from the sale in question, then the Lessors are not entitled to any additional mandatory prepayment under this headnote and shall retain all amounts received resulting from any mandatory prepayment for the breach of the Rhodia Inc. USD500M threshold.

To the extent the Lessors’ percentage reduction is a smaller percentage reduction for the Lessors than the percentage reduction realized by the MTF Lenders from the Excess ADP proceeds in question, the Lessors will be entitled to receive an additional prepayment under this headnote in respect of the ADP net disposal proceeds, such that after taking into account the prepayment under this headnote and the other headnote, the Lessors have received the same percentage reduction from the ADP net disposal proceeds in question as the MTF Lenders.

Section	Terms

Prepayments which arise under this section will not give rise to the release of collateral under the leases. In addition, the Lessors will retain independent waiver rights in respect of mandatory prepayments from ADP net disposals proceeds.

To the extent that any mandatory prepayment arises prior to the USPP Date, the payment will be deferred to the Payment Date pursuant to the Deposit Mechanism. The Lessors will waive their rights to set-off in respect of amounts standing to the credit of the accounts through the USPP Date.

No member of Group will create or permit to exist or become effective the right of any unaffiliated third party or financial institution to consent to or approve of any sale or other disposition of assets by Rhodia Inc. pursuant to the Asset Disposal Program, except for the consent rights to be granted to the Lessors pursuant to this Supplement. Further, neither Rhodia S.A. nor any member of the Group shall grant to any person a mandatory prepayment right arising out of the sale or other disposition by Rhodia Inc. of any of its assets sold pursuant to the Asset Disposal Program, except for such rights granted pursuant to this Supplement, such other agreements as in effect on March 3, 2004 and the draft of the RFA dated March 8, 2004 (it being understood that Rhodia S.A. will not, directly or indirectly, in the execution version of the RFA permit the RFA Lenders to share in ADP proceeds at the Rhodia Inc. level, however it is further understood that Rhodia Inc. is obliged to make prepayments/cancellations of loans/commitments made available to it in relation to such proceeds in accordance with Section 9.3(b) of the RFA).

Mandatory Prepayments—Debt Capital Markets Issue	Mandatory prepayments to Lessors from proceeds of debt capital markets issues after the USPP Date as follows:

There will be proportional reduction based on parity in % of reduction to that of the MTF (i.e. to extent the total available commitments under the Medium Term Facility are reduced by 7%, the Lessors will be reduced by 7%). For avoidance of doubt, equity linked debt issues will be treated as debt.(12)

The Lessors will, to the extent the Medium Term Facility Lenders waive their right to receive net issuance proceeds from the sale of debt instruments in the capital markets, be deemed in the same proportion to have waived their entitlement to their share of net issuance proceeds.

(12)                            Convertible and exchangeable bonds.

Section	Terms

Mandatory Prepayments—Equity Issue	The Lessors will not be entitled to any reduction of the Leases or share in proceeds from any equity issue proceeds.

Use of first ADP net disposal proceeds generated from sales of assets by Rhodia Inc. (“Inc Net Disposal Proceeds”)	The Inc Net Disposal Proceeds will be applied: (i) first towards payment of the outstanding balance of the USD53M loan due to CSFB and prepayment to the Lessors of USD14M due on the Term Date;

(ii) second to fund the cash collateralisation of USD16M of letters of credit issued by Société Générale for the account of Rhodia Inc. (which instruments shall remain the primary obligations of Rhodia Inc.);

(iii) third to the repayment of the outstanding balance of intercompany loans owed by Rhodia Inc. to [insert name of Rhodia company that is the current lender] with the USD210M intercompany term loan (“USD210 Term Loan”) to be repaid in priority to the USD46M loan.

The application of Inc. Net Disposal Proceeds to the USD14M lease prepayment will give rise to an obligation on the part of Rhodia Inc. to repay the corresponding amount of intercompany loans owed by it to any member of the Group. Such repayment of this intercompany loan will be made either (a) from proceeds of the sale of the phosphate business (without regard to whether there is an Event of Default under the Leases as of such date); or (b) if the phosphate disposal has not been completed, by way of cancellation of an intercompany loan in the corresponding amount on the earlier of (x) 31 December 2004; and (y) the date as of which the Lessors shall have notified Rhodia Inc. of the occurrence and continuance of an Event of Default under the Leases.

Rhodia Inc. will provide a duly approved board resolution to the Lessors giving effect to the foregoing and in particular, such resolution shall provide that, inter alia, no further action is required on the part of Rhodia Inc. to give effect to the cancellation(13) of the intercompany loan as contemplated above.

Rhodia S.A. agrees to contribute no less than USD25M to Rhodia Inc. during the first calendar quarter of 2004.

Intercompany Loans to SA—Upstream Loans

Rhodia Inc. will not be entitled to grant any new upstream loans to Rhodia S.A. or any other member of the Group(14) until the first Business Day falling after the date on which the intercompany loans which are outstanding at the Effective Date have been repaid in full (and subject to the provisions set out above (see “Use of First ADP Proceeds)).

(13)                            Rhodia Finance SA will need to verify whether a board resolution is required.

(14)                            As each term Group and Subsidiary are defined in the RFA.

Section	Terms

Rhodia Inc. will be entitled to lend up to an aggregate of USD30M on a demand basis to Rhodia S.A. and any member of the Group pursuant to the cash pooling arrangements and such intercompany loans will not be subject to the Subordination Agreement or the subordination provisions of the RFA.

All other upstream intercompany loans by Rhodia Inc. to Rhodia S.A. will be subject to the Subordination Agreement and the subordination provisions of the RFA.

Minimum Liquidity	Minimum liquidity levels are:

2004 Q4=USD40M, Q2/Q3=USD20M

2005 Q1/Q4=USD30M, Q2/Q3=USD15M

2006 Q1/Q4=USD30M, Q2/Q3=USD15M

2007 Q1=USD30M (for Cranbury only)

No testing for liquidity level for Q1 of 2004. The liquidity calculation shall include cash and cash equivalents and available undrawn amounts under the USD50M revolver (not otherwise subject to suspension for any reason), subject to a representation from Rhodia S.A. that it has sufficient unrestricted cash and or cash equivalent amounts at the Rhodia S.A. level and unimpeded availability under the RFA to fully fund the USD50 million revolver amongst its other obligations. Tested quarterly (as below).

In determining the amount of cash and cash equivalents available to Rhodia Inc. no credit will be given for cash and cash equivalents held at Rhodia S.A. or other Group members (other than Rhodia Inc.).

USD25M cap for capital contributions to Primester or other Relevant Entities

Rhodia Inc. accepts the USD25M cap on loan and capital contributions to Primester or any other Relevant Entity (as defined in the lease), exclusive of the existing USD6.25M loan by Rhodia Inc. to Primester. For avoidance of doubt, this USD25M cap does not apply if a capital contribution is made from Rhodia S.A. downstream to Rhodia Inc. and Rhodia Inc. promptly lends such proceeds to Primester (it being understood that Rhodia S.A.’s first quarter capital contribution to Rhodia Inc. will not be considered as the initial contribution for purposes of completing the back-to-back transaction).

Section	Terms

Ratio Levels

Total Net Debt (inclusive of receivables securitization of Rhodia Inc. and exclusive of the USD 210M Term Loan to EBITDAR (“Total Net Debt to EBITDAR”) maximum ratio levels applicable to forward projections and historical ratios as follows:

2004 Q1=4.1 and Q2/3/4=3.50

2005 Q1/2=3.375 and Q3 =3.25 and Q4=3.00

2006 Q1/2/3=3.0 and Q4=2.5

2007 Q1=2.25 (for Cranbury only)

Financial Covenants—Historic	Quarterly tests to show Total Net Debt to EBITDAR on 12 months rolling basis with Total Net Debt as calculated as of the testing date.

Ratio testing subject to Capstone analysis.

Financial term definitions to be agreed at drafting stage, Lessors will consider the RFA language and US specific issues will be included.

Financial Covenants—Projection	Total Net Debt to EBITDAR and liquidity projections to be tested prior to an upstream distribution subject to a de minimis threshold.

De minimis threshold is (a) a single distribution in excess of USD5M and (b) an aggregate distribution in any rolling 3 month period of USD10M. In addition, the forward looking covenant test is inapplicable with respect to the first €150 of Inc. net disposal proceeds.

Mechanics are:

(a) Rhodia Inc. to deliver projected financials showing pro forma 12 month projections post-distributions at least 10 Business Days(15) prior to any proposed upstream payment;

(b) these financials are subject to Capstone analysis and approval of each Lessor;

(c) Rhodia Inc. may make upstream payment on the date set forth in its notice, but will not be entitled to any cure rights if the Lessors notify it prior to the proposed distribution date that there is a Potential Event of Default as a result of the 12 month projections failing to comply with the Total Net Debt to EBITDAR test or liquidity levels;

(d) without regard to Lessor’s approval of the certificate as per (b) above, if the certificate, when delivered, demonstrates that there is a breach, the Lessors may notify Rhodia Inc. of the occurrence of a Potential Event of Default;

(15)                            Capstone to confirm whether 10 Business Days is sufficient.

Section	Terms

(e) upon receipt of a notice of a Potential Event of Default, Rhodia Inc. shall have, subject to no distribution having been made, a cure period of 30 days during which it may cure (whether through a capital contribution or otherwise) the Total Net Debt to EBITDAR and/or liquidity tests by delivering revised projections (for the following four quarters) and such other evidence supporting a certificate demonstrating to the satisfaction of each Lessor that the Total Net Debt to EBITDAR and liquidity levels will be met throughout the succeeding 12 month period commencing on the date of the new compliance certificate;

(f) for the avoidance of doubt, if Rhodia Inc. does not deliver pro forma projections as required under paragraph (a) above, such failure shall constitute an Event of Default which shall not be subject to any cure periods or rights;

Financial terms to be agreed at drafting stage, Lessors will consider the RFA language and US specific issues will be included.

Selection of Equipment for both 5% payments

Under the lease amendment document relating to the JPMorgan lease, JPMorgan will be entitled to choose the assets to which the each of the 5% prepayment proceeds (as per the SCA and the waiver and consent letter between Rhodia Inc. and JPMorgan Leasing Inc. dated 23 December 2003) are applied. For the avoidance of doubt, this includes a retrospective selection for the December 2003 5% payment.

Purchase Option at end of lease

Rhodia Inc. will agree in the lease amendments to exercise the purchase option at end of lease period. Rhodia Inc. agrees that the lease amendment documents may be amended, if appropriate, to delete the return and/or remarketing provisions in the current lease documents.

Additional Covenants—RFA covenant package

The Lease Transactions will have two sets of covenant packages: one for the period ending on the Term Date (the “Standstill Period”) and another set commencing as of the later of the signing date of the RFA or the lease amendments and ending on the date all such lease obligations are paid in full (the “Covenant Period”). Both sets of covenants will be separately stated in the lease documents. For the Standstill Period, the covenants will be substantially similar to, and not inconsistent with, those in the SCA.

Management Fees

The annual management fee payable by Rhodia Inc. to the Company shall be calculated in accordance with the past business practices except as otherwise required by changes in methodology resulting from changes in applicable law and regulations after the date of the lease amendments.

Section	Terms

Rhodia Inc. will notify Lessors if there is a change in the methodology of calculation of the management fees prior to making such a management fee. The Lessors do not have a right of default in respect of any change in the methodology due to a change in applicable law or regulations.

Modification USD50M Revolver	It is understood that Rhodia Inc. cannot draw under this revolver or repay any amounts until after the USPP Date.

The current revolver is a downstream loan from Rhodia S.A. to Rhodia Inc. only and will not be amended to provide any upstream loans from Rhodia Inc. to Rhodia S.A.

See “Cash Pooling” hereunder with respect to upstream funding.

Cash Pooling

Cash pooling arrangements shall be put in place with respect to certain new upstream loans from Rhodia Inc. to Rhodia S.A. only. Such cash pooling arrangement shall be structured and documented so as to fall within the classification of “cash pooling arrangement” and will be excluded from the subordination provisions of the RFA and Subordination Agreement.

The maximum amount permitted to be outstanding pursuant to the proposed cash pooling arrangement will be equal to USD30M, to be documented in the form of a short-term on demand revolving loan (with a maturity of less than 15 days).

For avoidance of doubt, the Note receivables evidencing any such upstream loans by Rhodia Inc. to other members of the Group pursuant to such cash pooling arrangements will not constitute cash or cash equivalents for purposes of complying with the minimum liquidity covenant.

Negative Pledge/Financial Indebtedness

Rhodia Inc. may not incur any new Financial Indebtedness(16) or create or permit to exist any consensual liens or security interests on its assets except that it will be permitted to pledge cash to unaffiliated third party trade creditors (suppliers of utilities, goods, raw materials and production and packaging materials) up to an aggregate of USD15M with a sublimit of USD5M for unsecured loans made by unaffiliated third parties to Rhodia Inc.

(16)                            It is assumed that new Financial Indebtedness excludes indebtedness under the Refinancing Facilities Agreement.

Section	Terms

Additional Points

Lessors and members of their syndicate will have received a signed opinion from Shearman & Sterling, special counsel to Rhodia S.A. to the effect that, among other matters, neither execution, delivery and performance of the Lease Amendments to which Rhodia S.A. or Rhodia Inc. is a party, nor the consummation of the transactions contemplated thereby, nor compliance with the terms and provisions thereof, does or will contravene or result in a breach of or constitute a default under, among other documents, the RFA, the outstanding high yield indentures, the USPP Note Purchase Agreement, as amended, and any other material credit facility, lease or any other financing arrangement to which it or its subsidiaries are a party.

At signing of the Lease amendments, Rhodia Inc. will represent and confirm to the satisfaction of the Lessors that it has not granted any guarantee or indemnity to any party, including BNP Paribas, in respect of the BNP Paribas loan to Primester.

EXHIBIT A

Rhodia SA/Inc Mandatory Prepayment examples

USD/€=1,25

Net Disposal Proceeds means proceeds AFTER the Early Buy Out of any leased assets made necessary by each disposal in question.

The USD500M threshold is USD500M of Net Disposal Proceeds

Example 1  Breach of both Mandatory Prepayment thresholds

Assume a sale at Inc generating Net Disposal Proceeds of USD200m in excess of the USD500m threshold

Assume that the same disposal also breaches the RFA threshold of € 850m, by say USD100m

Assume lessor debt at the time is USD250m (€200m) (after EBO’s relating to the disposal in question)

Assume RFA available commitment at the time = €638m

1)                                      Lessors receive reduction of USD100m by way of supplemental rents. This represents a reduction of 40% for the lessors.

2)                                      USD100M available to be upstreamed from Inc to SA, subject to compliance with Inc covenants

3)                                      The RFA will receive a reduction of €40m (USD100/2/1.25). This represents a reduction of 6.25%.

4)                                      As the Lessor reduction is a greater %age than the RFA reduction, the lessors receive no “equalisation” from Rhodia in respect of the mandatory prepayment of the RFA

Example 2  Breach of both Mandatory Prepayment thresholds

Assume a sale of a division of SA for €400m, of which USD50m of Net Disposal Proceeds is generated from Inc. and all USD50m of those Net Disposal Proceeds are in excess of the USD500m threshold

Assume that the same disposal also breaches the RFA threshold of € 850m, by €200m

Assume lessor debt at the time is USD250m (€200m) (after EBO’s relating to the disposal in question)

Assume RFA available commitment at the time = €638m

1)                                      Lessors receive reduction of USD25m by way of supplemental rents. This represents a reduction of 10% for the lessors.

2)                                      USD75M (less USD14m see point 4) available to be upstreamed from Inc to SA, subject to compliance with Inc covenants

3)                                      The RFA will receive a reduction of €100m. This represents a reduction of 15.6%.

4)                                      As the Lessor reduction is a smaller %age than the RFA reduction, the lessors receive “equalisation” from Rhodia’s retained 50% in order to match the 15.6% reduction enjoyed by the RFA In this case the equalisation amount would be 5.6% of USD250m = USD14m. This 14m to be paid by supplemental rents.

Example 3  Breach of only the RFA Mandatory Prepayment threshold

Assume a sale at SA for €400m, of which USD100m Net Disposal Proceeds are generated at Inc

Assume that the same disposal ONLY breaches the RFA threshold of € 850m, by €200m

Assume lessor debt at the time is USD250m (€200m) (after EBO’s relating to the disposal)

Assume RFA available commitment at the time = €638m

1)                                      The RFA will receive a reduction of €100m. This represents a reduction of 15.6%.

2)                                      Lessors receive “equalisation’ reduction of 15.6% of USD250m = USD39m by way of supplemental rents. This comes from Rhodia’s retained € 200m.

Example 4  Breach of only the Inc Mandatory Prepayment threshold

Obviously this leads to 50% of the Net Disposal Proceeds above USD500m being used to reduce the leases by way of supplemental rents

The remaining 50% of the Net Disposal Proceeds is available for upstreaming to SA subject to Inc covenant compliance

As the RFA threshold is not breached, no mandatory prepayment at the RFA level

Reductions of the leases from Mandatory Prepayments are effected by supplemental rents

SIGNATORIES

Company

RHODIA

By:	JEAN-PIERRE CLAMADIEU

Original Borrowers

RHODIA INC.

By:	RAYMOND LEE

Arrangers

BNP PARIBAS

By:	BRUNO TASSART

CRÉDIT AGRICOLE INDOSUEZ S.A.

By:	DIDIER LEBLANC

HSBC CCF

By:	MARC BOUTIN

DOMINIQUE TAUVERON

Original Lenders

BNP PARIBAS

By:	BRUNO TASSART

CRÉDIT AGRICOLE INDOSUEZ S.A.

By:	DIDIER LEBLANC

CRÉDIT INDUSTRIEL ET COMMERCIAL

By:	DIDIER LEBLANC

BANQUE DE L’ECONOMIE DU COMMERCE ET DE LA MONETIQUE

By:	DIDIER LEBLANC

CREDIT SUISSE FIRST BOSTON INTERNATIONAL

By:	DIDIER LEBLANC

BAYERISCHE LANDESBANK

By:	DIDIER LEBLANC

THE BANK OF TOKYO-MITSUBISHI, LTD.

By:	DIDIER LEBLANC

FORTIS BANK (NEDERLAND) N.V.

By:	DIDIER LEBLANC

NATEXIS BANQUES POPULAIRES

By:	DIDIER LEBLANC

CCF

By:	MARC BOUTIN

DOMINIQUE TAUVERON

STANDARD CHARTERED BANK

By:	DIDIER LEBLANC

THE ROYAL BANK OF SCOTLAND PLC

By:	RICHARD DEVIN

BANCO BILBAO VIZCAYA ARGENTARIA

By:	DIDIER LEBLANC

UNICREDITO ITALIANO

By:	DIDIER LEBLANC

UFJ BANK LIMITED

By:	DIDIER LEBLANC

CITIBANK INTERNATIONAL PLC

By:	DIDIER LEBLANC

CITICORP USA, INC.

By:	DIDIER LEBLANC

LANDESBANK SAAR

By:	DIDIER LEBLANC

COMERICA BANK

By:	DIDIER LEBLANC

Facility Agent

BNP PARIBAS

By:	DIDIER LEBLANC

Security Agent

BNP PARIBAS

By:	DIDIER LEBLANC